As filed with the Securities and Exchange Commission on December 9, 2016.

Registration No. 333-214512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

Rennova Health, Inc.

___________________________________

(Exact name of registrant as specified in its charter)

Delaware	7374	68-0370244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

___________________________________

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

_____________________________

Seamus Lagan

Chief Executive Officer and President

Rennova Health, Inc.

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 855-1626

_____________________________

(Name, address. including zip code, and telephone number,
including area code, of agent for service)

_____________________________

Copies to:

J. Thomas Cookson, Esq. Akerman LLP Three Brickell City Centre, Suite 1100 Miami, Florida 33131 Tel: (305) 374-5600	Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 Tel: (212) 660-5000

_____________________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series H Convertible Preferred Stock, $0.01 par value per share	$19,550,000	$2,266
Common stock issuable upon conversion of Series H Convertible Preferred Stock(2)(3)	$–	$–
Representative’s common stock purchase warrants(4)	–	–
Common stock underlying representative’s purchase warrants(2)(5)	$1,221,875	142
Total	$20,771,875	$2,408(6)

____________________

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is equal to 125% of $977,500 (5% of $19,550,000).
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated DECEMBER 9, 2016

17,000 Shares of Series H Convertible Preferred Stock

We are offering 17,000 shares of our newly designated Series H Convertible Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”) at $[•] per share. The Series H Preferred Stock has a stated value of $1,000 and is convertible into [•] shares of our common stock. The Series H Preferred Stock does not generally have voting rights. The common stock into which the Series H Preferred Stock is convertible has one vote per share.

Our common stock is listed on The NASDAQ Capital Market under the symbol “RNVA.” On December 8, 2016, the last reported sale price of our common stock on The NASDAQ Capital Market was $0.17 per share. There is no established public trading market for the Series H Preferred Stock nor do we intend to apply to list the Series H Preferred Stock on any securities exchange. If necessary, the Company may effectuate a reverse stock split of its common stock to regain compliance with certain Nasdaq Capital Market requirements. See “Recent Developments.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public Offering Price	$		$
Underwriting discounts and commissions (1)
Offering proceeds to us, before expenses

________

(1) We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” beginning on page 82 of this prospectus.

We have granted a 45-day option to the underwriters to purchase up to an additional 2,550 shares solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in this offering on or about [●], 2016

___________

Aegis Capital Corp

The date of this prospectus is [●], 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	25
USE OF PROCEEDS	26
MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27
CAPITALIZATION	28
DILUTION	29
BUSINESS	30
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	43
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
MANAGEMENT	61
EXECUTIVE COMPENSATION	65
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	71
PRINCIPAL STOCKHOLDERS	73
DESCRIPTION OF CAPITAL STOCK	75
DESCRIPTION OF THE SECURITIES WE ARE OFFERING	80
SHARES ELIGIBLE FOR FUTURE SALE	81
UNDERWRITING	82
LEGAL MATTERS	87
EXPERTS	87
WHERE YOU CAN FIND ADDITIONAL INFORMATION	87
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	88

_____________________________

You should rely only on the information contained in this prospectus. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus or are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to Rennova Health, Inc.

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of diagnostics and supportive software solutions to healthcare providers. Through continued research and development of our diagnostics testing services and an ever-expanding group of strategic and interoperable software solutions that work in unison to empower customers, we aspire to create an efficient, effective single source solution and service for healthcare providers, their patients and individuals. We believe that our approach will benefit from a more sustainable relationship and the capture of multiple revenue streams from the same customer.

Our Services

Rennova is a healthcare enterprise that delivers products and services including laboratory diagnostics, healthcare technology solutions and revenue cycle management, and intends to provide financial services, to medical providers.

Our principal line of business to date is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. Testing services to rehabilitation facilities represented over 90% of the Company’s revenues for the years ended December 31, 2015 and December 31, 2014, and over 80% of the Company’s revenues for the nine months ended September 30, 2016. We believe that we are responding to challenges faced by today’s healthcare providers to adopt paper free and interoperable systems, and to market demand for solutions, by strategically expanding our offering of services to include a full suite of clinical laboratory services. The drug and alcohol rehabilitation and pain management sectors provide an existing and sizable target market, where the need for our services already exists and opportunity is being created by a continued secular growth and need for compliance.

We have recently added genetic testing, specifically pharmacogenetics testing, to our array of services. Genetic testing represents the most rapidly expanding segment of the diagnostics market worldwide. Growing incidence of genetic diseases presents new opportunities for genetic testing. According to a report issued by Global Industry Analysts, Inc., the global market for genetic testing is forecast to reach $2.2 billion by 2017. Increasing knowledge about the potential benefits of genetic testing is one of the prime reasons for the growth of the market. Advancements in the genetic testing space, an aging population and a corresponding rise in the number of chronic diseases, and increasing incidence of cancer cases are other factors propelling growth in the genetic testing market.

Primary revenue generating activity in this market revolves around DNA profiling aimed at better understanding the predisposition for diseases and possible adverse reactions that may occur with drugs that are currently available and/or under clinical development. Rising importance of early infection detection and prevention together with growing demand of DNA tests in pharmacogenomics or cancer genetic testing are significant factors responsible for the anticipated growth. In order to further capitalize on this opportunity, we have entered into an agreement to acquire the remaining outstanding equity interests of Genomas, Inc., a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes.

The Company owns and operates the following products and services, to support its business objectives and to enable it to offer these services to its customers:

Medytox Diagnostics

Through our coast-to-coast CLIA certified laboratories, Rennova offers toxicology, clinical pharmacogenetics and esoteric testing. Rennova seeks to provide these testing services with superior logistics and specimen integrity, competitive turn-around times and unparalleled customer service.

Advantage software

Advantage is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Clinlab

A customized web-enabled laboratory information management solution that scales from small physician-operated labs to large clinical reference laboratories.

Medical Mime

Medical Mime offers an optimized Electronic Health Record (“EHR”) for substance abuse and behavioral health providers, a dictation-based ambulatory EHR for physician practices and advanced transcription services.

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CollabRx

CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

Medical Billing Choices (“MBC”)

MBC enhances revenue cycle management by utilizing tools designed to improve documentation and collect information, driving faster reimbursement with fewer denied claims.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	The securities offered hereby generally do not have any voting rights nor will they be listed on any securities exchange;

•	The officers and directors of the Company will have the ability to exercise significant influence over the Company;

•	The Company’s common stock is subject to substantial dilution due to various convertible securities;

•	The price of our common stock may fluctuate significantly, and you could lose all or part of your investment;

•	Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes or changing interpretations to, CLIA or state laboratory licensing laws to which we are subject;

•	We conduct our clinical laboratory testing business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm our operating results and financial condition;

•	Failure to maintain the security of customer-related information or compliance with security requirements could damage our reputation with customers, and cause us to incur substantial additional costs and to become subject to litigation;

•	Our business has substantial indebtedness;

•	Hardware and software failures, delays in the operation of computer and communications systems, the failure to implement system enhancements or cyber security breaches may harm us;

•	We may be subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology;

•	We have recently accumulated significant losses and have negative cash flows from operations, which raise substantial doubt about our ability to continue as a going concern; and

•	We have received a notice from The NASDAQ Stock Market LLC (“NASDAQ”) concerning our failure to comply with continued listing standards, if we do not regain compliance, our stock may be delisted from The NASDAQ Capital Market.

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Recent Developments

Annual Stockholder Meeting and Potential Reverse Split of Our Common Stock

Our annual meeting of stockholders is scheduled to be held on December 22, 2016. At the meeting, stockholders will vote on the following proposals:

(i)       to elect the current six members to our Board of Directors to hold office until our next annual meeting of stockholders or until their successors are duly elected and qualified;

(ii)       to ratify Green & Company, CPAs as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(iii)       to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a specific ratio within a range from 1-for-10 to 1-for-30, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split at any time before December 31, 2017, subject to the Board of Directors' discretion to abandon such amendment;

(iv)       to approve an advisory (non-binding) resolution on the Company's executive compensation; and

(v)        to transact such other business as may properly come before the annual meeting and any adjournment thereof.

In the event the reverse stock split proposal is adopted by our stockholders, the Board of Directors will have the discretion to set the exact ratio of the reverse split between 1-for-10 to 1-for-30, as well as to decide upon the timing of any reverse split, up until December 31, 2017. The intent of any reverse stock split would be to increase the per share trading price of our common stock on The NASDAQ Capital Market to meet and maintain compliance with the listing requirements of The NASDAQ Capital Market, in particular the $1.00 minimum per share requirement for continued listing under Marketplace Rule 5550(a)(2). The Company currently has until March 17, 2017 to regain compliance with the $1.00 minimum per share requirement. If our common stock does not close at $1.00 per share or more for a minimum of 10 consecutive business days before March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market. None of the share or other amounts stated in this prospectus reflect any potential reverse split of our common stock.

Proposed Redemption of Series G Preferred Stock

The Company intends to use approximately $9.4 million of the net proceeds from this offering to redeem the outstanding shares of the Company’s Series G Preferred Stock.

Public Offering

On July 19, 2016, we closed a public offering of our equity securities in which we received net proceeds of approximately $7.5 million.

Genomas

On July 19, 2016, we purchased all of the debt and equity interests in Genomas, Inc. (“Genomas”) held by Hartford Healthcare Corporation, consisting of 500,000 shares of Series A Preferred Stock of Genomas, 345,000 shares of Series B Preferred Stock of Genomas, an aggregate of approximately $1.5 million of Genomas notes payable to Hartford Healthcare Corporation and certain rights to and license participation in technology that is used by Genomas (the “Genomas Assets”). Genomas is a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease, and diabetes. PhyzioType Systems are designed to provide physicians with enhanced capability to select for each patient the safest and most effective drug to achieve treatment goals and enhance patient compliance. The purchase price for the Genomas Assets was $250,000 in cash. The Genomas preferred stock acquired in this transaction represents approximately 15% of the outstanding equity of Genomas.

We have entered into a definitive agreement, dated as of September 29, 2016, to acquire the remaining equity interests in Genomas for 1,750,000 shares of the Company’s newly created Series F Convertible Preferred Stock and the assumption of approximately $0.8 million of liabilities. Closing of the acquisition remains subject to, among other things, receipt of regulatory and licensure approvals as well as other customary closing conditions. We expect this acquisition to close prior to December 31, 2016.

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Debt Exchange

On August 5, 2016, the Company exchanged an aggregate of $2.1 million of indebtedness and other obligations to various related parties, including officers, directors and principal stockholders, for an aggregate of 5,544,441 shares of common stock and warrants to purchase 3,123,313 shares of the Company’s common stock. On November 15, 2016, the Company exchanged an additional $100,000 of obligations to a related party for 222,222 shares of common stock and warrants to purchase 222,222 shares of the Company’s common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

Exchange of Series C Convertible Preferred Stock and Warrants

On July 11, 2016, we entered into Exchange Agreements with the holders of our Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the holders of our warrants to purchase shares of common stock issued December 30, 2015 (the “December 2015 Warrants”), to exchange such securities for shares of a newly-authorized Series G Convertible Preferred Stock (“Series G Preferred Stock”) and new warrants to purchase shares of common stock (the “Exchange”). The Exchange closed on July 19, 2016 in connection with the public offering discussed above, and the outstanding 8,740 shares of Series C Preferred Stock and the December 2015 Warrants were exchanged for 13,793 shares of Series G Preferred Stock and new warrants to purchase 10,249,517 shares of the Company's common stock. On July 6, 2016, stockholders representing approximately 74% of the voting power of the Company approved the Exchange. The summary of the Exchange is qualified in its entirety by reference to the forms of the Certificate of Designation for the Series G Preferred Stock, Warrant and Exchange Agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Proposed Hospital Asset Purchase

On October 26, 2016, the Company entered into an agreement to purchase certain assets related to a rural critical access hospital, the owners of which have filed a petition under Chapter 11 of the United States Bankruptcy Code. Closing of the purchase is subject to open bid procedures in connection with the bankruptcy proceedings. The purchase price for the assets is $0.6 million, and the Company has placed a deposit into escrow in the amount of $60,000. The Company has the ability to terminate the agreement without penalty, other than forfeiture of the deposit.

Clinical Laboratory Operations segment

We have added 47 clients to our active customer base since December 31, 2015 with 12 of them being added in the third quarter of 2016. We continue to experience the benefits of our stance on compliance in light of the current disruption in the toxicology sector, which is a major focus of our Clinical Laboratory Operations segment.

We have obtained 25 new state Medicaid licenses in 2016, eight of which have been obtained in the third quarter of 2016, bringing our total state Medicaid licenses to 28. We have also entered into 13 new payer in-network contracts in 2016, bringing our total payer contracts to 20. This allows us to target our sales efforts toward medical providers who participate in these networks.

Supportive Software Solutions segment

We have added 65 new EHR clients in 2016 with 23 being added since the beginning of the third quarter of 2016. We are confident that our integrated software solution will result in a much more sustainable relationship with our customers.

We launched an enhanced version of our EHR software in the second quarter of 2016, which includes Electronic Medication Administration Records (“eMAR”). Our eMAR enhancement allows physicians to transition additional processes from paper to our software platform. eMAR automates the gathering, consolidating and presenting of data with more speed and accuracy than any manual system.

Corporate and Company-Wide

We have executed on reductions in operating expenses during the second quarter of 2016 that represent approximately $2.1 million in annualized savings. In addition, the initiative to move a significant portion of our laboratory testing in-house from third party providers was completed in the first half of 2015 and has resulted in approximately $2.4 million in annual cost savings.

We have not made the last two required payments under a senior secured convertible debenture with an outstanding principal amount of $3,000,000, and currently do not have the financial resources to repay this obligation. Although the lender has demanded payment of the current amount due under the debenture of $544,000, the Company is currently negotiating a forebearance agreement with the lender and is exploring several alternatives to refinance the debenture. We have also received a demand for payment from two holders of promissory notes with an aggregate principal amount of $333,333 for which payments due in July 2016 have not been made.

On May 16, 2016, after review and consideration of the impact of the errors described below, the Audit Committee of the Board of Directors, after consultation with Green & Company, CPAs (“Green & Company”), the Company’s independent registered public accounting firm, concluded that the Company’s financial statements for the fiscal year ended December 31, 2015 (“2015 Financial Statements”), could no longer be relied upon as being in compliance with generally accepted accounting principles. Accordingly, the Company restated the 2015 Financial Statements on May 17, 2016. In addition, press releases including financial information for the year ended December 31, 2015, Green & Company’s report on the 2015 Financial Statements, and any other communications describing the Company’s 2015 Financial Statements, prior to restatement, can no longer be relied upon.

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The Company had determined that it did not correctly record, as of December 31, 2015, $1.2 million in stock issued to its financial adviser related to the Merger (as defined below) and incorrectly recorded $0.5 million in general and administrative costs related to this transaction that should have increased goodwill related to the Merger. Correction of these errors had the following effects on the Company’s 2015 Financial Statements:

•	An increase in impairment of goodwill and intangibles of $1.7 million,
•	A decrease in general and administrative expenses of $0.5 million,
•	A decrease in net income of $1.2 million,
•	An increase in additional paid-in capital of $1.2 million, and
•	A decrease in accumulated deficit of $1.2 million.

As a result, the Company filed a Form 10-K/A on May 17, 2016 with the SEC reflecting such changes.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8,700,000 and had been adjusted down to approximately $4,300,000 on our balance sheet as of March 31, 2016. As of September 30, 2016, the carrying value of these receivables was $0.2 million. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company’s payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment). In addition, the Company agreed to pay Mr. Diamantis $0.5 million in connection with providing the guarantee. This amount was settled in August 2016 with the issuance of shares of common stock and warrants to purchase common stock as described above.

On March 16, 2016, the Company was notified by NASDAQ that the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with NASDAQ Rule 5810(c)(3)(A), the Company had 180 calendar days, or until September 12, 2016, to regain compliance. On September 13, 2016, The NASDAQ Capital Market granted the Company an 180-day extension, or until March 17, 2017, to regain compliance. If, at any time before March 17, 2017, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Bid Price Rule. If necessary, the Company may effectuate a reverse stock split of its common stock to regain compliance with certain Nasdaq Capital Market requirements. If the Company does not regain compliance by March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market.

On November 2, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2015, by and among CollabRx, Inc. (“CollabRx”), CollabRx Merger Sub, Inc. (“Merger Sub”), a direct wholly-owned subsidiary of CollabRx formed for the purpose of the merger, and Medytox Solutions, Inc. (“Medytox”), Merger Sub merged with and into Medytox, with Medytox as the surviving company and a direct, wholly-owned subsidiary of CollabRx (the “Merger”). Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split and to change its name to Rennova Health, Inc. In connection with the Merger, (i) each share of common stock of Medytox was converted into the right to receive 0.4096 shares of common stock of the Company, (ii) each share of Series B Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series B Convertible Preferred Stock of the Company, and (iii) each share of Series E Convertible Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series E Convertible Preferred Stock of the Company. This transaction was accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, as such, the historical financial statements of Medytox became the historical financial statements of the Company.

Holders of Company equity prior to the closing of the Merger (including all outstanding Company common stock and all restricted stock units, options and warrants exercisable for shares of Company common stock) held 10% of the Company’s common stock immediately following the closing of the Merger, and holders of Medytox equity prior to the closing of the Merger (including all outstanding Medytox common stock and all outstanding options exercisable for shares of Medytox common stock, but less certain options that were cancelled upon the closing pursuant to agreements between Medytox and such optionees) held 90% of the Company’s common stock immediately following the closing of the Merger, in each case on a fully diluted basis, provided, however, outstanding shares of the newly-designated Series B Convertible Preferred Stock and Series E Convertible Preferred Stock, certain outstanding convertible promissory notes exercisable for Company common stock after the closing and certain option grants expected to be made following the closing of the Merger are excluded from such ownership percentages.

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On November 3, 2015, the common stock of Rennova Health, Inc. commenced trading on The NASDAQ Capital Market under the symbol “RNVA.” Prior to that date, our common stock was listed on The NASDAQ Capital Market under the symbol “CLRX.” Immediately after the consummation of the Merger, the Company had 13,750,010 shares of common stock, 5,000 shares of Series B Convertible Preferred Stock and 45,000 shares of Series E Convertible Preferred Stock issued and outstanding.

In connection with the Merger, on March 23, 2016, the Company dismissed Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm. The Audit Committee of the Board of Directors of the Company approved the decision to dismiss BPM.

BPM was engaged as the independent registered public accounting firm of CollabRx on August 22, 2006. BPM audited the Company’s consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014. BPM’s reports on the consolidated financial statements of the Company for the fiscal years ended March 31, 2015 and March 31, 2014 did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the fiscal year ended March 31, 2014 contained a going concern explanatory paragraph.

In connection with BPM’s audits of the Company’s financial statements for the fiscal years ended March 31, 2015 and March 31, 2014, and through the interim period ended March 23, 2016, the Company had no disagreement with BPM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BPM, would have caused BPM to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014.

During the fiscal years ended March 31, 2015 and March 31, 2014, and through the interim period ended March 23, 2016, no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurred.

The Audit Committee of the Company’s Board of Directors chose Green & Company as the Company’s independent registered public accounting firm effective March 23, 2016.

Prior to engaging Green & Company, neither the Company nor anyone acting on the Company’s behalf consulted Green & Company regarding either (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Green & Company was previously the independent registered public accounting firm of Medytox, from March 17, 2015 through Medytox’s merger with a subsidiary of the Company on November 2, 2015. Medytox consulted with Green & Company regularly regarding accounting, auditing or financial reporting issues as Green & Company rendered its services.

In connection with audits of Medytox’s financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, and through the interim period ended November 2, 2015, Medytox had no disagreement with Green & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Green & Company, would have caused Green & Company to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013. Also, during the fiscal years ended December 31, 2014 and December 31, 2013, and through the interim period ended November 2, 2015, no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K occurred.

On December 30, 2015, the Company issued common stock, Series C Preferred Stock and warrants in an underwritten public offering pursuant to a Registration Statement on Form S-1 (333-208157), which raised approximately $10 million in gross proceeds.

On December 10, 2015, the Securities and Exchange Commission (the “SEC”) issued an order instituting administrative and cease and desist proceedings (the “Order”) against DKM Certified Public Accountants, Inc. (“DKM”). DKM previously audited the financial statements of Medytox for the year ended December 31, 2013. The matters pertaining to the Order did not relate to DKM’s audit of the financial statements of Medytox. Pursuant to the Order, DKM is denied the privilege of appearing or practicing before the SEC as an accountant. As a result, the Company engaged Green & Company to re-audit Medytox’s financial statements for the year ended December 31, 2013. The Company filed a Current Report on Form 8-K/A, which included the audited financials of Medytox for the years ended December 31, 2014 and December 31, 2013, and the audit report of Green & Company, dated December 16, 2015.

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Travis Green, the managing partner of Green & Company, was previously a partner with DKM and was a member of the DKM assurance team that audited Medytox’s financial statements for the year ended December 31, 2013. Mr. Green was not a subject of the Order. As previously disclosed in Medytox’s Current Report on Form 8-K filed with the SEC on October 7, 2014, in connection with DKM’s audits of Medytox’s financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, and through the interim period ended October 2, 2014, Medytox had no disagreement with DKM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of DKM, would have caused DKM to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2013 and December 31, 2012. Also, as previously disclosed, during the fiscal years ended December 31, 2013 and December 31, 2012, and through the interim period ended October 2, 2014, no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurred.

Corporate Information

Effective November 2, 2015, the Company, a Delaware corporation, changed its name from “CollabRx, Inc.” to “Rennova Health, Inc.” The Company was previously named Tegal Corporation until 2012 when it acquired a private company named CollabRx, Inc. and changed its name to “CollabRx, Inc.” Tegal Corporation was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Tegal’s predecessor company was founded in 1972 and was acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

The Company’s fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 855-1626. Our website address is www.rennovahealth.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

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THE OFFERING

Securities offered by us	We are offering 17,000 shares of Series H Preferred Stock, with a stated value of $1,000 per share, with each share convertible into 5,882 shares of our common stock. assuming a conversion price of $0.17 per share.

Rank	The Series H Preferred Stock ranks on parity to our common stock.

Conversion	Each share of the Series H Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series H Preferred Stock of $1,000 per share divided by $0.17. Holders of Series H Preferred Stock are prohibited from converting Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference	$1,000 per share, plus any accrued and unpaid dividends thereon,before any distribution shall be made to the holders of the common stock (if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series H Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full), and then the same amount that a holder of common stock would receive if the Series H Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights	Shares of Series H Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends	Holders of Series H Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series H Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption	We are not obligated to redeem or repurchase any shares of Series H Preferred Stock. Shares of Series H Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Negative Covenants	As long as at least [•] shares of Series H Preferred Stock are outstanding, unless the holders of at least a majority of the then outstanding shares of Series H Preferred Stock shall have given prior written consent, we may not, and we shall not permit any of our subsidiaries to, directly or indirectly (a) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents or junior securities (as such terms are defined in the Series H Preferred Stock Certificate of Designation), with certain exceptions, (b) pay cash dividends or distributions on junior securities (which includes our common stock), (c) enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless it is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum), (d) enter into any agreement to effect any issuance by us or any subsidiary of common stock or common stock equivalents (or a combination thereof) involving a variable rate transaction (as defined in the Series H Preferred Stock Certificate of Designation), or (e) enter into any agreements with respect to any of the foregoing.

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Common Stock underlying Series H Preferred Stock	This prospectus also relates to the offering of up to 100,000,000 shares of our common stock issuable upon conversion of the Series H Preferred Stock, assuming a conversion price of $0.17 per share (the last reported sale price of our common stock on December 8, 2016).

Over-allotment option	The underwriters have an option for a period of 45 days to purchase up to an additional 2,550 shares of Series H Preferred Stock, solely to cover over-allotments, if any.

Series H Preferred Stock to be outstanding immediately after this offering	17,000 shares. If the underwriters’ over-allotment option is exercised in full, the total number of shares of Series H Preferred Stock outstanding immediately following the option exercise will be 19,550 shares.

Representative’s warrants

We will issue to Aegis Capital Corp., the representative of the underwriters, or its designees, upon closing of this offering, compensation warrants for the purchase of 5% of the aggregate number of shares of common stock issuable upon conversion of the Series H Preferred Stock sold in this offering. The representative's warrants will have a term of four years and may be exercised commencing twelve months after the date of effectiveness of the Registration Statement on Form S-1 of which this prospectus forms a part. The representative's warrants may be exercised on a cashless basis.

Use of proceeds	We intend to use the net proceeds received from this offering to redeem all of the outstanding shares of our Series G Convertible Preferred Stock (the “Series G Preferred Stock”) in the approximate amount of $9.4 million, for working capital and general corporate purposes, to pay down certain related party and third party indebtedness, continued development of new diagnostics processes and methodologies, continued development, roll out and implementation of EHR and Revenue Cycle Management services and paying for possible acquisitions or expansion of our business. See “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

NASDAQ Capital Market symbol for our common stock	RNVA.

No Market for the Series H Preferred Stock	There is no established public trading market for the Series H Preferred Stock offered hereby.

The number of shares of our common stock to be outstanding after this offering is based on 58,051,261 shares of our common stock outstanding as of December 7, 2016 and excludes as of such date:

•	19,084,778 shares of our common stock issuable upon the conversion of outstanding Series G Convertible Preferred Stock;

•	1,760,000 shares of our common stock issuable upon the conversion of outstanding convertible debt;

•	22,199,174 shares of our common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $4.25 per share;

•	35,368,284 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $0.44 per share;

•	up to 100,000,000 shares of common stock issuable upon the conversion of Series H Preferred Stock offered hereby, assuming a conversion price of $0.17 per share (the last reported sale price of our common stock on December 8, 2016) and all 17,000 shares are issued;

•	up to 5,000,000 shares of our common stock issuable upon the exercise of warrants to be issued to the representative in connection with this offering at an exercise price of $0.21 per share; and

•	29,342,794 shares of our common stock reserved for future issuance under the 2007 Incentive Award Plan, as amended.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes no exercise by the underwriters of their over-allotment option.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated statement of operations data for the years ended December 31, 2015 and 2014 have been derived from our audited financial statements incorporated by reference in this prospectus. The statements of operations data for each of the nine-month periods ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 set forth below are derived from our unaudited quarterly consolidated financial statements incorporated by reference in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial and other data in conjunction with the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

Consolidated Statements of Operations Data:	Year Ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015

Net Revenues	$18,393,038	$57,927,820	$5,222,529	$28,921,351

Operating expenses:
Direct costs of revenue	9,339,644	15,920,468	1,290,326	8,566,372
General and administrative	27,346,160	19,712,018	18,892,835	21,118,902
Sales and marketing expenses	3,763,802	4,967,188	2,034,499	3,106,551
Engineering	415,482	–	1,636,702	–
Bad debt	99,754	78,482	3,668,092	99,754
Legal fees related to disputed subsidiary	–	94,217	–	–
Impairment of goodwill and intangible assets	20,143,320	–	–	–
Depreciation and amortization	2,749,850	1,500,453	2,131,232	1,979,006
Total operating expenses	63,858,012	42,272,826	29,653,686	34,870,585

(Loss) income from operations	(45,464,974)	15,654,994	(24,431,157)	(5,949,234)

Other income (expense):
Other income	252	489	227,020	23
Change in fair value of derivative instruments	2,888,746	–	6,813,701	190,000
Gain on disposition of subsidiary	–	134,184	–	–
Gain (loss) on legal settlement	275,028	105,780	(17,652)	275,028
Interest expense	(2,689,811)	(513,815)	(4,707,453)	(1,594,921)
Total other income (expense)	474,215	(273,362)	2,315,616	(1,129,870)

(Loss) income before income taxes	(44,990,759)	15,381,632	(22,115,541)	(7,079,104)

(Benefit) provision for income taxes	(9,028,253)	7,561,300	–	(2,579,977)

Net (loss) income	(35,962,506)	7,820,332	(22,115,541)	(4,499,127)

Preferred stock dividends	1,627,188	5,010,300	–	1,589,321

Net (loss) income attributable to common stockholders	$(37,589,694)	$2,810,032	$(22,115,541)	$(6,088,448)

Net (loss) income per common share:
Basic	$(3.02)	$0.23	$(0.94)	$(0.21)
Diluted	$(3.02)	$0.22	$(0.94)	$(0.21)

Weighted average number of common shares outstanding during the period:
Basic	12,465,486	12,247,978	23,574,845	29,064,792
Diluted	12,465,486	12,667,858	23,574,845	29,064,792

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Consolidated Balance Sheet Data (unaudited):	As of September 30, 2016
	Actual	As Adjusted
Cash	$514,344	$7,363,246
Accounts receivable, net	$2,655,132	$2,655,132
Total assets	$10,197,937	$17,046,839
Current portion of notes payable	$8,528,193	$8,528,193
Current portion of notes payable, related party	$1,368,500	$1,368,500
Total liabilities	$20,236,023	$20,236,023
Total stockholders’ deficit	$(10,038,086)	$(3,189,184)

The unaudited as adjusted column in the balance sheet data gives effect to the sale of 17,000 shares of Series H Preferred Stock in this offering, adjusted for estimated underwriter’s fees and offering expenses, as well as the redemption of the outstanding Series G Preferred Stock.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to this Offering

There is no established public trading market for the Series H Preferred Stock being offered in this offering.

There is no established public trading market for the Series H Preferred Stock being offered in this offering. We do not intend to apply to list the shares of Series H Preferred Stock included in this offering on The NASDAQ Capital Market or any other exchange. Without an active trading market, the liquidity of the shares of Series H Preferred Stock will be limited.

If you hold shares of Series H Preferred Stock, you are not entitled to any rights with respect to our common stock but you are subject to all changes made with respect to our common stock.

If you hold shares of Series H Preferred Stock, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights), but you are subject to all changes affecting our common stock. You will only be entitled to rights on the common stock, including voting rights, if and when you convert your shares of Series H Preferred Stock into shares of common stock.

Our Series H Preferred Stock ranks junior to our obligations to our creditors and will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

The Series H Preferred Stock ranks junior to our obligations to our creditors. In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of our Series H Preferred Stock only after all our liabilities have been paid. In addition,our Series H Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Series H Preferred Stock then outstanding.

Management will have broad discretion over the use of the net proceeds received by us in this offering and may apply them to uses that do not improve our operating results or the value of your securities.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. In addition, the Company intends to use $9.4 million of the net proceeds to redeem the outstanding shares of the Companys Series G Preferred Stock. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock (including shares issued upon the exercise of options, warrants and other convertible securities) in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock issuable upon conversion of the Series H Preferred Stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our common stock. We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends on our common stock in the future. The holders of the Series H Preferred Stock will only receive dividends if any dividends are declared on our common stock As a result, only appreciation of the price of our securities will provide a return to holders.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

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Our common stock may be considered a “penny stock”, and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) it is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Risks Related to the Company

Although our financial statements have been prepared on a going concern basis, we have recently accumulated significant losses and have negative cash flows from operations, which raise substantial doubt about our ability to continue as a going concern.

If we are unable to improve our liquidity position we may not be able to continue as a going concern. The Company has recently accumulated significant losses and has negative cash flows from operations and, at September 30, 2016, had a working capital deficit and stockholders’ deficit of $13.8 million and $10.0 million, respectively. In addition, the Company’s cash position is critically deficient, critical payments are not being made in the ordinary course, and the Company has not made the required payments under a secured debenture with an outstanding principal amount of $3.0 million, for which the Company currently does not have the resources to satisfy. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2015 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

We are currently executing on a plan of action to increase the volume of samples processed by our laboratories and to increase the number of customers for our supportive software solutions. In addition, the Company has undertaken additional cost saving measures, including personnel reductions and a reorganization of the Company’s sales force under the direction of the new Chief Executive Officer of the Company’s Medytox Medical Marketing & Sales, Inc. subsidiary. No conclusion can be drawn at this time about the ultimate efficacy of these plans of action.

In order to support the Company’s continued operations and enhance its working capital position, two financings were completed. On March 31, 2016, the Company received proceeds of $5.0 million from pledging certain of its accounts receivable as collateral to a prepaid forward purchase contract. On July 19, 2016, the Company closed a public offering of its equity securities and received net proceeds of approximately $7.5 million.

There can be no assurance that we will be able to achieve our business plans, raise any additional capital or secure additional financing, if necessary, to achieve our current operating plan. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plan described in the preceding paragraphs and eventually regain profitable operations.

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Our common stock could be delisted from NASDAQ.

On March 16, 2016, we were notified by NASDAQ that the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Marketplace Rule 5810(c)(3)(A), we had 180 calendar days, or until September 12, 2016, to regain compliance. On September 13, 2016, The NASDAQ Capital Market granted the Company a 180-day extension, or until March 17, 2017, to regain compliance. If at any time before March 17, 2017 the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Bid Price Rule. If necessary, the Company may effectuate a reverse stock split of its common stock to regain compliance with certain Nasdaq Capital Market requirements. If we do not regain compliance by March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market.

In the future, our common stock may fall below the NASDAQ listing requirements or we may not comply with other listing requirements, with the result being that our common stock may be delisted. If our common stock is delisted, we may list our common stock for trading over the counter. Delisting from NASDAQ could adversely affect the liquidity and price of our common stock. A determination could also then be made that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading. This could have a long-term impact on our ability to raise future capital through the sale of our common stock.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to safeguard our assets and provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

While we continue to evaluate and improve our internal controls, we are a small company with limited staff, and we cannot be certain that the measures we implement will ensure that we design, undertake and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We have identified material weaknesses in our financial reporting process.

We have identified material weaknesses in our financial reporting process. Insufficient staffing and accounting processes and procedures led to a lack of contemporaneous documentation supporting the accounting for certain transactions. Based on this material weakness in internal control over financial reporting, management concluded the Company did not maintain effective internal control over financial reporting as of December 31, 2015 and as of September 30, 2016. The Company is in the process of taking the following steps to remediate the material weakness: (i) increasing the staffing of its internal accounting department, (ii) beginning the process of converting to a new integrated accounting system to enhance controls and procedures for recording accounting transactions, and (iii) implementing enhanced documentation procedures to be followed by the internal accounting department. However, there can be no assurance that we will be able to successfully implement our plans to remediate the material weaknesses in our financial reporting process. Our failure to successfully implement our plans to remediate these material weaknesses could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure, or other weaknesses that we may experience in our financial reporting process or other internal controls, could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes or changing interpretations of, CLIA or state laboratory licensing laws to which we are subject.

The clinical laboratory testing industry is subject to extensive federal and state regulation, and many of these statutes and regulations have not been interpreted by the courts. The Clinical Laboratory Improvement Amendments of 1988, or CLIA, are federal regulatory standards that apply to virtually all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, by requiring that they be certified by the federal government or by a federally approved accreditation agency. CLIA does not preempt state law, which in some cases may be more stringent than federal law and require additional personnel qualifications, quality control, record maintenance and proficiency testing. The sanction for failure to comply with CLIA and state requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. Twelve or more states require an additional state license placing additional regulations on laboratories in those states.

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We cannot assure you that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect our business. Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us, which may be costly.

Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services, including clinical test services.

We also face efforts by non-governmental third-party payers, including healthcare plans, to reduce utilization and reimbursement for clinical testing services.

The healthcare industry has experienced a trend of consolidation among healthcare insurance plans and payers, resulting in fewer but larger insurance plans with significant bargaining power to negotiate fee arrangements with healthcare providers, including clinical testing providers. These healthcare plans, and independent physician associations, may demand that clinical testing providers accept discounted fee structures or assume all or a portion of the financial risk associated with providing testing services to their members through capped payment arrangements. In addition, some healthcare plans have been willing to limit the PPO or Point of Service (“POS”) laboratory network to only a single national laboratory to obtain improved fee-for-service pricing. There are also an increasing number of patients enrolling in consumer driven products and high deductible plans that involve greater patient cost-sharing.

The increased consolidation among healthcare plans and payers increases the potential adverse impact of ceasing to be a contracted provider with any such insurer. The Health Care Reform Law includes provisions, including ones regarding the creation of healthcare exchanges, which may encourage healthcare insurance plans to increase exclusive contracting.

We expect continuing efforts to reduce reimbursements, to impose more stringent cost controls and to reduce utilization of clinical test services. These efforts, including future changes in third-party payer rules, practices and policies, or ceasing to be a contracted provider to a healthcare plan, may have a material adverse effect on our business.

Unless we raise sufficient funds, we will not be able to succeed in our business model.

The Company has historically relied on a combination of cash generated from operations and capital raised from debt and equity sources to fund its operations, acquisitions and capital expenditures. The Company generated negative cash flow from operating activities for the year ended December 31, 2015 and for the nine months ended September 30, 2016. If that trend were to continue and the Company were unable to raise sufficient capital to fund its operations through other sources, the Company’s business would experience a material adverse effect. There can be no assurance that the Company will be able to raise sufficient funds to fund its operations under its current business model.

Regulation by the Food and Drug Administration (“FDA”) of Laboratory Developed Tests (“LDTs”) and clinical laboratories may result in significant change, and our business could be adversely impacted if we fail to adapt.

High complexity, CLIA-certified laboratories, such as ours, frequently develop testing procedures to provide diagnostic results to customers. These tests have been traditionally offered by nearly all complex laboratories for the last few decades and LDTs are subject to Centers for Medicare and Medicaid Services (“CMS”) oversight through its enforcement of CLIA.  The FDA, which regulates the development and use of medical devices, has claimed that it has regulatory authority over LDTs, but has not exercised enforcement with respect to most LDTs offered by high complexity laboratories, and not sought to require these laboratories to comply with FDA regulations regarding medical devices.  During 2010, the FDA publicly announced that it has decided to exercise regulatory authority over these LDTs, and that it plans to issue guidance to the industry regarding its regulatory approach. At that time, the FDA indicated that it would use a risk-based approach to regulation and would direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. In September 2014, the FDA announced its framework and timetable for implementing this guidance. We cannot predict the ultimate timing or form of any such guidance or regulation or their potential impact. If adopted, such a regulatory approach by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA’s approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

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Some of our operations are subject to federal and state laws prohibiting “kickbacks” and other laws designed to prohibit payments for referrals and eliminate healthcare fraud.

Federal and state anti-kickback and similar laws prohibit payment, or offers of payment, in exchange for referrals of products and services for which reimbursement may be made by Medicare or other federal and state healthcare programs. Some state laws contain similar prohibitions that apply without regard to the payer of reimbursement for the services. Under a federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians, subject to certain exceptions, are prohibited from referring their Medicare or Medicaid program patients to clinical laboratories with which the physicians or their immediate family members have a financial relationship, and the laboratories are prohibited from billing for services rendered in violation of Stark Law referral prohibitions. Violations of the federal Anti-Kickback Law and Stark Law may be punished by civil and criminal penalties, and/or exclusion from participation in federal health care programs, including Medicare and Medicaid.  States may impose similar penalties. The Health Care Reform Law significantly strengthened provisions of the Federal False Claims Act and Anti-Kickback Law provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by private citizen “relators” for perceived violations of these laws. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by relators under federal or state false claims laws.

Federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. For example, the Health Care Reform Law includes significant new fraud and abuse measures, including required disclosures of financial arrangements with physician customers, lower thresholds for violations and increased potential penalties for violations. Federal funding available for combating health care fraud and abuse generally has increased. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of tests and those relating to relationships with physicians, hospitals and patients, contain language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations.

From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations, or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, payers and others. Furthermore, if a regulatory or judicial authority finds that we have not complied with applicable laws and regulations, we would be required to refund amounts that were billed and collected in violation of such laws and regulations. In addition, we may voluntarily refund amounts that were alleged to have been billed and collected in violation of applicable laws and regulations. In either case, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs and the loss of licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could harm our operating results and financial condition.

Moreover, regardless of the outcome, if we or physicians or other third parties with whom we do business are investigated by a regulatory or law enforcement authority we could incur substantial costs, including legal fees, and our management may be required to divert a substantial amount of time to an investigation.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the OIG, have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the United States Sentencing Commission Guidelines Manual, and for many years the OIG has made available a model compliance program targeted to the clinical laboratory industry. In addition, certain states require that health care providers, such as clinical laboratories, that engage in substantial business under the state Medicaid program have a compliance program that generally adheres to the standards set forth in the Model Compliance Program.  Also, under the Health Care Reform Law, the U.S. Department of Health and Human Services, or HHS, will require suppliers, such as the Company, to adopt, as a condition of Medicare participation, compliance programs that meet a core set of requirements. While we have adopted, or are in the process of adopting, healthcare compliance and ethics programs that generally incorporate the OIG’s recommendations, and training our applicable employees in such compliance, having such a program can be no assurance that we will avoid any compliance issues.

We conduct our clinical laboratory testing business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm our operating results and financial condition.

The clinical laboratory testing industry is highly regulated and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•	federal and state laws applicable to billing and claims payment;
•	federal and state laboratory anti-mark-up laws;
•	federal and state anti-kickback laws;
•	federal and state false claims laws;
•	federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;
•	coverage and reimbursement levels by Medicare and other governmental payers and private insurers;

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•	federal and state laws governing laboratory licensing and testing, including CLIA;
•	federal and state laws governing the development, use and distribution of diagnostic medical tests known as laboratory developed tests or “LDTs”;
•	HIPAA, along with the revisions to HIPAA as a result of the HITECH Act, and analogous state laws;
•	federal, state and foreign regulation of privacy, security, electronic transactions and identity theft;
•	federal, state and local laws governing the handling, transportation and disposal of medical and hazardous waste;
•	Occupational Safety and Health Administration rules and regulations;
•	changes to laws, regulations and rules as a result of the Health Care Reform Law; and
•	changes to other federal, state and local laws, regulations and rules, including tax laws.

These laws and regulations are extremely complex and in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. Any determination that we have violated these laws or regulations, or the public announcement that we are being investigated for possible violations of these laws or regulations, could harm our operating results and financial condition. In addition, a significant change in any of these laws or regulations may require us to change our business model in order to maintain compliance with these laws or regulations, which could harm our operating results and financial condition.

Failure to comply with complex federal and state laws and regulations related to submission of claims for clinical laboratory services can result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid Programs.

We are subject to extensive federal and state laws and regulations relating to the submission of claims for payment for clinical laboratory services, including those that relate to coverage of our services under Medicare, Medicaid and other governmental health care programs, the amounts that may be billed for our services and to whom claims for services may be submitted.

Our failure to comply with applicable laws and regulations could result in our inability to receive payment for our services or result in attempts by third-party payers, such as Medicare and Medicaid, to recover payments from us that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including substantial civil money penalties for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare and Medicaid. Government authorities may also assert that violations of laws and regulations related to submission or causing the submission of claims violate the federal False Claims Act (“FCA”) or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. Violations of the FCA could result in enormous economic liability. The FCA provides that all damages are trebled, and each false claim submitted is subject to a penalty of up to $11,000. For example, we could be subject to FCA liability if it was determined that the services we provided were not medically necessary and not reimbursable, particularly if it were asserted that we contributed to the physician’s referrals of unnecessary services to us. It is also possible that the government could attempt to hold us liable under fraud and abuse laws for improper claims submitted by an entity for services that we performed if we were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

Changes in regulation and policies, including increasing downward pressure on health care reimbursement, may adversely affect reimbursement for diagnostic services and could have a material adverse impact on our business.

Reimbursement levels for health care services are subject to continuous and often unexpected changes in policies, and we face a variety of efforts by government payers to reduce utilization and reimbursement for diagnostic testing services. Changes in governmental reimbursement may result from statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes.

The Health Care Reform Law includes two separate reductions in the reimbursement rates for our clinical laboratory services under the clinical laboratory fee schedule. First, it includes a “productivity adjustment.” Second, it includes an additional 1.75 percent reduction, the first of a series of such annual reductions effective from 2011 to 2015, which would reduce the annual Consumer Price Index-based update that would otherwise determine our reimbursement for clinical laboratory services. These reimbursement cuts could adversely affect our business.

The U.S. Congress has considered, at least yearly in conjunction with budgetary legislation, changes to the Medicare fee schedules under which we receive reimbursement. For example, currently there is no copayment or coinsurance required for clinical laboratory services. However, Congress has periodically considered imposing a 20 percent coinsurance on laboratory services. If enacted, this would require us to attempt to collect this amount from patients, although in many cases the costs of collection would exceed the amount actually received.

CMS pays laboratories on the basis of a fee schedule that is reviewed and re-calculated on an annual basis. CMS may change the fee schedule upward or downward on billing codes that we submit for reimbursement on a regular basis; our revenue and business may be adversely affected if the reimbursement rates associated with such codes are reduced. Even when reimbursement rates are not reduced, policy changes add to our costs by increasing the complexity and volume of administrative requirements. Medicaid reimbursement, which varies by state, is also subject to administrative and billing requirements and budget pressures. Recently, state budget pressures have caused states to consider several policy changes that may impact our financial condition and results of operations, such as delaying payments, reducing reimbursement, restricting coverage eligibility and service coverage, and imposing taxes on our services.

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Failure to timely or accurately bill for our services could have a material adverse effect on our business.

Billing for clinical testing services is extremely complicated and is subject to extensive and non-uniform rules and administrative requirements. Depending on the billing arrangement and applicable law, we bill various payers, such as patients, insurance companies, Medicare, Medicaid, physicians, hospitals and employer groups. Changes in laws and regulations could increase the complexity and cost of our billing process. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further cost and complexity to the billing process. Further, our billing systems require significant technology investment and, as a result of marketplace demands, we need to continually invest in our billing systems.

Missing, incomplete, or incorrect information on requisitions adds complexity to and slows the billing process, creates backlogs of unbilled requisitions, and generally increases the aging of accounts receivable and bad debt expense. Failure to timely or correctly bill may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows. Failure to comply with applicable laws relating to billing or even having to pay back amounts incorrectly billed and collected could lead to various penalties, including: (1) exclusion from participation in CMS and other government programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate our business, any of which could have a material adverse effect on our results of operations or cash flows.

There have been times when our accounts receivable have increased at a greater rate than revenue growth and, therefore, have adversely affected our cash flows from operations. We have taken steps to implement systems and processing changes intended to improve billing procedures and related collection results. We believe that we have made progress by reorganizing our accounts receivable and billing functions and that our allowance for doubtful accounts is adequate. However, we cannot assure you that our ongoing assessment of accounts receivable will not result in the need for additional provisions. Such additional provisions, if implemented, could have a material adverse effect on our operating results.

During the last half of 2014 and the first three quarters of 2015, the Company experienced difficulty in delivering accurate electronic submissions to third party payers. The difficulties arose from a variety of factors, including pressure, scrutiny and requirement for additional information from payers related to toxicology services, difficulty complying with CMS’s new HCPCS codes for toxicology services, difficulty in accurately billing for internal reference lab work, and complications arising from the implementation of new billing technology. These difficulties have had a significant impact on the time it takes the Company to collect its receivables and consequently on its cash flow from operations. The Company believes that these difficulties have been corrected in the fourth quarter of 2015, but there can be no assurance that CMS and other third party payers will not change their requirements resulting in further billing related difficulties.

Our operations may be adversely impacted by the effects of extreme weather conditions, natural disasters such as hurricanes and earthquakes, health pandemics, hostilities or acts of terrorism and other criminal activities.

Our operations are always subject to adverse impacts resulting from extreme weather conditions, natural disasters, health pandemics, hostilities or acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek clinical testing services or in our employees’ ability to perform their job duties. In addition, such events may temporarily interrupt our ability to transport specimens, to receive materials from our suppliers or otherwise to provide our services. The occurrence of any such event and/or a disruption of our operations as a result may adversely affect our results of operations.

Increased competition, including price competition, could have a material adverse impact on our net revenues and profitability.

We operate in a business that is characterized by intense competition. Our major competitors include large national laboratories that possess greater name recognition, larger customer bases, and significantly greater financial resources and employ substantially more personnel than we do. Many of our competitors have long established relationships. We cannot assure you that we will be able to compete successfully with such entities in the future.

The clinical laboratory business is intensely competitive both in terms of price and service. Pricing of laboratory testing services is often one of the most significant factors used by health care providers and third-party payers in selecting a laboratory. As a result of the clinical laboratory industry undergoing significant consolidation, larger clinical laboratory providers are able to increase cost efficiencies afforded by large-scale automated testing. This consolidation results in greater price competition. We may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our net earnings and cash flows could be negatively impacted by such price competition. We may also face competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry. Additionally, we may also face changes in fee schedules, competitive bidding for laboratory services or other actions or pressures reducing payment schedules as a result of increased or additional competition. Additional competition, including price competition, could have a material adverse impact on our net revenues and profitability.

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Failure to comply with environmental, health and safety laws and regulations, including the federal Occupational Safety and Health Administration Act and the Needlestick Safety and Prevention Act, could result in fines and penalties and loss of licensure, and have a material adverse effect upon the Company’s business.

The Company is subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, and infectious and hazardous waste materials, as well as regulations relating to the safety and health of laboratory employees. All of the Company’s laboratories are subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens, and they utilize outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the Needlestick Safety and Prevention Act requires, among other things, that the Company include in its safety programs the evaluation and use of emergency controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace.

Failure to comply with federal, state and local laws and regulations could subject the Company to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions which would have a material adverse effect on its business. In addition, compliance with future legislation could impose additional requirements on the Company which may be costly.

Regulations requiring the use of “standard transactions” for health care services issued under HIPAA may negatively impact the Company’s profitability and cash flows.

Pursuant to HIPAA, the Secretary of Health and Human Services has issued regulations designed to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions while protecting the privacy and security of the information exchanged.

The HIPAA transaction standards are complex, and subject to differences in interpretation by payers. For instance, some payers may interpret the standards to require the Company to provide certain types of information, including demographic information not usually provided to the Company by physicians. As a result of inconsistent application of transaction standards by payers or the Company’s inability to obtain certain billing information not usually provided to the Company by physicians, the Company could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues. In addition, new requirements for additional standard transactions, such as claims attachments and the ICD-10-CM Code Set, could prove technically difficult, time-consuming or expensive to implement.

Failure to maintain the security of customer-related information or compliance with security requirements could damage the Company’s reputation with customers, and cause it to incur substantial additional costs and to become subject to litigation.

Pursuant to HIPAA and certain similar state laws, we must comply with comprehensive privacy and security standards with respect to the use and disclosure of protected health information. Under the HITECH amendments to HIPAA, HIPAA was expanded to require certain data breach notifications, to extend certain HIPAA privacy and security standards directly to business associates, to heighten penalties for noncompliance and to enhance enforcement efforts.

The Company receives certain personal and financial information about its customers. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments. A compromise in the Company’s security systems that results in customer personal information being obtained by unauthorized persons or the Company’s failure to comply with security requirements for financial transactions could adversely affect the Company’s reputation with its customers and others, as well as the Company’s results of operations, financial condition and liquidity. It could also result in litigation against the Company or the imposition of penalties.

Failure of the Company, third party payers or physicians to comply with the ICD-10-CM Code Set and our failure to comply with other emerging electronic transmission standards could adversely affect our business.

The Company believes that it is in compliance in all material respects with the current Transactions and Code Sets Rule. The Company implemented Version 5010 of the HIPAA Transaction Standards, and believes it has fully adopted the ICD-10-CM code set. The compliance date for ICD-10-CM was October 1, 2015. Clinical laboratories are typically required to submit health care claims with diagnosis codes to third party payers. The diagnosis codes must be obtained from the ordering physician. The failure of the Company, third party payers or physicians to transition within the required timeframe could have an adverse impact on reimbursement, day’s sales outstanding and cash collections.

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Also, the failure of our IT systems to keep pace with technological advances may significantly reduce our revenues or increase our expenses. Public and private initiatives to create healthcare information technology (“HCIT”) standards and to mandate standardized clinical coding systems for the electronic exchange of clinical information, including test orders and test results, could require costly modifications to our existing HCIT systems. While we do not expect HCIT standards to be adopted or implemented without adequate time to comply, if we fail to adopt or delay in implementing HCIT standards, we could lose customers and business opportunities.

Compliance with the HIPAA security regulations and privacy regulations may increase the Company’s costs.

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

•	the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company’s services, and its healthcare operations activities;
•	a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information;
•	the content of notices of privacy practices for protected health information;
•	administrative, technical and physical safeguards required of entities that use or receive protected health information; and
•	the protection of computing systems maintaining Electronic Personal Health Information (“ePHI”).

The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company may also be required to comply with the laws of those other countries. The federal privacy regulations restrict the Company’s ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH and an increase in the amount of monetary financed penalties, government enforcement has also increased. It is not possible to predict what the extent of the impact on business will be, other than heightened scrutiny and emphasis on compliance. If the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to significant monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

The clinical laboratory industry is subject to changing technology and new product introductions.

Advances in technology may lead to the development of more cost-effective technologies such as point-of-care testing equipment that can be operated by physicians or other healthcare providers in their offices or by patients themselves without requiring the services of freestanding clinical laboratories. Development of such technology and its use by the Company’s customers could reduce the demand for its laboratory testing services and negatively impact its revenues.

Currently, most clinical laboratory testing is categorized as “high” or “moderate” complexity, and thereby is subject to extensive and costly regulation under CLIA. The cost of compliance with CLIA makes it impractical for most physicians to operate clinical laboratories in their offices, and other laws limit the ability of physicians to have ownership in a laboratory and to refer tests to such a laboratory. Manufacturers of laboratory equipment and test kits could seek to increase their sales by marketing point-of-care laboratory equipment to physicians and by selling test kits approved for home or physician office use to both physicians and patients. Diagnostic tests approved for home use are automatically deemed to be “waived” tests under CLIA and may be performed in physician office laboratories as well as by patients in their homes with minimal regulatory oversight. Other tests meeting certain FDA criteria also may be classified as “waived” for CLIA purposes. The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories and has taken responsibility from the CDC for classifying the complexity of tests for CLIA purposes. Increased approval of “waived” test kits could lead to increased testing by physicians in their offices or by patients at home, which could affect the Company’s market for laboratory testing services and negatively impact its revenues.

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Health care reform and related programs (e.g. Health Insurance Exchanges), changes in government payment and reimbursement systems, or changes in payer mix, including an increase in capitated reimbursement mechanisms and evolving delivery models, could have a material adverse impact on the Company’s net revenues, profitability and cash flow.

Testing services are billed to private patients, Medicare, Medicaid, commercial clients, managed care organizations (“MCOs”) and third-party insurance companies. Tests ordered by a physician may be billed to different payers depending on the medical insurance benefits of a particular patient. Most testing services are billed to a party other than the physician or other authorized person that ordered the test. Increases in the percentage of services billed to government and managed care payers could have an adverse impact on the Company’s net revenues.

The various MCOs have different contracting philosophies, which are influenced by the design of the products they offer to their members. Some MCOs contract with a limited number of clinical laboratories and engage in direct negotiation of the rates reimbursed to participating laboratories. Other MCOs adopt broader networks with a largely uniform fee structure offered to all participating clinical laboratories. In addition, some MCOs have used capitation in an effort to fix the cost of laboratory testing services for their enrollees. Under a capitated reimbursement mechanism, the clinical laboratory and the managed care organization agree to a per member, per month payment to pay for all authorized laboratory tests ordered during the month by the physician for the members, regardless of the number or cost of the tests actually performed. Capitation shifts the risk of increased test utilization (and the underlying mix of testing services) to the clinical laboratory provider.

A portion of the third-party insurance fee-for-service revenues are collectible from patients in the form of deductibles, copayments and coinsurance. As patient cost-sharing increases, collectability may be impacted.

In addition, Medicare and Medicaid and private insurers have increased their efforts to control the cost, utilization and delivery of health care services, including clinical laboratory services. Measures to regulate health care delivery in general, and clinical laboratories in particular, have resulted in reduced prices, added costs and decreased test utilization for the clinical laboratory industry by increasing complexity and adding new regulatory and administrative requirements. Pursuant to legislation passed in late 2003, the percentage of Medicare beneficiaries enrolled in Medicare managed care plans has increased. The percentage of Medicaid beneficiaries enrolled in Medicaid managed care plans has also increased, and is expected to continue to increase. Implementation of the Health Care Reform Law, the health care reform legislation passed in 2010, also may continue to affect coverage, reimbursement, and utilization of laboratory services, as well as administrative requirements.

The Company expects efforts to impose reduced reimbursement, more stringent payment policies and cost controls by government and other payers to continue. If the Company cannot offset additional reductions in the payments it receives for its services by reducing costs, increasing test volume and/or introducing new procedures, it could have a material adverse impact on the Company’s net revenues, profitability and cash flows.

As an employer, health care reform legislation also contains numerous regulations that will require the Company to implement significant process and record keeping changes to be in compliance. These changes increase the cost of providing healthcare coverage to employees and their families. Given the limited release of regulations to guide compliance, the exact impact to employers including the Company is uncertain.

A failure to obtain and retain new customers, a loss of existing customers or material contracts, a reduction in tests ordered or specimens submitted by existing customers, or the inability to retain existing and create new relationships with health systems could impact the Company’s ability to successfully grow its business.

To offset efforts by payers to reduce the cost and utilization of clinical laboratory services and to otherwise grow its business, the Company needs to obtain and retain new customers and business partners. In addition, a reduction in tests ordered or specimens submitted by existing customers, without offsetting growth in its customer base, could impact the Company’s ability to successfully grow its business and could have a material adverse impact on the Company’s net revenues and profitability. The Company competes primarily on the basis of the quality of testing, timeliness of test reporting, reporting and information systems, reputation in the medical community, the pricing of services and ability to employ qualified personnel. The Company’s failure to successfully compete on any of these factors could result in the loss of customers and a reduction in the Company’s ability to expand its customer base.

In addition, as the broader healthcare industry trend of consolidation continues, including the acquisition of physician practices by health systems, relationships with hospital-based health systems and integrated delivery networks are becoming more important. The Company’s inability to create relationships with those provider systems and networks could impact its ability to successfully grow its business.

During the year ended December 31, 2015, we had a net loss of 20 customers, representing approximately $20.7 million in annual revenues. Of these losses, we had gained 10 customers representing approximately $2.5 million in annual revenues during the first nine months of 2015 and lost 30 clients representing approximately $23.2 million in annual revenues during the last quarter of 2015.

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During the year ended December 31, 2014, we had a net loss of 26 customers, representing approximately $0.5 million in annual revenues.

A failure to identify and successfully close and integrate strategic acquisition targets could have a material adverse impact on the Company’s business objectives and its net revenues and profitability.

Part of the Company’s strategy involves deploying capital in investments that enhance the Company’s business, which includes pursuing strategic acquisitions to strengthen the Company’s capabilities and increase its presence in key geographic areas. Since January 1, 2013, the Company has acquired clinical laboratories in California, New Jersey and New Mexico in addition to Clinlab, Medical Mime and CollabRx. However, the Company cannot assure you that it will be able to identify acquisition targets that are attractive to the Company or that are of a large enough size to have a meaningful impact on the Company’s operating results. Furthermore, the successful closing and integration of a strategic acquisition entails numerous risks, including, among others:

•	failure to obtain regulatory clearance;
•	loss of key customers or employees;
•	difficulty in consolidating redundant facilities and infrastructure and in standardizing information, including lack of complete integration;
•	unidentified regulatory problems;
•	failure to maintain the quality of services that such companies have historically provided;
•	coordination of geographically-separated facilities and workforces; and
•	diversion of management’s attention from the present core business of the Company.

The Company cannot assure that current or future acquisitions, if any, or any related integration efforts will be successful, or that the Company’s business will not be adversely affected by any future acquisitions, including with respect to net revenues and profitability. Even if the Company is able to successfully integrate the operations of businesses that it may acquire in the future, the Company may not be able to realize the benefits that it expects from such acquisitions.

Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon the Company’s business and financial condition.

The Company may become subject in the ordinary course of business to material legal action related to, among other things, intellectual property disputes, professional liability, contracts and employee-related matters, as well as inquiries and requests for information from governmental agencies and bodies and Medicare or Medicaid carriers requesting comment and/or information on allegations of billing irregularities, billing and pricing arrangements and other matters that are brought to their attention through billing audits or third parties. The healthcare industry is subject to substantial Federal and state government regulation and audit. Legal actions could result in substantial monetary damages as well as damage to the Company’s reputation with customers, which could have a material adverse effect upon its business.

As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our periodic reports with the SEC. This would likely have an adverse effect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

An inability to attract and retain experienced and qualified personnel could adversely affect the Company’s business.

The loss of key management personnel or the inability to attract and retain experienced and qualified employees at the Company’s clinical laboratories could adversely affect the business. The success of the Company is dependent in part on the efforts of key members of its management team.

22

In addition, the success of the Company’s clinical laboratories also depends on employing and retaining qualified and experienced laboratory professionals, including specialists, who perform clinical laboratory testing services. In the future, if competition for the services of these professionals increases, the Company may not be able to continue to attract and retain individuals in its markets. The Company’s revenues and earnings could be adversely affected if a significant number of professionals terminate their relationship with the Company or become unable or unwilling to continue their employment.

Failure in the Company’s information technology systems could significantly increase testing turn-around time or billing processes and otherwise disrupt the Company’s operations or customer relationships.

The Company’s laboratory operations and customer relationships depend, in part, on the continued performance of its information technology systems. Despite network security measures and other precautions, the Company’s information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of the Company’s systems in one or more of its laboratory operations could disrupt the Company’s ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. Breaches with respect to protected health information could result in violations of HIPAA and analogous state laws, and risk the imposition of significant fines and penalties. Failure of the Company’s information technology systems could adversely affect the Company’s business, profitability and financial condition.

A significant deterioration in the economy could negatively impact testing volumes, cash collections and the availability of credit.

The Company’s operations are dependent upon ongoing demand for diagnostic testing services by patients, physicians, hospitals, MCOs, and others. A significant downturn in the economy could negatively impact the demand for diagnostic testing as well as the ability of patients and other payers to pay for services ordered. In addition, uncertainty in the credit markets could reduce the availability of credit and impact the Company’s ability to meet its financing needs in the future.

Increasing health insurance premiums and co-payments or high deductible health plans may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums, co-payments and deductibles have generally increased in recent years. These increases may cause individuals to forgo health insurance, as well as medical attention. This behavior may reduce demand for testing by our laboratories.

Our business has substantial indebtedness.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt and other obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions and place us at a competitive disadvantage. As of September 30, 2016, we had total debt outstanding of approximately $9.9 million, all of which is short term. In addition, our capital lease obligations were approximately $2.7 million at September 30, 2016.

We have not made the last two required payments under a senior secured convertible debenture with an outstanding principal amount of $3,000,000, and currently do not have the financial resources to repay this obligation. Although the lender has demanded payment of the current amount due under the debenture of $544,000, the Company is currently negotiating a forebearance agreement with the lender and is exploring several alternatives to refinance the debenture. We have also received a demand for payment from two holders of promissory notes with an aggregate principal amount of $333,333 for which payments due in July 2016 have not been made.

We expect to obtain the money to pay our expenses and pay the principal and interest on our indebtedness from cash flow from our operations and from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forego attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Hardware and software failures, delays in the operation of computer and communications systems, the failure to implement system enhancements or cyber security breaches may harm the Company.

The Company’s success depends on the efficient and uninterrupted operation of its computer and communications systems. A failure of the network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of the business and could result in the corruption or loss of data. While certain operations have appropriate disaster recovery plans in place, there currently are not redundant facilities everywhere to provide IT capacity in the event of a system failure. Despite any precautions the Company may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, cybersecurity breaches and similar events at our various computer facilities could result in interruptions in the flow of data to the servers and from the servers to clients.

In addition, any failure by the computer environment to provide required data communications capacity could result in interruptions in service. In the event of a delay in the delivery of data, the Company could be required to transfer data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in the ability to deliver products and services to clients. Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could damage the Company’s reputation and harm the business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, acts of terrorism (particularly involving cities in which the Company has offices) and cybersecurity breaches could adversely affect the business. Although the Company carries property and business interruption insurance, the coverage may not be adequate to compensate for all losses that may occur.

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Our officers and directors will have the ability to exercise significant control over the Company.

Our officers and directors may exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company or forcing management to change its operating strategies, which may be to the benefit of management but not in the interest of the stockholders of the Company.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of the Company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company with common stock listed on The NASDAQ Capital Market, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and The NASDAQ Stock Market. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We have hired, and anticipate that we will continue to hire, additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

We plan to use our equity securities to pay, to a large extent, for future acquisitions and this would be dilutive to investors.

We plan to use additional equity securities to pay, to a large extent, for future acquisitions, and believe that doing so will enable us to retain a greater percentage of our operating capital to pay for operations and marketing. Price and volume fluctuations in our stock might negatively impact our ability to effectively use our equity securities to pay for acquisitions, or could cause us to offer stock as consideration for acquisitions on terms that are not favorable to us and our stockholders. If we did resort to issuing equity in lieu of cash for acquisitions under unfavorable circumstances, it would result in increased dilution to investors.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and those documents incorporated by reference in the prospectus contain forward-looking statements. Statements contained in this prospectus that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspective of existing trends and information as of the date of this prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 12, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for the Company’s products and services; the impact of competitive products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the SEC for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $16.2 million, or approximately $18.7 million if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds received from this offering to redeem our outstanding Series G Preferred Stock in the amount of approximately $9.4 million, for working capital and general corporate purposes, including the paydown of certain related party and third party indebtedness, for the continued development of new diagnostics processes and methodologies, continued development, roll out and implementation of EHR and Revenue Cycle Management services and paying for possible acquisitions or expansion of our business. We have agreements with the holders of all of the outstanding shares of Series G Preferred Stock to redeem such shares upon consummation of this offering for a total redemption price of approximately $9.4 million.

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X. In addition, as of the date of this prospectus, we have not entered into any agreements or arrangements for capital expenditures that would be paid for from the proceeds of this offering.

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MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed on The NASDAQ Capital Market since November 3, 2015 under the symbol “RNVA.” Prior to that date, our common stock was listed on The NASDAQ Capital Market under the symbol “CLRX.” We do not intend to list the Series H Preferred Stock on any securities exchange.

On December 8, 2016, the closing price for our common stock as reported on The NASDAQ Capital Market was $0.17 per share. The following table sets forth the ranges of high and low sales prices per share of our common stock as reported on The NASDAQ Capital Market for the periods indicated, as adjusted to reflect the 1-10 reverse stock split that was effective on November 2, 2015. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
June 30, 2014	$33.30	$18.60
September 30, 2014	$20.50	$10.50
December 31, 2014	$10.80	$5.50
March 31, 2015	$22.30	$6.10
June 30, 2015	$11.40	$6.90
September 30, 2015	$8.00	$4.80
December 31, 2015	$7.00	$1.34
March 31, 2016	$1.29	$0.57
June 30, 2016	$1.16	$0.55
September 30, 2016	$0.64	$0.19
December 31, 2016 (through December 8, 2016)	$0.18	$0.09

As of December 7, 2016, there were approximately 131 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

On March 16, 2016, we were notified by NASDAQ that the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Marketplace Rule 5810(c)(3)(A), we had 180 calendar days to regain compliance. On September 13, 2016, The NASDAQ Capital Market granted the Company an 180-day extension, or until March 17, 2017, to regain compliance. If at any time before March 17, 2017, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Bid Price Rule. If necessary, the Company may effectuate a reverse stock split of its common stock to regain compliance with certain Nasdaq Capital Market requirements. If we do not regain compliance by March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market.

Dividend Policy

Holders of the Series H Preferred Stock will only receive dividends when any dividends are declared on our common stock. Holders of the Company’s common stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future to common stockholders. The Company had accrued a monthly dividend to the holders of the Medytox Series B Preferred Stock pursuant to the terms of the Medytox Series B Preferred Stock. Dividends of $1,627,188 and $5,010,300 were accrued during the years ended December 31, 2015 and 2014, respectively. The shares of Medytox Series B Preferred Stock were cancelled as a result of the Merger in exchange for shares of Rennova Series B Preferred Stock, which have subsequently been converted into common stock. The holders of the Rennova Series G Preferred Stock receive dividends at the same time any dividend is paid on shares of common stock in an amount equal to the amount such holder would have received if such shares of preferred stock were converted into common stock.

The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, the Company’s financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid on the Company’s common stock.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the issuance and sale of 17,000 shares of Series H Preferred Stock at a public offering price of $1,000 per share after deducting the estimated offering expenses payable by the Company; and (ii) the redemption of the Series G Preferred Stock.

	As of September 30, 2016
	Actual	As Adjusted
Cash	$514,344	$7,363,246
Long-term debt:
Capital lease obligations, net of current portion	1,398,481	1,398,481
Derivative liabilities	404,492	404,492
Total long-term liabilities	1,802,973	1,802,973
Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.01 par value, 5,000 shares authorized, 0 shares issued and outstanding at September 30, 2016	–	–
Series C preferred stock, $0.01 par value, 10,350 shares authorized, 0 shares issued and outstanding at September 30, 2016	–	–
Series E preferred stock, $0.01 par value, 45,000 shares authorized, 0 issued and outstanding at September 30, 2016	–	–
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 9,611 shares issued and outstanding at September 30, 2016	96	–
Series H preferred stock, $0.01 par value, 19,550 shares authorized, 17,000 shares issued and outstanding	–	170
Common stock, $0.01 par value, 500,000,000 shares authorized, 55,110,931 shares issued and outstanding at September 30, 2016	551,609	551,609
Additional paid-in capital	39,552,927	46,401,755
Accumulated deficit	(50,142,718)	(50,142,718)
Total stockholders’ (deficit) equity	(10,038,086)	(3,189,184)
Total capitalization	$(8,235,113)	$(1,386,211)

The number of shares of our common stock to be outstanding after this offering is based on 58,051,261 shares of our common stock outstanding as of December 7, 2016 and excludes as of such date:

•	19,084,778 shares of our common stock issuable upon the conversion of outstanding Series G Preferred Stock;

•	1,760,000 shares of our common stock issuable upon the conversion of outstanding convertible debt;

•	22,199,174 shares of our common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $4.25 per share;

•	35,368,284 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $0.44 per share;

•	up to 100,000,000 shares of common stock issuable upon the conversion of Series H Preferred Stock offered hereby, assuming a conversion price of $0.17 per share (the last reported sale price of our common stock on December 8, 2016) and all 17,000 shares are issued;

•	up to 5,000,000 shares of our common stock issuable upon the exercise of warrants to be issued to the representative in connection with this offering at an exercise price of $0.21 per share; and

•	29,342,794 shares of our common stock reserved for future issuance under the 2007 Incentive Award Plan, as amended.

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DILUTION

Our net tangible book value as of September 30, 2016 was approximately $(10.0) million, or $(0.18) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance and sale by us of 25%, 50%, 75% and 100% of the shares of Series H Convertible Preferred Stock in this offering at the public offering price of $1,000 per share, which has been fixed for the duration of the offering, and after deducting our estimated offering expenses in the amount of $[•], and the conversion of such shares into shares of common stock, our pro forma as adjusted net tangible book value per share as of September 30, 2016 would have been approximately $[•], $[•], $[•], and $[•] per share, respectively.  The following table illustrates this dilution to new investors on a per common share basis:

	If 25% of Shares Sold		If 50% of Shares Sold		If 75% of Shares Sold		If 100% of Shares Sold

Pro forma public offering price per share after conversion(1)	$	[•]	$	[•]	$	[•]	$	[•]

Net tangible book value per share as of September 30, 2016	$	[•]	$	[•]	$	[•]	$	[•]

Increase per share attributable to new investors	$	[•]	$	[•]	$	[•]	$	[•]

Pro forma as adjusted net tangible book value per share after this offering	$	[•]	$	[•]	$	[•]	$	[•]

Dilution per share to new investors	$	[•]	$	[•]	$	[•]	$	[•]

__________________

(1)	Based upon the conversion formula of one share of Series H Convertible Preferred Stock into 5,882 shares of Common Stock, assuming a conversion price of $0.17 per share (the last reported sale price of our common stock on December 8, 2016).

The following table sets forth as of September 30, 2016, on a pro forma as adjusted basis, the differences between (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by our existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the public offering price of $1,000 per share of Series H Convertible Preferred Stock and before deducting our estimated offering expenses.

	Shares Purchased			Total Consideration				Average Price
	Number	Percent		Amount		Percent		Per Share

Existing stockholders	[•]	[•]	%	$	[•]	[•]	%	$	[•]
New investors	[•]	[•]	%	$	[•]	[•]	%	$	[•]
Total	[•]	[•]	%	$	[•]	[•]	%

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BUSINESS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes incorporated by reference in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

We are a provider of diagnostics and supportive software solutions to healthcare providers. Through continued research and development of our diagnostics testing services and an ever-expanding group of strategic and interoperable software solutions that work in unison to empower customers, we aspire to create an efficient, effective single source solution and service for healthcare providers, their patients and individuals. We believe that our approach will benefit from a more sustainable relationship and the capture of multiple revenue streams from the same customer.

Our Services

We are a healthcare enterprise that delivers products and services including laboratory diagnostics, healthcare technology solutions, and revenue cycle management and intends to provide financial services, to medical providers.

Our principal line of business to date is clinical laboratory blood and urine testing services, with a particular emphasis on the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States. Testing services to rehabilitation facilities represented over 90% of the Company’s revenues for the years ended December 31, 2015 and December 31, 2014, and over 80% of the Company’s revenues for the nine months ended September 30, 2016. We believe that we are responding to the challenges faced by today’s healthcare providers to adopt paper free and interoperable systems, and to market demand for solutions, by strategically expanding our offering of services to include a full suite of clinical laboratory services. The drug and alcohol rehabilitation and pain management sectors provide an existing and sizable target market, where the need for our services already exists and opportunity is being created by a continued secular growth and need for compliance.

We have recently added genetic testing, specifically pharmacogenetic testing, to our array of services. Genetic testing represents the most rapidly expanding segment of the diagnostics market worldwide. Growing incidence of genetic diseases presents new opportunities for genetic testing. According to a report issued by Global Industry Analysts, Inc., the global market for genetic testing is forecast to reach $2.2 billion by 2017. Increasing knowledge about the potential benefits of genetic testing is one of the prime reasons for the growth of the market. Advancements in the genetic testing space, an aging population and a corresponding rise in the number of chronic diseases, and increasing incidence of cancer cases are other factors propelling growth in the genetic testing market.

Primary revenue generating activity in this market revolves around DNA profiling aimed at better understanding the predisposition for diseases and possible adverse reactions that may occur with drugs that are currently available and/or under clinical development. Rising importance of early infection detection and prevention together with growing demand of DNA tests in pharmacogenomics or cancer genetic testing are significant factors responsible for the anticipated growth. In order to further capitalize on this opportunity, we have entered into an agreement to acquire the remaining outstanding equity interests of Genomas, Inc., a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease and diabetes.

The Company owns and operates the following products and services, to support its business objectives and to enable it to offer these services to its customers:

Medytox Diagnostics

Through our coast-to-coast CLIA certified laboratories, Rennova offers toxicology, clinical pharmacogenetics and esoteric testing. Rennova seeks to provide these testing services with superior logistics and specimen integrity, competitive turn-around times and unparalleled customer service.

Advantage software

Advantage is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Clinlab

A customized web-enabled laboratory information management solution that scales from small physician-operated labs to large clinical reference laboratories.

Medical Mime

Medical Mime offers an optimized EHR for substance abuse and behavioral health providers, a dictation-based ambulatory EHR for physician practices and advanced transcription services.

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CollabRx

CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

MBC

MBC enhances revenue cycle management by utilizing tools designed to improve documentation and collect information, driving faster reimbursement with fewer denied claims.

Recent Developments

Annual Stockholder Meeting and Potential Reverse Split of Our Common Stock

Our annual meeting of stockholders is scheduled to be held on December 22, 2016. At the meeting, stockholders will vote on the following proposals:

(i)       to elect the current six members to our Board of Directors to hold office until our next annual meeting of stockholders or until their successors are duly elected and qualified;

(ii)       to ratify Green & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(iii)       to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a specific ratio within a range from 1-for-10 to 1-for-30, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split at any time before December 31, 2017, subject to the Board of Directors' discretion to abandon such amendment;

(iv)       to approve an advisory (non-binding) resolution on the Company's executive compensation; and

(v)        to transact such other business as may properly come before the annual meeting and any adjournment thereof.

In the event the reverse stock split proposal is adopted by our stockholders, the Board of Directors will have the discretion to set the exact ratio of the reverse split between 1-for-10 to 1-for-30, as well as to decide upon the timing of any reverse split, up until December 31, 2017. The intent of any reverse stock split would be to increase the per share trading price of our common stock on The NASDAQ Capital Market to meet and maintain compliance with the listing requirements of The NASDAQ Capital Market, in particular the $1.00 minimum per share requirement for continued listing under Marketplace Rule 5550(a)(2). The Company currently has until March 17, 2017 to regain compliance. If our common stock does not close at $1.00 per share or more for a minimum of 10 consecutive business days before March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market. None of the share or other amounts stated in this prospectus reflect any potential reverse split of our common stock.

Proposed Redemption of Series G Preferred Stock

The Company intends to use approximately $9.4 million of the net proceeds from this offering to redeem the outstanding shares of the Company’s Series G Preferred Stock.

Public Offering

On July 19, 2016, we closed a public offering of our securities in which we received net proceeds of approximately $7.5 million.

Genomas

On July 19, 2016, we purchased all of the debt and equity interests in Genomas, Inc. (“Genomas”) held by Hartford Healthcare Corporation, consisting of 500,000 shares of Series A Preferred Stock of Genomas, 345,000 shares of Series B Preferred Stock of Genomas, an aggregate of approximately $1.5 million of Genomas notes payable to Hartford Healthcare Corporation and certain rights to and license participation in technology that is used by Genomas. Genomas is a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease, and diabetes. PhyzioType Systems are designed to provide physicians with enhanced capability to select for each patient the safest and most effective drug to achieve treatment goals and enhance patient compliance. The purchase price for the Genomas Assets was $250,000 in cash. The Genomas preferred stock acquired in this transaction represents approximately 15% of the outstanding equity of Genomas.

We have entered into a definitive agreement, dated as of September 29, 2016, to acquire the remaining equity interests in Genomas for 1,750,000 shares of the Company’s newly created Series F Convertible Preferred Stock and the assumption of approximately $0.8 million of liabilities. Closing of the acquisition remains subject to, among other things, receipt of regulatory and licensure approvals as well as other customary closing conditions. We expect this acquisition to close prior to December 31, 2016.

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Debt Exchange

On August 5, 2016, the Company exchanged an aggregate of $2.1 million of indebtedness and other obligations to various related parties, including officers, directors and principal stockholders, for an aggregate of 5,544,441 shares of common stock and warrants to purchase 3,123,313 shares of the Company’s common stock. On November 15, 2016, the Company exchanged an additional $100,000 of obligations to a related party for 222,222 shares of common stock and warrants to purchase 222,222 shares of the Company’s common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

Exchange of Series C Convertible Preferred Stock and Warrants

On July 11, 2016, we entered into Exchange Agreements with the holders of our Series C Preferred Stock and the holders of our December 2015 Warrants, to exchange such securities for shares of a newly-authorized Series G Preferred Stock and new warrants to purchase shares of common stock (the "Exchange"). The Exchange closed on July 19, 2016 in connection with the public offering discussed above, and the 8,740 shares of Series C Preferred Stock and the December 2015 Warrants were exchanged for 13,793 shares of Series G Preferred Stock and new warrants to purchase 10,249,517 shares of the Company's common stock. On July 6, 2016, stockholders representing approximately 74% of the voting power of the Company approved the Exchange. The summary of the Exchange is qualified in its entirety by reference to the forms of the Certificate of Designation for the Series G Preferred Stock, Warrant and Exchange Agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Proposed Hospital Asset Purchase

On October 26, 2016, the Company entered into an agreement to purchase certain assets related to a rural critical access hospital, the owners of which have filed a petition under Chapter 11 of the United States Bankruptcy Code. Closing of the purchase is subject to open bid procedures in connection with the bankruptcy proceedings. The purchase price for the assets is $0.6 million, and the Company has placed a deposit into escrow in the amount of $60,000. The Company has the ability to terminate the agreement without penalty, other than forfeiture of the deposit.

Clinical Laboratory Operations segment

We have added 47 clients to our active customer base since December 31, 2015 with 12 of them being added in the third quarter of 2016. We continue to experience the benefits of our stance on compliance in light of the current disruption in the toxicology sector, which is a major focus of our Clinical Laboratory Operations segment.

We have obtained 25 new state Medicaid licenses in 2016, eight of which have been obtained in the third quarter of 2016, bringing our total state Medicaid licenses to 28. We have also entered into 13 new payer in-network contracts in 2016, bringing our total payer contracts to 20. This allows us to target our sales efforts toward medical providers who participate in these networks.

Supportive Software Solutions segment

We have added 65 new EHR clients in 2016 with 23 being added since the beginning of the third quarter of 2016. We are confident that our integrated software solution will result in a much more sustainable relationship with our customers.

We launched an enhanced version of our EHR software in the second quarter of 2016, which includes eMAR. Our eMAR enhancement allows physicians to transition additional processes from paper to our software platform. eMAR automates the gathering, consolidating and presenting of data with more speed and accuracy than any manual system.

Corporate and Company-Wide

We have executed on reductions in operating expenses during the second quarter of 2016 that represent approximately $2.1 million in annualized savings. In addition, the initiative to move a significant portion of our laboratory testing in-house from third party providers was completed in the first half of 2015 and has resulted in approximately $2.4 million in annual cost savings.

We have not made the last two required payments under a senior secured convertible debenture with an outstanding principal amount of $3,000,000, and currently do not have the financial resources to repay this obligation. Although the lender has demanded payment of the current amount due under the debenture of $544,000, the Company is currently negotiating a forebearance agreement with the lender and is exploring several alternatives to refinance the debenture. We have also received a demand for payment from two holders of promissory notes with an aggregate principal amount of $333,333 for which payments due in July 2016 have not been made.

On May 16, 2016, after review and consideration of the impact of the errors described below, the Audit Committee of the Board of Directors, after consultation with Green & Company, the Company’s independent registered public accounting firm, concluded that the Company’s 2015 Financial Statements could no longer be relied upon as being in compliance with U.S. GAAP. Accordingly, the Company restated the 2015 Financial Statements on May 17, 2016. In addition, press releases including financial information for the year ended December 31, 2015, Green & Company’s report on the 2015 Financial Statements, and any other communications describing the Company’s 2015 Financial Statements, prior to restatement, can no longer be relied upon.

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The Company had determined that it did not correctly record, as of December 31, 2015, $1.2 million in stock issued to its financial adviser related to the Merger as of December 31, 2015 and incorrectly recorded $0.5 million in general and administrative costs related to the Merger that should have increased goodwill related to the Merger. Correction of these errors had the following effects on the Company’s 2015 Financial Statements:

•	An increase in impairment of goodwill and intangibles of $1.7 million,

•	A decrease in general and administrative expenses of $0.5 million,

•	A decrease in net income of $1.2 million,

•	An increase in additional paid-in capital of $1.2 million, and

•	A decrease in accumulated deficit of $1.2 million.

As a result, the Company filed a Form 10-K/A on May 17, 2016 with the SEC reflecting such changes.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8,700,000 which had been adjusted down to approximately $4,300,000 on our balance sheet as of March 31, 2016. As of September 30, 2016, the carrying value of these receivables was approximately $0.2 million. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company’s payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment). In addition, the Company agreed to pay Mr. Diamantis $0.5 million in connection with providing the guarantee. This amount was settled in August 2016 with the issuance of shares of common stock and warrants to purchase common stock as described above.

On March 16, 2016, the Company was notified by NASDAQ that the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Rule 5550(a)(2). In accordance with NASDAQ Rule 5810(c)(3)(A), the Company had 180 calendar days, or until September 12, 2016, to regain compliance. On September 13, 2016, The NASDAQ Capital Market granted the Company an 180-day extension, or until March 17, 2017, to regain compliance. If at any time before March 17, 2017, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Bid Price Rule. If necessary, the Company may effectuate a reverse stock split of its common stock to regain compliance with certain Nasdaq Capital Market requirements. If the Company does not regain compliance by March 17, 2017, our common stock may be delisted from The NASDAQ Capital Market.

On November 2, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2015, by and among CollabRx, Merger Sub, a direct wholly-owned subsidiary of CollabRx formed for the purpose of the Merger, and Medytox, Merger Sub merged with and into Medytox, with Medytox as the surviving company and a direct, wholly-owned subsidiary of CollabRx. Prior to closing, the Company amended its certificate of incorporation to effect a 1-for-10 reverse stock split and to change its name to Rennova Health, Inc. In connection with the Merger, (i) each share of common stock of Medytox was converted into the right to receive 0.4096 shares of common stock of the Company, (ii) each share of Series B Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series B Convertible Preferred Stock of the Company, and (iii) each share of Series E Convertible Preferred Stock of Medytox was converted into the right to receive one share of a newly-authorized Series E Convertible Preferred Stock of the Company. This transaction was accounted for as a reverse merger in accordance with U.S. GAAP and, as such, the historical financial statements of Medytox became the historical financial statements of the Company.

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Holders of Company equity prior to the closing of the Merger (including all outstanding Company common stock and all restricted stock units, options and warrants exercisable for shares of Company common stock) held 10% of the Company’s common stock immediately following the closing of the Merger, and holders of Medytox equity prior to the closing of the Merger (including all outstanding Medytox common stock and all outstanding options exercisable for shares of Medytox common stock, but less certain options that were cancelled upon the closing pursuant to agreements between Medytox and such optionees) held 90% of the Company’s common stock immediately following the closing of the Merger, in each case on a fully diluted basis, provided, however, outstanding shares of the newly-designated Series B Convertible Preferred Stock and Series E Convertible Preferred Stock, certain outstanding convertible promissory notes exercisable for Company common stock after the closing and certain option grants expected to be made following the closing of the Merger are excluded from such ownership percentages.

On November 3, 2015, the common stock of Rennova Health, Inc. commenced trading on The NASDAQ Capital Market under the symbol “RNVA.” Prior to that date, our common stock was listed on The NASDAQ Capital Market under the symbol “CLRX.” Immediately after the consummation of the Merger, the Company had 13,750,010 shares of common stock, 5,000 shares of Series B Convertible Preferred Stock and 45,000 shares of Series E Convertible Preferred Stock issued and outstanding.

In connection with the Merger, on March 23, 2016, the Company dismissed BPM as the Company’s independent registered public accounting firm. The Audit Committee of the Board of Directors of the Company approved the decision to dismiss BPM. BPM was engaged as the independent registered public accounting firm of CollabRx on August 22, 2006. BPM audited the Company’s consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014. BPM’s reports on the consolidated financial statements of the Company for the fiscal years ended March 31, 2015 and March 31, 2014 did not contain an adverse opinion nor a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the fiscal year ended March 31, 2014 contained a going concern explanatory paragraph.

In connection with BPM’s audits of the Company’s financial statements for the fiscal years ended March 31, 2015 and March 31, 2014, and through the interim period ended March 23, 2016, the Company had no disagreement with BPM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BPM, would have caused BPM to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014. During the fiscal years ended March 31, 2015 and March 31, 2014, and through the interim period ended March 23, 2016, no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurred.

The Audit Committee of the Company’s Board of Directors chose Green & Company as the Company’s independent registered public accounting firm effective March 23, 2016. Prior to engaging Green & Company, neither the Company nor anyone acting on the Company’s behalf consulted Green & Company regarding either (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to such item) or a reportable event (as described in Item 304 (a)(1)(v) of Regulation S-K).

Green & Company was previously the independent registered public accounting firm of Medytox, from March 17, 2015 through Medytox’s merger with a subsidiary of the Company on November 2, 2015. Medytox consulted with Green & Company regularly regarding accounting, auditing or financial reporting issues as Green & Company rendered its services.

In connection with audits of Medytox’s financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, and through the interim period ended November 2, 2015, Medytox had no disagreement with Green & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Green & Company, would have caused Green & Company to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013. Also, during the fiscal years ended December 31, 2014 and December 31, 2013, and through the interim period ended November 2, 2015, no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K occurred.

On December 30, 2015, the Company issued common stock, preferred stock and warrants in an underwritten public offering pursuant to a Registration Statement on Form S-1 (333-208157), which raised approximately $10 million in gross proceeds.

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On December 10, 2015, the SEC issued an order instituting administrative and cease and desist proceedings against DKM. DKM previously audited the financial statements of Medytox for the year ended December 31, 2013. The matters pertaining to the Order did not relate to DKM’s audit of the financial statements of Medytox. Pursuant to the Order, DKM is denied the privilege of appearing or practicing before the SEC as an accountant. As a result, the Company engaged Green & Company to re-audit Medytox’s financial statements for the year ended December 31, 2013. The Company filed a Current Report on Form 8-K/A, which included the audited financials of Medytox for the years ended December 31, 2014 and December 31, 2013, and the audit report of Green & Company, dated December 16, 2015.

Travis Green, the managing partner of Green & Company, was previously a partner with DKM and was a member of the DKM assurance team that audited Medytox’s financial statements for the year ended December 31, 2013. Mr. Green was not a subject of the Order. As previously disclosed in Medytox’s Current Report on Form 8-K filed with the SEC on October 7, 2014, in connection with DKM’s audits of Medytox’s financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, and through the interim period ended October 2, 2014, Medytox had no disagreement with DKM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of DKM, would have caused DKM to make a reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2013 and December 31, 2012. Also, as previously disclosed, during the fiscal years ended December 31, 2013 and December 31, 2012, and through the interim period ended October 2, 2014, no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurred.

Business Strategy

To date, we have specialized in providing urine and blood drug toxicology and pain medication testing to physicians, clinics and rehabilitation facilities in the United States. We intend to grow through the acquisition and/or formation of additional laboratory testing facilities and/or related businesses in the United States.

The Company operates in three segments: 1) Clinical Laboratory Operations, 2) Supportive Software Solutions and 3) Decision Support and Informatics operations. See Note 15, “Segment Reporting,” of the Consolidated Financial Statements incorporated by reference in this prospectus for information about our segments.

Clinical Laboratory Operations

The Company has five clinical laboratories, which are wholly owned by our subsidiary, Medytox Diagnostics, Inc. (“MDI”), as follows:

Laboratory	Location
Biohealth Medical Laboratory, Inc.	Miami, FL
Alethea Laboratories, Inc.	Las Cruces, NM
International Technologies, LLC	Waldwick, NJ
EPIC Reference Labs, Inc.	Riviera Beach, FL
Epinex Diagnostics Laboratories, Inc.	Tustin, CA

Biohealth Medical Laboratory, Inc. (“Biohealth”): MDI acquired 50.5% ownership of this clinical laboratory specializing in testing blood specimens for alcohol and drugs on December 7, 2012 and the remaining 49.5% on March 31, 2015. The initial agreement allowed MDI to retain all revenues. The Company has acquired and provided additional equipment in order to allow Biohealth to test urine for drugs and medication monitoring. The lab is fully-accredited and licensed. Operations began in the fourth quarter of 2012. The Company is currently evaluating the continued utilization of this facility in light of its current sample volumes.

Alethea Laboratories, Inc. (“Alethea”): MDI acquired 100% ownership of Alethea on January 1, 2013. Althea operates a licensed clinical lab in Las Cruces, New Mexico and is an enrolled Medicare provider. The Company secured new and larger premises for Alethea and relocated the operations of Alethea into these new premises in the first quarter of 2014, increasing the area being utilized from approximately 3,000 square feet to over 7,500 square feet. In the first quarter of 2015 we secured an additional 2,500 square feet taking the total area used to approximately 10,000 square feet. The Company is acquiring and providing additional equipment in order to allow Alethea to test urine for drugs and medication monitoring. Operations at Alethea began in the first quarter of 2014.

International Technologies, LLC (“Intl Tech”): MDI acquired 100% ownership of Intl Tech on April 4, 2013. Intl Tech operates a licensed clinical lab in Waldwick, New Jersey and is an enrolled Medicare provider. The Company is acquiring and providing additional equipment in order to allow Intl Tech to test urine for drugs and medication monitoring. Operations at Intl Tech began in the first quarter of 2014.

EPIC Reference Labs, Inc. (“EPIC”): MDI formed EPIC as a wholly-owned subsidiary on January 29, 2013 to provide reference, confirmation and clinical testing services. The Company acquired the necessary equipment and licenses in order to allow EPIC to test urine for drugs and medication monitoring. Operations at EPIC began in January 2014 using approximately 2,500 square feet and the premises has since been expanded to occupy approximately 12,500 square feet of a purpose built facility.

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Epinex Diagnostics Laboratories, Inc. (“EDL”): MDI acquired 100% ownership of EDL on May 23, 2014. EDL is a clinical laboratory in Tustin, California. The Company has renovated the existing area to include approximately 5,000 square feet of space and has provided additional lab equipment to allow EDL to test urine for drugs and medication monitoring. EDL began operations in February 2015.

Supportive Software Solutions

The Company has five subsidiaries that provide supportive services, primarily to its clinical laboratories and corporate operations and to a lesser but increasing extent, third party customers.

Medytox Medical Marketing & Sales, Inc. (“MMMS”): MMMS was formed on March 9, 2013 as a wholly-owned subsidiary to provide marketing, sales, and customer service exclusively for our clinical laboratories.

Medical Billing Choices, Inc. (“MBC”): MBC was acquired by the Company on August 22, 2011. MBC is our in-house billing company which compiles and sends invoices to our customers (primarily insurance companies, Medicaid, Medicare, and Preferred Provider Organizations (“PPOs”)), for reimbursement. MBC also provides such billing services for select outside third-party companies.

Health Technologies Solutions, Inc. (“HTS”): HTS is a wholly-owned subsidiary that provides information technology and software solutions to our subsidiaries and outside medical service providers.

Clinlab, Inc. (“Clinlab”): Clinlab was acquired by the Company on March 18, 2014. Clinlab develops and markets laboratory information management systems (“LIS”). Clinlab has installed its LIS into the Company’s laboratories to create a uniform LIS platform throughout the Company’s labs.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014 as a wholly-owned subsidiary that specializes in electronic health records (EHR) initially targeting the rehab marketplace.

Decision Support and Informatics Operations

CollabRx, Inc.: CollabRx was formed in connection with the Merger. CollabRx offers interpretation and decision support solutions that enhance cancer diagnoses and treatment through actionable data analytics and reporting for oncologists and their patients.

Marketing Strategy

Rennova provides a suite of products and services to the medical services sector. We market a single source for multiple business solutions that serve the medical services industry. We have invested in a professional sales team, an admirable client services team and cutting-edge proprietary technologies to better serve the needs of the modern-day medical provider. The Company intends to expand from its acquisition and subsequent integration of businesses, into a robust business model providing an extensive range of services to medical providers that demonstrate improved patient care and outcomes.

Competition

The Company competes in a fragmented industry split between independently-owned and physician-owned laboratories. There are three predominant players in the industry that operate as full-service clinical laboratories (processing blood, urine and other tissue). In addition, the competition ranges from smaller privately-owned laboratories (3-6 employees) to large publicly-traded laboratories with significant market capitalizations.

Governmental Regulation

General

The clinical laboratory industry is subject to significant governmental laws and regulations at the federal, state and local levels. As described below, these laws and regulations concern licensure and operation of clinical laboratories, claim submission and payment for laboratory services, health care fraud and abuse, security, privacy and confidentiality of health information, quality and environmental and occupational safety.

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Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Amendments (“CLIA”) are regulations that include federal standards applicable to all U.S. facilities or sites that test human specimens for health assessment or to diagnose, prevent, or treat disease. The Centers for Disease Control and Prevention (“CDC”), in partnership with the Center for Medicare and Medicaid Services (“CMS”) and the Food and Drug Administration (“FDA”), supports the CLIA program and clinical laboratory quality. CLIA requires that all clinical laboratories meet quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections.

Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” Laboratories performing high complexity testing are required to meet more stringent requirements than moderate complexity laboratories. Laboratories performing only waived tests, which are tests determined by the FDA to have a low potential for error and requiring little oversight, may apply for a certificate of waiver exempting them from most of the requirements of CLIA. All Company facilities hold CLIA certificates to perform high complexity testing. The sanctions for failure to comply with CLIA requirements include suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, cancellation or suspension of the laboratory’s approval to receive Medicare and/or Medicaid reimbursement, as well as significant fines and/or criminal penalties. The loss or suspension of a CLIA certification, imposition of a fine or other penalties, or future changes in the CLIA law or regulations (or interpretation of the law or regulations) could have a material adverse effect on the Company.

In addition to compliance with the federal regulations, the Company is also subject to state and local laboratory regulation. CLIA provides that a state may adopt laboratory regulations different from or more stringent than those contained in Federal law. There are approximately 12 states with state licensure or permit requirements for an independent lab facility physically located within the state. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. There are a number of states (including California and Florida) that have even more stringent requirements with which lab personnel must comply to obtain state licensure or a certificate of qualification.

The Company believes that it is in compliance with all applicable laboratory requirements. The Company’s laboratories have continuing programs to ensure that their operations meet all such regulatory requirements, but no assurances can be given that the Company’s laboratories will pass all future licensure or certification inspections. The Company has implemented the position of Chief Compliance Officer with supporting staff, including staff specifically for licensing, credentialing and certification inspection purposes. We embrace compliance as an integral part of our culture and we consistently promote that culture of ethics and integrity.

The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories. The FDA has issued draft guidance regarding FDA regulation of laboratory-developed tests. There are many pending regulatory and legislative proposals that would increase general FDA oversight of clinical laboratories and laboratory-developed tests. The outcome and ultimate impact of such proposals on the business is difficult to predict at this time. Our point of collection testing devices are regulated by the FDA. The FDA has authority to take various administrative and legal actions for non-compliance, such as fines, product suspension, warning letters, injunctions and other civil and criminal sanctions. We make every good faith effort to exercise proactive monitoring and review of pending legislation and regulatory action.

Payment for Clinical Laboratory Services

In each of 2015 and 2014, and for the nine months ended September 30, 2016, the Company derived less than 10% of its net sales directly from the Medicare and Medicaid programs. In addition, the Company’s other business depends significantly on continued participation in these programs and in other government healthcare programs, in part because clients often want a single laboratory to perform all of their testing services. In recent years, both governmental and private sector payers have made efforts to contain or reduce health care costs, including reducing reimbursement for clinical laboratory services.

Reimbursement under the Medicare program for clinical diagnostic laboratory services is subject to a clinical laboratory fee schedule that sets the maximum amount payable in each Medicare carrier’s jurisdiction. This clinical laboratory fee schedule is updated annually. Laboratories bill the program directly for covered tests performed on behalf of Medicare beneficiaries. State Medicaid programs are prohibited from paying more than the Medicare fee schedule limit for clinical laboratory services furnished to Medicaid recipients.

Payment under the Medicare fee schedule has been limited from year to year by Congressional action, including imposition of national limitation amounts and freezes on the otherwise applicable annual Consumer Price Index (“CPI”) updates. For most diagnostic lab tests, the national limitation is now 74.0% of the national median of all local fee schedules established for each test. Under a provision of the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”), for tests performed after January 1, 2001 that the Secretary of Health and Human Services determines are new tests for which no limitation amount has previously been established, the cap is set at 100% of the median.

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Medicare, Medicaid and other government program payment reductions will not currently have a direct adverse effect on the Company’s net earnings and cash flows, due to insignificant revenue earned, however, it is not currently possible to project what impact will be had in future years.

In addition to reimbursement rates, the Company is also impacted by changes in coverage policies for laboratory tests. Congressional action in 1997 required the Department of Health and Human Services (“HHS”) to adopt uniform coverage, administration and payment policies for many of the most commonly performed lab tests using a negotiated rulemaking process. The negotiated rulemaking committee established uniform policies limiting Medicare coverage for certain tests to patients with specified medical conditions or diagnoses, replacing local Medicare coverage policies which varied around the country. The final rules generally became effective in 2002, and the use of uniform policies improves the Company’s ability to obtain necessary billing information in some cases, but Medicare, Medicaid and private payer diagnosis code requirements continue to negatively impact the Company’s ability to be paid for some of the tests it performs. Due to the range of payers and policies, the extent of this impact continues to be difficult to quantify.

Future changes in federal, state and local laws and regulations (or in the interpretation of current regulations) affecting government payment for clinical laboratory testing could have a material adverse effect on the Company. In March 2010, comprehensive healthcare legislation, the Patient Protection and Affordable Care Act (“ACA”), was enacted. Based on currently available information, the Company is unable to predict what type of changes in legislation or regulations, if any, will occur.

Standard Electronic Transactions, Security and Confidentiality of Health Information and Other Personal Information

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) was designed to address issues related to the security and confidentiality of health insurance information. In an effort to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions, HIPAA regulations were promulgated. These regulations apply to health plans, health care providers that conduct standard transactions electronically and health care clearinghouses (“covered entities”). Five such regulations have been finalized: (i) the Transactions and Code Sets Rule; (ii) the Privacy Rule; (iii) the Security Rule; (iv) the Standard Unique Employer Identifier Rule, which requires the use of a unique employer identifier in connection with certain electronic transactions; and (v) the National Provider Identifier Rule, which requires the use of a unique health care provider identifier in connection with certain electronic transactions.

The Privacy Rule regulates the use and disclosure of protected health information (“PHI”) by covered entities. It also sets forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, such as the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. The Privacy Rule requires covered entities to contractually bind third parties, known as business associates, in the event that they perform an activity or service for or on behalf of the covered entity that involves access to PHI. The Security Rule establishes requirements for safeguarding patient information that is electronically transmitted or electronically stored. The Company believes that it is in compliance in all material respects with the requirements of the HIPAA Privacy and Security Rules.

The Federal Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and their restrictions on use and disclosure of PHI. HITECH includes, but is not limited to, prohibitions on exchanging patient identifiable health information for remuneration, and additional restrictions on the use of PHI for marketing. HITECH also fundamentally changes a business associate’s obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. Moreover, HITECH requires covered entities to provide notice to individuals, HHS, and, as applicable, the media when unsecured protected health information is breached, as that term is defined by HITECH. Business associates are similarly required to notify covered entities of a breach.

The omnibus HIPAA regulation implementing most of the HITECH provisions was issued in January 2013 and made significant changes to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules. Compliance with most of the changes became required on September 23, 2013. The Company believes its policies and procedures are fully compliant with the HITECH requirements.

On February 6, 2014, the CMS and HHS published final regulations that amended the HIPAA Privacy Rule to provide individuals (or their personal representatives) with the right to receive copies of their test reports from laboratories subject to HIPAA, or to request that copies of their test reports be transmitted to designated third parties. Previously, laboratories that were CLIA-certified or CLIA-exempt were not subject to the provision in the Privacy Rule that provides individuals with the right of access to PHI. The HIPAA Privacy Rule amendment resulted in the preemption of a number of state laws that prohibit a laboratory from releasing a test report directly to the individual. The Company revised its policies and procedures to comply with these new access requirements and has updated its privacy notice to reflect individuals’ new access rights under this final rule.

The standard unique employer identifier regulations require that employers have standard national numbers that identify them on standard transactions. The Employer Identification Number, also known as a Federal Tax Identification Number, issued by the Internal Revenue Service, was selected as the identifier for employers and was adopted effective July 30, 2002. The Company believes it is in compliance with these requirements.

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The administrative simplification provisions of HIPAA mandate the adoption of standard unique identifiers for health care providers. The intent of these provisions is to improve the efficiency and effectiveness of the electronic transmission of health information. The National Provider Identification Rule requires that all HIPAA-covered health care providers, whether they are individuals or organizations, must obtain a National Provider Identifier (“NPI”) to identify themselves in standard HIPAA transactions. NPI replaces the unique provider identification number - as well as other provider numbers previously assigned by payers and other entities - for the purpose of identifying providers in standard electronic transactions. The Company believes that it is in compliance with the HIPAA National Provider Identification Rule in all material respects.

The total cost associated with the requirements of HIPAA and HITECH is not expected to be material to the Company’s operations or cash flows. However, future regulations and interpretations of HIPAA and HITECH could impose significant costs on the Company.

In addition to the HIPAA regulations described above, there are a number of other Federal and state laws regarding the confidentiality and security of medical information, some of which apply to clinical laboratories. These laws vary widely, but they most commonly restrict the collection, use and disclosure of medical and financial information and other personal information. In some cases, state laws are more restrictive than and therefore not preempted by HIPAA. Penalties for violation of these laws may include sanctions against a laboratory’s licensure, as well as civil and/or criminal penalties. Violations of the HIPAA provisions could result in civil and/or criminal penalties, including significant fines and up to 10 years in prison. HITECH also significantly strengthened HIPAA enforcement. It increased the civil penalty amounts that may be imposed, required HHS to conduct periodic audits to confirm compliance and also authorized state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of the HIPAA privacy and security regulations that affect the privacy of state residents. Additionally, numerous other countries have or are developing similar laws governing the collection, use, disclosure and transmission of personal and/or patient information.

The Company believes that it is in compliance in all material respects with the current Transactions and Code Sets Rule. The Company implemented Version 5010 of the HIPAA Transaction Standards and believes it has fully adopted the ICD-10-CM code set. The compliance date for ICD-10-CM was October 1, 2015. The costs associated with ICD-10-CM Code Set were substantial, and failure of the Company, third party payers or physicians to apply the new code set could have an adverse impact on reimbursement, day’s sales outstanding and cash collections. As a result of inconsistent application of transaction standards by payers or the Company’s inability to obtain certain billing information not usually provided to the Company by physicians, the Company could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues.

The Company believes it is in compliance in all material respects with the Operating Rules for electronic funds transfers and remittance advice transactions, for which the compliance date was January 1, 2014.

Fraud and Abuse Laws and Regulations

Existing federal laws governing federal health care programs, including Medicare and Medicaid, as well as similar state laws, impose a variety of broadly described fraud and abuse prohibitions on health care providers, including clinical laboratories. These laws are interpreted liberally and enforced aggressively by multiple government agencies, including the U.S. Department of Justice, HHS’ Office of Inspector General (“OIG”), and various state agencies. Historically, the clinical laboratory industry has been the focus of major governmental enforcement initiatives. The federal government’s enforcement efforts have been increasing over the past decade, in part as a result of the enactment of HIPAA, which included several provisions related to fraud and abuse enforcement, including the establishment of a program to coordinate and fund federal, state and local law enforcement efforts. The Deficit Reduction Act of 2005 also included new requirements directed at Medicaid fraud, including increased spending on enforcement and financial incentives for states to adopt false claims act provisions similar to the federal False Claims Act. Recent amendments to the False Claims Act, as well as other enhancements to the federal fraud and abuse laws enacted as part of the ACA, are widely expected to further increase fraud and abuse enforcement efforts. For example, the ACA established an obligation to report and refund overpayments from Medicare within 60 days of identification; failure to comply with this new requirement can give rise to additional liability under the False Claims Act and Civil Monetary Penalties statute. On February 16, 2012, CMS issued a proposed rule to establish regulations addressing the reporting and returning of overpayments. On February 11, 2016, CMS issued the final rule defining when an overpayment is identified and adopted a six year look-back period. The rule is effective 30 days from the publication date.

The federal health care programs’ anti-kickback law (the “Anti-Kickback Law”) prohibits knowingly providing anything of value in return for, or to induce the referral of Medicare, Medicaid or other federal health care program business. Violations can result in imprisonment, fines, penalties, and/or exclusion from participation in federal health care programs. The OIG has published “safe harbor” regulations which specify certain arrangements that are protected from prosecution under the Anti-Kickback Law if all conditions of the relevant safe harbor are met. Failure to fit within a safe harbor does not necessarily constitute a violation of the Anti-Kickback Law; rather, the arrangement would be subject to scrutiny by regulators and prosecutors and would be evaluated on a case by case basis. Many states have their own Medicaid anti-kickback laws and several states also have anti-kickback laws that apply to all payers (i.e., not just government health care programs).

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From time to time, the OIG issues alerts and other guidance on certain practices in the health care industry that implicate the Anti-Kickback Law or other federal fraud and abuse laws. Examples of such guidance documents particularly relevant to the Company and its operations follow.

In October 1994, the OIG issued a Special Fraud Alert on arrangements for the provision of clinical laboratory services. The Fraud Alert set forth a number of practices allegedly engaged in by some clinical laboratories and health care providers that raise issues under the federal fraud and abuse laws, including the Anti-Kickback Law. These practices include: (i) providing employees to furnish valuable services for physicians (other than collecting patient specimens for testing) that are typically the responsibility of the physicians’ staff; (ii) offering certain laboratory services at prices below fair market value in return for referrals of other tests which are billed to Medicare at higher rates; (iii) providing free testing to physicians’ managed care patients in situations where the referring physicians benefit from such reduced laboratory utilization; (iv) providing free pick-up and disposal of bio-hazardous waste for physicians for items unrelated to a laboratory’s testing services; (v) providing general-use facsimile machines or computers to physicians that are not exclusively used in connection with the laboratory services; and (vi) providing free testing for health care providers, their families and their employees (i.e., so-called “professional courtesy” testing). The OIG emphasized in the Special Fraud Alert that when one purpose of such arrangements is to induce referrals of program-reimbursed laboratory testing, both the clinical laboratory and the health care provider (e.g., physician) may be liable under the Anti-Kickback Law, and may be subject to criminal prosecution and exclusion from participation in the Medicare and Medicaid programs. More recently, in June 2014, the OIG issued another Special Fraud Alert addressing compensation paid by laboratories to referring physicians for blood specimen processing and for submitting patient data to registries. This Special Fraud Alert reiterates the OIG’s longstanding concerns about payments from laboratories to physicians in excess of the fair value of the physician’s services and payments that reflect the volume or value of referrals of federal healthcare program business.

Another issue the OIG has expressed concern about involves the provision of discounts on laboratory services billed to customers in return for the referral of federal health care program business. In a 1999 Advisory Opinion, the OIG concluded that a proposed arrangement whereby a laboratory would offer physicians significant discounts on non-federal health care program laboratory tests might violate the Anti-Kickback Law. The OIG reasoned that the laboratory could be viewed as providing such discounts to the physician in exchange for referrals by the physician of business to be billed by the laboratory to Medicare at non-discounted rates. The OIG indicated that the arrangement would not qualify for protection under the discount safe harbor to the Anti-Kickback Law because Medicare and Medicaid would not get the benefit of the discount. Similarly, in a 1999 correspondence, the OIG stated that if any direct or indirect link exists between a discounts that a laboratory offers to a skilled nursing facility (“SNF”) for tests covered under Medicare’s payments to the SNF and the referral of tests billable by the laboratory under Medicare Part B, then the Anti-Kickback Law would be implicated.

The OIG also has issued guidance regarding joint venture arrangements that may be viewed as suspect under the Anti-Kickback Law. These documents have relevance to clinical laboratories that are part of (or are considering establishing) joint ventures with potential sources of federal health care program business. The first guidance document, which focused on investor referrals to such ventures, was issued in 1989 and another concerning contractual joint ventures was issued in April 2003. Some of the elements of joint ventures that the OIG identified as “suspect” include: arrangements in which the capital invested by the physicians is disproportionately small and the return on investment is disproportionately large when compared to a typical investment; specific selection of investors who are in a position to make referrals to the venture; and arrangements in which one of the parties to the joint venture expands into a line of business that is dependent on referrals from the other party (sometimes called “shell” joint ventures). In a 2004 advisory opinion, the OIG expressed concern about a proposed joint venture in which a laboratory company would assist physician groups in establishing off-site pathology laboratories. The OIG indicated that the physicians’ financial and business risk in the venture was minimal and that the physicians would contract out substantially all laboratory operations, committing very little in the way of financial, capital, or human resources. The OIG was unable to exclude the possibility that the arrangement was designed to permit the laboratory to pay the physician groups for their referrals, and therefore was unwilling to find that the arrangement fell within a safe harbor or had sufficient safeguards to protect against fraud or abuse.

Violations of other fraud and abuse laws also can result in exclusion from participation in federal health care programs, including Medicare and Medicaid. One basis for such exclusion is an individual’s or entity’s submission of claims to Medicare or Medicaid that are substantially in excess of that individual’s or entity’s usual charges for like items or services. In 2003, the OIG issued a notice of proposed rulemaking that would have defined the terms “usual charges” and “substantially in excess” in ways that might have required providers, including the Company, to either lower their charges to Medicare and Medicaid or increase charges to certain other payers to avoid the risk of exclusion. On June 18, 2007, however, the OIG withdrew the proposed rule, saying it preferred to continue evaluating billing patterns on a case-by-case basis. In its withdrawal notice, the OIG also said it “remains concerned about disparities in the amounts charged to Medicare and Medicaid when compared to private payers,” that it continues to believe its exclusion authority for excess charges “provides useful backstop protection for the public fisc from providers that routinely charge Medicare or Medicaid substantially more than their other customers,” and that it will continue to use “all tools available … to address instances where Medicare or Medicaid are charged substantially more than other payers.” The enforcement by Medicaid officials of similar state law restrictions also could have a material adverse effect on the Company.

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Under another federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians who have a financial or compensation relationship with a clinical laboratory may not, unless an exception applies, refer Medicare patients for testing to the laboratory, regardless of the intent of the parties. Similarly, laboratories may not bill Medicare for services furnished pursuant to a prohibited self-referral. There are several Stark law exceptions that are relevant to arrangements involving clinical laboratories, including: 1) fair market value compensation for the provision of items or services; 2) payments by physicians to a laboratory for clinical laboratory services; 3) an exception for certain ancillary services (including laboratory services) provided within the referring physician’s own office, if certain criteria are satisfied; 4) physician investment in a company whose stock is traded on a public exchange and has stockholder equity exceeding $75.0 million; and 5) certain space and equipment rental arrangements that are set at a fair market value rate and satisfy other requirements. All of the requirements of a Stark Law exception must be met to take advantage of the exception. Many states have their own self-referral laws as well, which in some cases apply to all patient referrals, not just Medicare.

There are a variety of other types of federal and state fraud and abuse laws, including laws prohibiting submission of false or fraudulent claims. The Company seeks to conduct its business in compliance with all federal and state fraud and abuse laws. The Company is unable to predict how these laws will be applied in the future, and no assurances can be given that its arrangements will not be subject to scrutiny under such laws. Sanctions for violations of these laws may include exclusion from participation in Medicare, Medicaid and other federal health care programs, significant criminal and civil fines and penalties, and loss of licensure. Any exclusion from participation in a federal or state health care program, or any loss of licensure, arising from any action by any federal or state regulatory or enforcement authority, would likely have a material adverse effect on the Company’s business. In addition, any significant criminal or civil penalty resulting from such proceedings could have a material adverse effect on the Company’s business.

Environmental, Health and Safety

The Company is subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety and laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials. All Company laboratories are subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens and the Company generally utilizes outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration (“OSHA”) has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

On November 6, 2000, Congress passed the Needle Stick Safety and Prevention Act, which required, among other things, that companies include in their safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needle stick injuries in the workplace. The Company has implemented the use of safety needles at all of its service locations, where applicable.

Although the Company is not aware of any current material non-compliance with such federal, state and local laws and regulations, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions.

Drug Testing

There is no comprehensive federal law that regulates drug testing in the private sector. The Drug-Free Workplace Act does impose certain employee education requirements on companies that do business with the government, but it does not require testing, nor does it restrict testing in any way. Drug testing is allowed under the Americans with Disabilities Act (ADA) because the ADA does not consider drug abuse a disability -- but the law does not regulate or prohibit testing. Instead of a comprehensive regulatory system, federal law provides for specific agencies to adopt drug testing regulations for employers under their jurisdiction. As a general rule, testing is presumed to be lawful unless there is a specific restriction in state or federal law.

Controlled Substances

The use of controlled substances in testing for drugs of abuse is regulated by the Federal Drug Enforcement Administration.

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Compliance Program

The Company continuously evaluates and monitors its compliance with all Medicare, Medicaid and other rules and regulations. The objective of the Company’s compliance program is to develop, implement, and update compliance safeguards as necessary. Emphasis is placed on developing compliance policies and guidelines, personnel training programs and various monitoring and audit procedures to attempt to achieve implementation of all applicable rules and regulations.

The Company seeks to conduct its business in compliance with all statutes, regulations, and other requirements applicable to its clinical laboratory operations. The clinical laboratory testing industry is, however, subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. There can be no assurance that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect the Company. Potential sanctions for violation of these statutes and regulations include significant fines and the loss of various licenses, certificates, and authorizations, which could have a material adverse effect on the Company’s business.

Employees

As of December 1, 2016, we have 144 employees, of which 124 are full time. Of our total employees, 27 are assigned to laboratory operations, 28 are assigned to information technology, 57 are assigned to sales and customer service and 32 are assigned to medical billing and corporate administration.

Legal Proceedings

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

Epinex had been sued in a California state court by two former employees who alleged that they were wrongfully terminated, as well as a variety of unpaid wage claims. This matter was settled on August 25, 2016 for approximately $0.2 million.

In February 2016, the Company received notice that the Internal Revenue Service had placed a lien against Medytox Solutions, Inc. and its subsidiaries relating to unpaid 2014 taxes due, plus penalties and interest, totaling $4,964,000. The Company paid $100,000 toward its 2014 tax liability in March 2016. The Company filed its 2015 Federal tax return on March 15, 2016 and the accompanying election to carryback the reported net operating losses was filed in April 2016. On August 24, 2016, the lien was released.

On September 28, 2016, the Florida Department of Revenue issued a warrant against the Company for unpaid taxes related to the Company’s 2014 state income tax return in the amount of $916,188, including interest and penalties. The Company has retained counsel and is working with the Florida Department of Revenue to resolve this matter over a period of time that will be satisfactory to all parties.

In November 2016, a legal action was filed against a subsidiary of the Company by one of its equipment leasing vendors, seeking past due payment in the amount of $140,621 no later than January 17, 2017. The Company expects to resolve this matter with the leasing company within the prescribed timeframe.

Also in November 2016, another equipment leasing vendor filed suit against a subsidiary of the Company seeking past due payments of approximately $58,000. The Company expects to resolve this matter by making the required payments prior to December 31, 2016.

The Company has not made the last two required payments under a senior secured convertible debenture with an outstanding principal amount of $3,000,000, and currently does not have the financial resources to satisfy this obligation. Although the lender has demanded payment of the current amount due under the debenture of approximately $544,000, the Company is currently negotiating a forbearance agreement with the lender and is exploring several alternatives to refinance the debenture. The Company has also received a demand for payment from two holders of promissory notes with an aggregate principal amount of $333,333, for which payments due in July of 2016 have not been made.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated statement of operations data for the years ended December 31, 2015 and 2014 and balance sheets data as of December 31, 2015 and 2014 have been derived from our audited financial statements incorporated by reference in this prospectus. The statements of operations data for each of the nine-month periods ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 set forth below are derived from our unaudited quarterly consolidated financial statements incorporated by reference in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial and other data in conjunction with the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

Consolidated Statements of Operations Data:	Year Ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015

Net Revenues	$18,393,038	$57,927,820	$5,222,529	$28,921,351

Operating expenses:
Direct costs of revenue	9,339,644	15,920,468	1,290,326	8,566,372
General and administrative	27,346,160	19,712,018	18,892,835	21,118,902
Sales and marketing expenses	3,763,802	4,967,188	2,034,499	3,106,551
Engineering	415,482	–	1,636,702	–
Bad debt	99,754	78,482	3,668,092	99,754
Legal fees related to disputed subsidiary	–	94,217	–	–
Impairment of goodwill and intangible assets	20,143,320	–	–	–
Depreciation and amortization	2,749,850	1,500,453	2,131,232	1,979,006
Total operating expenses	63,858,012	42,272,826	29,653,686	34,870,585

(Loss) income from operations	(45,464,974)	15,654,994	(24,431,157)	(5,949,234)

Other income (expense):
Other income	252	489	227,020	23
Change in fair value of derivative instruments	2,888,746	–	6,813,701	190,000
Gain on disposition of subsidiary	–	134,184	–	–
Gain (loss) on legal settlement	275,028	105,780	(17,652)	275,028
Interest expense	(2,689,811)	(513,815)	(4,707,453)	(1,594,921)
Total other income (expense)	474,215	(273,362)	2,315,616	(1,129,870)

(Loss) income before income taxes	(44,990,759)	15,381,632	(22,115,541)	(7,079,104)

(Benefit) provision for income taxes	(9,028,253)	7,561,300	–	(2,579,977)

Net (loss) income	(35,962,506)	7,820,332	(22,115,541)	(4,499,127)

Preferred stock dividends	1,627,188	5,010,300	–	1,589,321

Net (loss) income attributable to common stockholders	$(37,589,694)	$2,810,032	$(22,115,541)	$(6,088,448)

Net (loss) income per common share:
Basic	$(3.02)	$0.23	$(0.94)	$(0.21)
Diluted	$(3.02)	$0.22	$(0.94)	$(0.21)

Weighted average number of common shares outstanding during the period:
Basic	12,465,486	12,247,978	23,574,845	29,064,792
Diluted	12,465,486	12,667,858	23,574,845	29,064,792

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Consolidated Balance Sheet Data:	December 31,	December 31,	September 30,
	2015	2014	2016

Cash	$8,833,230	$2,406,246	$514,344
Accounts receivable, net	8,149,484	17,463,947	2,655,132
Total assets	27,971,873	35,760,754	10,197,937
Current portion of notes payable	269,031	443,292	8,528,193
Current portion of notes payable, related party	5,133,888	3,000,000	1,368,500
Notes payable, net of current portion	2,903,898	93,392	–
Total liabilities	29,165,672	20,716,930	20,236,023
Total stockholders’ (deficit) equity	$(1,193,799)	$15,043,824	$(10,038,086)

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MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”.  The discussion should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

Unless stated otherwise, the words “we,” “us,” “our,” “the Company,” “Rennova Health” or “Rennova Health, Inc.” means Rennova Health, Inc.

Outlook

While our Clinical Laboratory Operations continue to account for more than 80% of our consolidated revenues, these revenues have decreased significantly over the past 12 months. This decline in revenues has had a material adverse impact on our liquidity, results of operations and financial condition, and is the result of increased scrutiny of all service providers, lower third-party reimbursement and our status as an “out of network” service provider. These trends have impacted our entire industry, and have been accompanied by allegations of irregularities in the practices of a number of our competitors and substance abuse facilities. In response, we have put in place a robust compliance program that we are implementing in all facets of our business. As a result, some clients have returned to us and new ones are taking note of the compliance efforts we have been undertaking.

We believe that our ability to grow our clinical laboratory revenues and return to the profitability we experienced in fiscal 2014 and years prior are dependent on our ability to secure “in-network” contracts with insurance companies and other third party payers which will then ensure adequate and timely payment for the toxicology, clinical pharmacogenetics and other testing services we perform. These third party payers are now generally unwilling to reimburse service providers who are not part of their network, a departure from prior industry practices and a trend that has developed during the past 12 to 18 months. While we have made progress in securing “in network” contracts with payers during the second half of 2016, it has not been reflected in our revenues during the nine months ended September 30, 2016. However, we do anticipate that these efforts will manifest themselves in our fourth quarter 2016 revenues and beyond, and that significant new opportunities to become credentialed with certain large third party payers will arise in the coming months. This would have a significant positive impact on our future revenues. In addition, we have made a number of changes to our onboarding policies and procedures to ensure that, on a going forward basis, substantially all services that we performed will be reimbursable.

We have also increased the customer base for our EHR software and billing products and therefore expect increased revenues in our Supportive Software Solutions segment in the fourth quarter and into fiscal 2017.

For the Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Restatement

On May 16, 2016, after review and consideration of the impact of the errors described below, the Audit Committee of the Board of Directors, after consultation with Green & Company, the Company’s independent registered public accounting firm, concluded that the Company’s financial statements for the fiscal year ended December 31, 2015 (“2015 Financial Statements”), could no longer be relied upon as being in compliance with generally accepted accounting principles. Accordingly, the Company restated the 2015 Financial Statements. In addition, press releases including financial information for the year ended December 31, 2015, Green & Company’s report on the 2015 Financial Statements, and any other communications describing the Company’s 2015 Financial Statements, prior to restatement, can no longer be relied upon.

The Company has determined that it did not correctly record, as of December 31, 2015, $1.2 million in stock issued to its financial adviser related to the Merger as of December 31, 2015 and incorrectly recorded $0.5 million in general and administrative costs related to the Merger that should have increased goodwill related to the Merger. Correction of these errors had the following effects on the Company’s 2015 Financial Statements:

•	An increase in impairment of goodwill and intangibles of $1.7 million,

•	A decrease in general and administrative expenses of $0.5 million,

•	A decrease in net income of $1.2 million,

•	An increase in additional paid-in capital of $1.2 million, and

•	A decrease in accumulated deficit of $1.2 million.

As a result, the Company filed a Form 10-K/A on May 17, 2016 with the SEC reflecting such changes.

Results of Operations

We have three operating segments 1) Clinical Laboratory Operations, 2) Supportive Software Solutions, and 3) Decision Support and Informatics Operations. We present our discussion of results of operations by segment below.

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The following table presents key financial and operating metrics for our Clinical Laboratory Operations segment:

	Year ended December 31,
	2015	2014	Change	%
Financial Results:
Net revenues	$17,501,189	$57,180,209	$(39,679,020)	-69.4%
Operating expenses:
Direct costs of revenue	9,013,011	15,680,215	(6,667,204)	-42.5%
General and administrative	14,730,892	15,667,060	(936,168)	-6.0%
Sales and marketing expenses	3,748,891	4,919,974	(1,171,083)	-23.8%
Impairment of goodwill and intangible assets	5,027,860	–	5,027,860	NM
Depreciation and amortization	2,178,423	1,104,606	1,073,817	97.2%

(Loss) income from operations	$(17,197,888)	$19,808,354	$(37,006,242)	-186.8%

Key Operating Measures - Revenues:
Insured tests performed	1,214,667	1,620,822	(406,155)	-25.1%
Revenue per insured test	$14.41	$35.28	$(20.87)	-59.2%
Revenue recognition percent of gross billings	20.0%	25.0%	-5.0%

Key Operating Measures - Direct Costs:
Total samples processed	61,955	67,373	(5,418)	-8.0%
Direct costs per sample	$145.48	$232.74	$(87.26)	-37.5%

The decline in net revenues related primarily to (a) a decrease in the net recovery rate of revenues from 25% of gross billings to insurance carriers to 20% of gross billings to insurance carriers, (b) the 25.1% decline in insured test volume, and (c) an $18.0 million increase in reserves for bad debts, partially offset by (d) an increase in the net reimbursement rate from third party payers. The decrease in the net recovery rate resulted in a decrease in net revenues of $11.4 million. The decrease in insured test volume resulted in a decrease in net revenues of $11.5 million. The increase in the net reimbursement rate from third party payers resulted in an increase in net revenues of $1.2 million. The increase in reserves for bad debts related primarily to slower collections related to changes in billing practices and increased requirements related to medical necessity from third party payers that have increased the time it takes to collect versus the prior year.

The decline in direct costs of revenue resulted from (a) the transition of a significant portion of our testing from external reference labs to internal processing, resulting in a 37.5% decrease in direct costs per sample and (b) the 8% decline in total samples processed. The decline in direct cost per sample resulted in a $5.4 million decrease in direct costs of revenues while the decline in total samples processed resulted in a $1.3 million decrease in direct costs of revenues.

The decline in general and administrative costs resulted primarily from a decrease in the amounts charged by our Supportive Software Solutions group to our Clinical Laboratory Operations group for services provided.

The decline in sales and marketing expenses related primarily to the decline in commissionable collections related to the decline in net revenues.

We experienced a significant decline in our operating income, before impairment charges, and cash flow from our Clinical Laboratory Operations segment in 2015 as well as a decline in our market capitalization that resulted in an impairment of 100% of goodwill and intangible assets for the Clinical Laboratory Operations segment.

The increase in depreciation and amortization relates primarily to the expansion of our Riviera Beach, Florida laboratory and improvements required to transition a significant portion of our testing from external reference labs to internal processing.

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The following table presents key financial metrics for our Supportive Software Solutions segment:

	Year Ended December 31,
	2015	2014	Change	%
Net revenues (including intersegment revenue)	$2,902,667	$3,675,770	$(773,103)	-21.0%
Operating expenses:
Direct costs of revenue	309,334	240,254	69,080	28.8%
General and administrative	6,882,920	3,699,805	3,183,115	86.0%
Sales and marketing expenses	–	31,824	(31,824)	-100.0%
Bad debt	99,754	78,482	21,272	27.1%
Impairment of goodwill and intangible assets	2,742,934	–	2,742,934	NM
Depreciation and amortization	678,201	442,321	235,880	53.3%

(Loss) from operations	$(7,810,476)	$(816,916)	$(6,993,560)	856.1%

The 21% decrease in net revenues from 2014 relates primarily to a $0.9 million decline in the amounts charged by our Supportive Software Solutions group to our Clinical Laboratory Operations group for services provided, partially offset by revenues generated from the launch of our electronic health records product, Medical Mime, into the rehab sector in the fourth quarter of 2015.

The increase in general and administrative expenses relates primarily to increased development spending related to the launch and refinement of our electronic health records product into the rehab sector.

We experienced a significant decline in our operating income, excluding impairment charges, and cash flow from our Supportive Software Solutions segment in 2015 as well as a decline in our market capitalization that resulted in an impairment of 100% of goodwill and intangible assets for the segment.

The increase in depreciation and amortization relates primarily to the purchase of additional technology assets required to support the launch of our electronic health records product into the rehab sector and for support of general corporate requirements.

The following table presents key financial metrics for our Decision Support and Informatics Operations segment:

	Year Ended December 31,
	2015	2014	Change	%
Net revenues	$85,950	$–	$85,950	NM
Operating expenses:
Direct costs of revenue	17,299	–	17,299	NM
General and administrative	281,190	–	281,190	NM
Sales and marketing expenses	14,912	–	14,912	NM
Engineering	415,482	–	415,482	NM
Impairment of goodwill and intangible assets	12,372,526	–	12,372,526	NM
Depreciation and amortization	8,006	–	8,006	NM

(Loss) from operations	$(13,023,465)	$–	$(13,023,465)	NM

The results of our Decision Support and Informatics Operations segment are included in 2015 for the two months following our acquisition of CollabRx, Inc. All changes versus the prior year relate to the acquisition of CollabRx, Inc. in November 2015 and the resulting creation of the Decision Support and Informatics Operations segment.

We experienced a significant decline in our market capitalization that resulted in an impairment of 100% of goodwill and intangible assets for the Decision Support and Informatics Operations segment.

47

The following table presents key financial metrics for our Corporate group:

	Year Ended December 31,
	2015	2014	Change	%
Operating expenses:
General and administrative	$7,482,927	$3,046,328	$4,436,599	145.6%
Sales and marketing expenses	–	15,390	(15,390)	-100.0%
Depreciation and amortization	5,424	5,420	4	0.1%

(Loss) from operations	$(7,488,351)	$(3,067,138)	$(4,421,213)	144.1%

The increase in general and administrative costs relates primarily to a $2.9 million increase in stock compensation expenses, which are non-cash, and $1.2 million in merger, acquisition and integration expenses related to the acquisition of CollabRx. The remaining increase relates primarily to the expansion of our management team.

The following table presents consolidating operating income and other income and expense items for the Company:

	Year Ended December 31,
	2015	2014	Change	%
Income (loss) from operations:
Clinical Laboratory Operations	$(17,197,888)	$19,808,354	$(37,006,242)	-186.8%
Supportive Software Solutions	(7,810,476)	(816,916)	(6,993,560)	856.1%
Decision Support and Informatics Operations	(13,023,465)	–	(13,023,465)	NM
Corporate	(7,488,351)	(3,067,138)	(4,421,213)	144.1%
Eliminations	55,206	(269,306)	324,512	-120.5%

(Loss) income from operations	(45,464,974)	15,654,994	(61,119,968)	-390.4%

Interest expense	(2,689,811)	(513,815)	(2,175,996)	423.5%
Other income	3,164,026	240,453	2,923,573	1215.9%

(Loss) income before income taxes	(44,990,759)	15,381,632	(60,372,391)	-392.5%

Income tax (benefit) expense	(9,028,253)	7,561,300	(16,589,553)	-219.4%

Net (loss) income	$(35,962,506)	$7,820,332	$(43,782,838)	-559.9%

The increase in interest expense relates primarily to increased borrowings in 2015 and an increase of $1.5 million in non-cash amortization of debt discounts.

Other income relates to items that are generally non-recurring in nature. Therefore, inter-period comparisons are not meaningful. In 2015, other income was comprised of a $2.3 million realized gain on derivative instruments related to the amendment and extension of one of our notes payable – related parties, a $0.3 million gain on legal settlements, and a $0.6 million unrealized gain on derivative instruments related to the change in valuation associated with our various floating price convertible debt instruments and warrants.

For 2015, our effective tax rate was 20.1% versus 49.2% for 2014. The decrease in our effective tax rate relates to a decrease in the impact of certain permanent differences of 11.0% and the accrual of a 100% valuation allowance against all of our deferred tax assets in 2015 totaling $8.6 million.

48

For the Three Months Ended September 30, 2016 Compared to the Three Months Ended September 30, 2015

The following table summarizes the results of our consolidated operations (expressed in dollars and as a percentage of net revenues) for the three months ended September 30, 2016 and 2015:

	Three Months Ended September 30,
	2016		2015

Net revenues	$290,004	100.0%	$5,890,918	100.0%
Operating expenses:
Direct costs of revenue	336,023	115.9%	1,866,741	31.7%
General and administrative expenses	7,044,462	2,429.1%	6,082,929	103.3%
Sales and marketing expenses	570,788	196.8%	784,763	13.3%
Bad debt expense	3,666,707	1,264.4%	–	0.0%
Engineering expenses	546,525	188.5%	–	0.0%
Depreciation and amortization	702,275	242.2%	728,572	12.4%
Loss from operations	(12,576,776)	-4,336.8%	(3,572,087)	-60.6%
Other income (expense)	567,337	195.6%	(357,378)	-6.1%
Income tax benefit	–	0.0%	(2,678,777)	-45.5%
Net loss	$(12,009,439)	-4,141.1%	$(1,250,688)	-21.2%

Net Revenues

Consolidated net revenues were $0.3 million for the three months ended September 30, 2016, as compared to $5.9 million for the three months ended September 30, 2015, a decrease of $5.6 million, or 95%. The decrease is mainly the result of a 78.5% decrease in insured test volumes at our laboratory operations, mainly due to our status as an out of network service provider as previously discussed, as well as our determination at September 30, 2016 that the collectible portion of our gross billings that should be reflected in net revenues was 15% of the outgoing billings, as compared to 20% from earlier in the year. This change in estimate resulted in a reduction in net revenues in the amount of $1.7 million.

Direct Cost of Revenue

Direct costs of revenue decreased by 82%, from $1.9 million in the three months ended September 30, 2015 to $0.3 million in the three months ended September 30, 2016. The decrease is a result of (a) a 54.5% decline in total samples processed and (b) the transition of a significant portion of our testing from external reference labs to internal processing, resulting in a 60.4% decrease in direct costs per sample.

General and Administrative Expenses

General and administrative expenses increased by $1.0 million in the third quarter of 2016 as compared to the same period of a year ago, as cost reductions implemented in the first half of 2016, consisting primarily of personnel related expenses, were offset by interest and penalties that were recognized during the period in connection with unpaid taxes and the write down of our investment in Epinex Diagnostics, Inc. in the amount of $0.8 million.

Sales and Marketing Expenses

The decline in sales and marketing expenses of $0.2 million, or 27.3%, for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 was primarily due to the decline in commissionable collections related to the decline in net revenues.

Bad Debt Expense

During the three months ended September 30, 2016, we identified certain accounts receivable related to our Clinical Laboratory Operations business segment that were deemed uncollectible. The primary factors in rendering these receivables uncollectible were our failure to obtain preauthorization from the third party payer prior to rendering services and the lack of an existing preferred provider contract with the third party payer. As a result, we recorded a charge of $3.5 million related to our inability to collect on these receivables, which is reflected in bad debt expense in the accompanying consolidated statements of operations, which we do not expect to be a recurring item. We also increased the allowance for doubtful accounts for our Supportive Software Solutions segment by $0.2 million, with no comparable amounts for the three months ended September 30, 2015.

49

Engineering Expenses

Engineering expenses of $0.5 million in the three months ended September 30, 2016 represent development expenses at our Decision Support and Informatics business segment, which was acquired on November 2, 2015.

Depreciation and Amortization Expenses

Depreciation and amortization expense was essentially unchanged during the three months ended September 30, 2016 as compared with the prior year period, as we had minimal capital expenditures in 2016.

Loss from Operations

Our operating loss increased by $9.0 million to $12.6 million for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015. The increase is mainly due to the $5.6 million decrease in net revenue for the quarter and $3.7 million of bad debt expense.

Other income (expense)

Other income of $0.6 million for three months ended September 30, 2016 consists primarily of $2.1 million in non-cash gains on the change in fair value of derivative financial instruments related to convertible notes and warrants, largely offset by $1.6 million of interest expense, which includes an interest charge of $0.5 million related to the $5 million prepaid forward purchase contract (see “Liquidity and Capital Resources”) and $0.4 million of non-cash interest expense related to the accretion of debt discounts. Other expense of $0.4 million for the three months ended September 30, 2015 includes interest expense of $0.5 million and a gain on the change in fair value of derivative instruments of $0.2 million.

Income tax benefit

During the three months ended September 30, 2015, we recorded an income tax benefit in the amount of $2.7 million, as we determined that our net deferred tax assets would be realized. We recognized no income tax benefit in 2016, as we have recorded a full valuation allowance for all of our deferred tax assets in 2016, including our net operating losses.

Net loss

Our net loss for the three months ended September 30, 2016 was $12.0 million, as compared to $1.3 million for the same period of a year ago, an increase of $10.1 million. The change is primarily due to the $9.0 million increase in operating loss in 2016 and the $2.7 million income tax benefit in 2015 not present in 2016, partially offset by the increase in other income of $0.9 million in 2016.

The following table presents key financial and operating metrics for our Clinical Laboratory Operations segment:

	Three Months Ended September 30,
Clinical Laboratory Operations	2016	2015	Change	%

Net revenues	$169,649	$5,972,121	$(5,802,472)	-97.2%
Operating expenses:
Direct costs of revenue	255,151	1,870,453	(1,615,302)	-86.4%
Bad debt expense	3,475,252	–
General and administrative expenses	3,043,472	2,941,457	102,015	3.5%
Sales and marketing expenses	415,976	784,763	(368,787)	-47.0%
Depreciation and amortization	562,929	593,965	(31,036)	-5.2%

Loss from operations	$(7,583,131)	$(218,517)	$(7,364,614)	(3,370.4)%

Key Operating Measures - Revenues:
Insured tests performed	65,003	302,561	(237,558)	-78.5%
Net revenue per insured test	$28.46	$19.74	$8.72	44.2%
Revenue recognition percent of gross billings	15.0%	25.0%	-10.0%

Key Operating Measures - Direct Costs:
Total samples processed	10,060	22,128	(12,068)	-54.5%
Direct costs per sample	$25.36	$84.53	$(59.17)	-70.0%

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The following table presents key financial metrics for our Supportive Software Solutions segment:

	Three Months Ended September 30,
Supportive Software Solutions	2016	2015	Change	%

Net revenues (including intersegment revenues):	$552,502	$662,503	$(110,001)	-16.6%
Operating expenses:
Direct costs of revenue	80,872	(3,712)	84,584	-2,278.7%
General and administrative expenses	1,369,812	1,981,510	(611,698)	-30.9%
Bad debt expense	191,455	–	191,455	NM
Depreciation and amortization	163,749	163,299	450	0.3%

Loss from operations	$(1,253,386)	$(1,478,594)	$225,208	-15.2%

The decrease in net revenues from 2015 is mainly due to a reduction in the amounts charged by our Supportive Software Solutions group to our Clinical Laboratory Operations group for services provided. The decrease in general and administrative expenses relates primarily to movement of a significant portion of our development activities from contracted labor to internal personnel.

The following table presents key financial metrics for our Decision Support and Informatics Operations segment, which was acquired through the Merger with CollabRx in the fourth quarter of 2015:

	Three Months Ended September 30,
Decision Support and Informatics Operations	2016	2015	Change	%

Net revenues	$69,908	$–	$69,908	NM
Operating expenses:
General and administrative expenses	193,022	–	193,022	NM
Sales and marketing expenses	154,812	–	154,812	NM
Engineering expenses	546,525	–	546,525	NM
Depreciation and amortization	8,514	–	8,514	NM

Loss from operations	$(832,965)	$–	$(832,965)	NM

The following table presents key financial metrics for our Corporate group:

	Three Months Ended September 30,
Corporate	2016	2015	Change	%

Operating expenses:
General and administrative expenses	$2,940,211	$1,903,668	$1,036,543	54.4%
Depreciation and amortization	(32,917)	(28,692)	(4,225)	14.7%

Loss from operations	$(2,907,294)	$(1,874,976)	$(1,032,318)	55.1%

The increase in general and administrative expenses is mainly due to interest and penalties that were recognized during the period in connection with unpaid taxes in the amount of $0.8 million, and an increase in stock-based compensation of $0.3 million.

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For the Nine Months Ended September 30, 2016 compared to the Nine Months Ended September 30, 2015

The following table summarizes the results of our consolidated operations (expressed in dollars and as a percentage of net revenues) for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016		2015

Net revenues	$5,222,529	100.0%	$28,921,351	100.0%
Operating expenses:
Direct costs of revenue	1,290,326	24.7%	8,566,372	29.6%
General and administrative expenses	18,892,835	361.8%	21,118,902	73.0%
Sales and marketing expenses	2,034,499	39.0%	3,106,551	10.7%
Bad debt expense	3,668,092	70.2%	99,754	0.3%
Engineering expenses	1,636,702	31.3%	–	0.0%
Depreciation and amortization	2,131,232	40.8%	1,979,006	6.8%
Loss from operations	(24,431,157)	-467.8%	(5,949,234)	-20.6%
Other income (expense)	2,315,616	44.3%	(1,129,870)	-3.9%
Income tax benefit	–	0.0%	(2,579,977)	-8.9%
Net loss	$(22,115,541)	-423.5%	$(4,499,127)	-15.6%

Net Revenues

Consolidated net revenues were $5.2 million for the nine months ended September 30, 2016, as compared to $28.9 million for the nine months ended September 30, 2015, a decrease of $23.7 million, or 82%. Clinical Laboratory Operations revenues decreased from $28.4 million in the nine months ended September 30, 2015 to $4.1 million in the nine months ended September 30, 2016. The decline in Clinical Laboratory Operations revenue is mainly the result of an 81.5% decrease in insured test volumes resulting in a $25.7 million decrease in revenue, partially offset by an 11% increase in revenue per insured test, resulting in a $3.1 million increase in revenue. The decrease in the estimated collectible portion of our gross billings from 20% to 15% resulted in a reduction in net revenues in the amount of $1.7 million.

Supportive Software Solutions revenue increased by $0.1 million, or 15.5%, to $0.6 million for the nine months ended September 30, 2016, as we continued to expand our base of software customers. Decision Support and Informatics Revenue was $0.5 million for the nine months ended September 30, 2016, due to the merger with CollabRx on November 2, 2015.

Direct Cost of Revenue

Direct costs of revenue decreased by 85%, from $8.6 million in the nine months ended September 30, 2015 to $1.3 million in the nine months ended September 30, 2016. The decrease is a result of (a) a 63.9% decline in total samples processed and (b) the transition of a significant portion of our testing from external reference labs to internal processing, resulting in a 58.3% decrease in direct costs per sample.

General and Administrative Expenses

General and administrative expenses decreased by $2.2 million, or 10.5%, in the first nine months of 2016 as compared to the same period of a year ago, mainly due to cost savings realized with respect to personnel and laboratory equipment during the first half of 2016.

Sales and Marketing Expenses

The decline in sales and marketing expenses of $1.1 million, or 34.5%, for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 was primarily due to the decline in commissionable collections related to the decline in net revenues.

Bad Debt Expense

Bad debt expense for the nine months ended September 30, 2016 was $3.7 million, as compared to $0.1 million for the same period of a year ago, mainly due to the $3.5 million bad debt charge related to receivables in our Clinical Laboratory Operations segment.

Engineering Expenses

Engineering expenses of $1.6 million in the nine months ended September 30, 2016 represent development expenses at our Decision Support and Informatics business segment, which was acquired on November 2, 2015.

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Depreciation and Amortization Expenses

Depreciation and amortization expense increased by $0.1 million during the nine months ended September 30, 2016 as compared with the prior year period, mainly due to the acquisition of CollabRx.

Loss from Operations

Our operating loss increased by $18.5 million to $24.4 million for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015. The increase is mainly due to the $23.7 million decrease in net revenues for the period and increases in bad debt and engineering expenses, partially offset by the decreases in direct costs of revenue and general and administrative expenses.

Other income (expense)

Other income of $2.3 million for nine months ended September 30, 2016 consists primarily of $6.8 million in non-cash gains on the change in fair value of derivative financial instruments related to convertible notes and warrants, largely offset by $4.7 million of interest expense, which includes interest charges of $1.0 million related to the $5 million prepaid forward purchase contract (see “Liquidity and Capital Resources”) and $2.5 million of non-cash interest expense related to the accretion of debt discounts. Other expense of $1.1 million for the nine months ended September 30, 2015 includes interest expense of $1.6 million, a gain on the change in fair value of derivative instruments of $0.2 million and a gain on a legal settlement in the amount of $0.3 million.

Income tax benefit

During the nine months ended September 30, 2015, we recorded an income tax benefit in the amount of $2.6 million, with no comparable amount in 2016.

Net loss

Our net loss for the nine months ended September 30, 2016 was $22.1 million, as compared to $4.5 million for the same period of a year ago, an increase of $17.6 million. The change is primarily due to the $18.5 million increase in operating loss in 2016 and the $2.6 million income tax benefit in 2015 not present in 2016, partially offset by the increase in other income of $3.4 million.

The following table presents key financial and operating metrics for our Clinical Laboratory Operations segment:

	Nine Months Ended September 30,
Clinical Laboratory Operations	2016	2015	Change	%

Net revenues	$4,146,949	$28,396,875	$(24,249,926)	-85.4%
Operating expenses:
Direct costs of revenue	1,034,762	8,566,372	(7,531,610)	-87.9%
Bad debt expense	3,475,252	–
General and administrative expenses	7,772,139	9,023,269	(1,251,130)	-13.9%
Sales and marketing expenses	1,439,994	3,106,551	(1,666,557)	-53.6%
Depreciation and amortization	1,706,164	1,562,314	143,850	9.2%

(Loss) income from operations	$(11,281,362)	$6,138,369	$(17,419,731)	-283.8%

Key Operating Measures - Revenues:
Insured tests performed	203,896	1,102,700	(898,804)	-81.5%
Net revenue per insured test	$28.58	$25.75	$2.83	11.0%
Revenue recognition percent of gross billings	15.0%	25.0%	-10.0%

Key Operating Measures - Direct Costs:
Total samples processed	25,275	70,035	(44,760)	-63.9%
Direct costs per sample	$40.94	$122.32	$(81.38)	-66.5%

53

The following table presents key financial metrics for our Supportive Software Solutions segment:

	Nine Months Ended September 30,
Supportive Software Solutions	2016	2015	Change	%

Net revenues (including intersegment revenues):	$1,641,971	$2,096,919	$(454,948)	-21.7%
Operating expenses:
Direct costs of revenue	229,616	–	229,616	NM
General and administrative expenses	4,528,943	5,696,859	(1,167,916)	-20.5%
Sales and marketing expenses	1,329	–	1,329	NM
Bad debt	192,740	99,754	92,986	93.2%
Depreciation and amortization	490,236	499,162	(8,926)	-1.8%

Loss from operations	$(3,800,893)	$(4,198,856)	$397,963	-9.5%

The decrease in net revenues from 2015 is mainly due to a reduction in the amounts charged by our Supportive Software Solutions group to our Clinical Laboratory Operations group for services provided. The decrease in general and administrative expenses relates primarily to movement of a significant portion of our development activities from contracted labor to internal personnel.

The following table presents key financial metrics for our Decision Support and Informatics Operations segment:

	Nine Months Ended September 30,
Decision Support and Informatics Operations	2016	2015	Change	%

Net revenues	$470,005	$–	$470,005	NM
Operating expenses:
Direct costs of revenue	25,948	–	25,948	NM
General and administrative expenses	570,999	–	570,999	NM
Sales and marketing expenses	593,177	–	593,177	NM
Bad debt expense	100		100	NM
Engineering expenses	1,636,702	–	1,636,702	NM
Depreciation and amortization	33,324	–	33,324	NM

Loss from operations	$(2,390,245)	$–	$(2,390,245)	NM

The following table presents key financial metrics for our Corporate group:

	Nine Months Ended September 30,
Corporate	2016	2015	Change	%

Operating expenses:
General and administrative expenses	$7,057,150	$7,971,217	$(914,067)	-11.5%
Depreciation and amortization	(98,492)	(82,470)	(16,022)	19.4%

Loss from operations	$(6,958,658)	$(7,888,747)	$930,089	-11.8%

The decrease in general and administrative expenses is mainly due to reductions in stock-based compensation in 2015 as compared to the prior year in the amount of $2.5 million, partially offset by interest and penalties that were recognized during the period in connection with unpaid taxes and an increase in professional fees.

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LIQUIDITY AND CAPITAL RESOURCES

The Company historically had utilized cash generated from operations and various credit facilities to fund working capital needs, acquisitions and capital expenditures. Since the consummation of the Merger on November 2, 2015, we have financed our operations primarily from the sale of our equity securities, short-term advances from related parties and the proceeds we received from pledging certain of our accounts receivable as discussed below. Future cash needs for working capital, acquisitions and capital expenditures will require management to seek additional equity financing or obtain additional credit facilities. The sale of additional equity could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

At September 30, 2016, we had cash on hand of approximately $0.5 million, a working capital deficit of $13.8 million and a stockholders’ deficit of $10.0 million. In addition, we incurred a net loss of $22.1 million during the first nine months of 2016. As of the date of this prospectus, our cash position is critically deficient and payments critical to our ability to operate are not being made in the ordinary course. Our fixed operating expenses, including payroll, rent, capital lease payments and other fixed expenses, are approximately $1.4 million per month. Our failure to raise additional capital in the coming weeks will have a material adverse effect on our ability to operate our business. In addition, we will be required to raise additional capital in order to fund our operations for the next twelve months. There can be no assurances that we will be able to raise the necessary capital on terms that are acceptable to us, or at all. If we are unable to secure the necessary funding as and when required, it will have a material adverse effect on our business and we may be required to downsize, further reduce our workforce, sell some of our assets or possibly curtail or even cease operations, raising substantial doubt about our ability to continue as a going concern.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8.7 million which had been adjusted down to approximately $4.3 million on our balance sheet as of March 31, 2016. As of September 30, 2016, the carrying value of these receivables was approximately $0.2 million. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company's payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment). In addition, the Company agreed to pay Mr. Diamantis $0.5 million in connection with providing the guarantee. This amount was settled in August 2016 with the issuance of shares of common stock and warrants to purchase common stock.

During the nine months ended September 30, 2016, we repaid a $3.0 million related party note in its entirety, made payments on capital lease obligations in the amount of $0.8 million and repaid short-term advances from related parties, net of repayments, in the amount of $0.4 million.

On July 19, 2016, we closed a public offering of our equity securities whereby we issued 19,115,000 shares of our common stock and warrants to purchase an additional 19,115,000 shares of our common stock and received net proceeds of approximately $7.5 million. In conjunction with this offering, we also issued an additional 303,633 warrants to cover over-allotments. The proceeds were used for working capital and general corporate purposes, continued development of new diagnostics processes and methodologies, continued development, roll out and implementation of EHR and Revenue Cycle Management services, acquisitions and expansion of our business and for the repayment of certain related party notes and advances, including the outstanding balance on a related party note in the amount of $750,000, and $2.7 million that was owed to a member of our Board of Directors.

In September 2016, we received $0.4 million from the sale of convertible notes and warrants, and an income tax refund in the amount of $1.8 million. Also in September 2016, we were issued warrants from the Florida Department of Revenue for unpaid taxes related to the Company’s 2014 state income tax return in the amount of $0.9 million, including interest and penalties. We do not have the financial resources to satisfy this obligation, and are working with the Florida Department of Revenue to resolve this matter over a period of time that will be satisfactory to all parties.

We have received a demand for payment from the holders of the Tegal Notes (see note 4 to the consolidated financial statements) demanding payment of the amounts that were due on July 12, 2016. The total amount outstanding under the Tegal Notes, including accrued interest, is approximately $0.4 million.

The Company has not made the last two required payments under a senior secured convertible debenture with an outstanding principal amount of $3.0 million, and currently does not have the financial resources to satisfy this obligation. The Company is currently negotiating a forbearance agreement with the lender and is exploring several alternatives to refinance the debenture.

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Liquidity and Capital Resources during the year ended December 31, 2015 compared to the year ended December 31, 2014

The following table presents our capital resources as of December 31, 2015 and 2014:

	December 31,	December 31,
	2015	2014	Change
Cash	$8,833,230	$2,406,246	$6,426,984
Working capital	$4,218,687	$2,180,708	$2,037,979
Total debt	$8,306,817	$3,536,684	$4,770,133
Total equity	$(1,193,799)	$15,043,824	$(16,237,623)

The following table presents the major sources and uses of cash for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014	Change
Cash from (used in) operations	$(12,561,861)	$7,701,730	$(20,263,591)
Cash provided by (used in) investing activities	4,281,470	(4,023,219)	8,304,689
Cash provided by (used in) financing activities	14,707,375	(5,413,681)	20,121,056
Net change in cash	$6,426,984	$(1,735,170)	$8,162,154

The decline in cash from operations from 2014 to 2015 is presented in the following table:

	Year Ended December 31,
	2015	2014	Change
Net income	$(35,962,506)	$7,820,332	$(43,782,838)
Non-cash adjustments to income	24,983,401	2,206,827	22,776,574
Change in accounts receivable	9,138,114	(6,408,774)	15,546,888
Change in accounts payable and accrued expenses	1,130,662	432,352	698,310
Change in income tax assets and liabilities	(10,907,859)	3,966,606	(14,874,465)
Change in other assets and liabilities	(943,673)	(315,613)	(628,060)
Cash from operations	$(12,561,861)	$7,701,730	$(20,263,591)

The decline in net income is discussed in results of operations above. The increase in non-cash adjustments to revenue relates primarily to a $20.1 million impairment of goodwill and intangibles in 2015 and a $2.9 million increase in stock-based compensation expense.

The decrease in accounts receivable relates primarily to increased bad debt write-offs of $18.0 million due to slower collections related to changes in billing practices and increased requirements related to medical necessity from third party payers that have increased the time it takes to collect versus the prior year.

The larger increase in accounts payable and accrued expenses relates primarily to a $1.1 million increase in accrued dividends on Medytox Series B Preferred Stock over 2014. The Medytox Series B Preferred Stock is no longer outstanding and therefore no further dividends will be accrued.

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The decrease in income tax assets and liabilities relates primarily to the decrease in pre-tax income that has resulted in a $2.4 million income tax refund due for 2013 and taxes paid in cash of $1.8 million in 2015 that were accrued at December 31, 2014.

The increase in cash from investing activities relates primarily to $4.7 million of cash received in the acquisition of CollabRx in 2015, $1.6 million of cash paid for acquisitions in 2014 and a $2.0 million decrease in capital expenditures related to the completion of the build out of our Riviera Beach, Florida laboratory.

The increase in cash from financing activities relates primarily to a public offering of common and preferred stock, both with attached warrants, in December 2015 that generated $9.2 million in cash, of which $7.0 million was allocated to the warrants, a $3.4 million decrease in payments of accrued dividends on the Medytox Series B Preferred Stock and changes in overall borrowings and repayments on debt instruments. For a description of our various debt instruments and specific transactions, see Note 8 – Notes Payable to the Consolidated Financial Statements incorporated by reference in this prospectus.

Liquidity and Capital Resources as of September 30, 2016 compared to as of December 31, 2016

The following table presents our capital resources as of September 30, 2016 and December 31, 2015:

	September 30,	December 31,
	2016	2015	Change

Cash	$514,344	$8,833,230	$(8,318,886)
Working capital	(13,768,637)	4,218,687	(17,987,324)
Total debt, excluding discounts and derivative liabilities	10,150,112	8,541,612	1,608,500
Stockholders' deficit	$(10,038,086)	$(1,193,799)	$(8,844,287)

The following table presents the major sources and uses of cash for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016	2015	Change

Cash used in operations	$(17,040,274)	$(5,877,843)	$(11,162,431)
Cash provided by (used in) investing activities	63,273	(359,690)	422,963
Cash provided by financing activities	8,658,115	4,131,593	4,526,522

Net change in cash	$(8,318,886)	$(2,105,940)	$(6,212,946)

The increase in cash used in operations for the nine months ended September 30, 2016 and 2015 is presented in the following table:

	Nine Months Ended September 30,
	2016	2015	Change

Net loss	$(22,115,541)	$(4,499,127)	$(17,616,414)
Non-cash adjustments to income	2,153,595	22,252,309	(20,098,714)
Accounts receivable	1,826,261	(21,628,121)	23,454,382
Accounts payable and accrued expenses	(1,281,385)	3,133,314	(4,414,699)
Other	2,376,796	(5,136,218)	7,513,014
Cash used in operations	$(17,040,274)	$(5,877,843)	$(11,162,431)

The decrease in cash used in investing activities is primarily due to the completion of the build out of our Riviera Beach, Florida laboratory in 2015.

The increase in cash provided by financing activities is mainly due to the $5.0 million received in connection with the prepaid forward purchase contract discussed above and the $7.5 million in proceeds from the public offering, partially offset by the repayment of a related party note of $3.0 million during the nine months ended September 30, 2016, as compared to $6.5 million received from the proceeds of notes issued in 2015 and payment of preferred stock dividends of $1.9 million during the nine months ended September 30, 2015.

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Going Concern

The Company’s consolidated financial statements and management’s discussion and analysis of financial condition and results of operations are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has recently accumulated significant losses and has negative cash flows from operations, and, at September 30, 2016, had a working capital deficit and stockholders’ deficit of $13.8 million and $10.0 million, respectively, which raise substantial doubt about its ability to continue as a going concern. In addition, the Company’s cash position is critically deficient, critical payments are not being made in the ordinary course, and the Company has not made the required payments under a secured debenture with an outstanding principal amount of $3.0 million, for which the Company currently does not have the resources to satisfy. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2015 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that raise substantial doubt about the Company’s ability to continue as a going concern are as follows:

The Company is currently executing on a plan of action to increase the volume of samples processed by its laboratories and to increase the number of customers for its supportive software solutions. In addition, the Company has undertaken additional cost saving measures, including personnel reductions and a reorganization of the Company’s sales force under the direction of the new Chief Executive Officer of the Company’s Medytox Medical Marketing & Sales, Inc. subsidiary. No conclusion can be drawn at this time about the ultimate efficacy of these plans of action.

In order to support the Company’s continued operations and enhance its working capital position, we recently completed two financings. On March 31, 2016, the Company received proceeds of $5.0 million from pledging certain of its accounts receivable as collateral to a prepaid forward purchase contract. On July 19, 2016, the Company closed a public offering of its equity securities and received net proceeds of approximately $7.3 million. In addition, in September 2016, the Company received an income tax refund in the amount of $1.8 million and received net proceeds from the sale of convertible notes in the amount of $0.4 million.

There can be no assurance that the Company will be able to achieve its business plans, raise any additional capital or secure additional financing, if necessary, to achieve its current operating plan. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraphs and eventually return to profitability. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our principal accounting policies are described in Note 2 of the consolidated financial statements incorporated by reference in this prospectus. The preparation of the financial statements in accordance with accounting principles generally accepted in the Unites States of America requires management to make significant judgments and estimates. Some accounting policies have a significant impact on amounts reported in these financial statements. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. Significant accounting policies, including areas of critical management judgments and estimates, include the following:

Revenue Recognition

Service revenues are principally generated from laboratory testing services, including chemical diagnostic tests such as blood analysis and urine analysis. Net service revenues are recognized at the time the testing services are performed and billed and are reported at their estimated net realizable amounts.

Net service revenues are determined utilizing gross service revenues net of allowances. Even though it is the responsibility of the patient to pay for laboratory service bills, most individuals in the United States have an agreement with a third party payer such as Medicare, Medicaid or a commercial insurance provider to pay all or a portion of their healthcare expenses; the majority of services provided by us are to patients covered under a third party payer contract. Despite follow up billing efforts, the Company does not currently anticipate collection of a significant portion of self-pay billings including the patient responsibility portion of the billing for patients covered by third party payers. The Company currently does not have any capitated agreements. In the remainder of the cases, the Company is provided the third party billing information and seeks payment from the third party under the terms and conditions of the third party payer for health service providers like us. Each of these third party payers may differ not only in terms of rates, but also with respect to terms and conditions of payment and providing coverage (reimbursement) for specific tests. Estimated revenues are established based on a series of procedures and judgments that require industry specific healthcare experience and an understanding of payer methods and trends.

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We review our calculations on a monthly basis in order to make certain that we are properly allowing for the uncollectable portion of our gross billings and that our estimates remain sensitive to variances and changes within our payer groups. The contractual allowance calculation is made on the basis of historical allowance rates for the various specific payer groups on a monthly basis with a greater weight being given to the most recent trends; this process is adjusted based on recent changes in underlying contract provisions and shifts in the testing being performed. The provision for bad debts represents our estimate of net revenues that will ultimately be uncollectable and is based upon our analysis of historical payment rates by specific payer groups on a monthly basis with primary weight being given to the most recent trends; this approach allows bad debt to more accurately adjust to short-term changes in the business environment. These two calculations are routinely analyzed by us on the basis of actual allowances issued by payers and the actual payments made to determine what adjustments, if any, are needed. Based on the calculations at December 31, 2014, we determined that the collectible portion of our gross billings that should be reflected in net revenues was 25% of the outgoing billings. At December 31, 2015, we determined that the collectible portion of our gross billings that should be reflected in net revenues was 20% of the outgoing billings, and we recorded revenues at that rate in the first six months of 2016. At September 30, 2016, we determined that the portion of gross billings that should be reflected in net revenues was 15% of the outgoing billings. These changes were impacted, in part, by certain third party payers that had, at various times during 2015, unilaterally stopped payments to our labs. Those amounts are currently in dispute with those third party payers.

Contractual Allowances and Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for credits and doubtful accounts, which are estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimating and reviewing the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for contractual credits and doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues which may impact the collectability of these receivables or reserve estimates. Receivables deemed to be uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. Historically, revisions to the allowances for doubtful accounts estimates are recorded as an adjustment to provision for bad debts within selling, general and administrative expenses.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

As of December 31, 2015, management determined that its goodwill and intangible assets were impaired. As such, it recorded an impairment charge totaling $20.1 million. We did not record any impairment charges for the nine months ended September 30, 2016 and 2015.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and
Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

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Derivative Financial Instruments and Fair Value

We account for warrants issued in conjunction with the issuance of common stock and certain convertible debt instruments in accordance with the guidance contained in ASC Topic 815, Derivatives and Hedging (“ASC 815”) and ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”). For warrant instruments and conversion options embedded in promissory notes that are not deemed to be indexed to the Company’s own stock, we classify such instruments as liabilities at their fair values at the time of issuance and adjust the instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until extinguished either through conversion or exercise, and any change in fair value is recognized in our statement of operations. The fair values of these derivative and other financial instruments have been estimated using a Black-Scholes model and other valuation techniques.

Stock Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Pursuant to the terms of the Tegal Corporation 2007 Incentive Award Plan (the “2007 Equity Plan”), which became available upon the acquisition of CollabRx, an aggregate of 50 million shares of common stock is available for grant pursuant to the 2007 Equity Plan. The 2007 Equity Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards. The option exercise price of all stock options granted pursuant to the 2007 Equity Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee's death. Awards granted under the 2007 Equity Plan are generally subject to vesting at the discretion of the Committee. As of September 30, 2016, 27,800,826 shares were available for issuance under the 2007 Equity Plan.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the Company determines the fair value of the options, warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity/(deficit) over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.

Name	Age	Positions
Seamus Lagan	47	President, Chief Executive Officer and Interim Chief Financial Officer and Director
Dr. Paul R. Billings	63	Director
Christopher E. Diamantis	48	Director
Benjamin Frank	82	Director
Michael L. Goldberg	66	Director
Robert Lee	62	Director

All directors of the Company serve one year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Executive Officers’ and Directors’ Biographies

Seamus Lagan was appointed Chief Executive Officer and President and a director of the Company on November 2, 2015 and as Chief Executive Officer and a director of Medytox Solutions, Inc., a wholly-owned subsidiary of the Company (“Medytox”), effective September 15, 2014. Mr. Lagan was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016. Mr. Lagan has been, either individually or through Alcimede LLC, a consultant to Medytox since May 2011. Mr. Lagan has been a director of Alcimede since its formation in 2007. Alcimede is a privately-held, Delaware limited liability company which provides various consulting services, including management, organization, and financial consulting services. Mr. Lagan also currently serves, through Alcimede, as chief executive officer of the following subsidiaries of the Company: Medytox Diagnostics, Inc. (since February 2012), and Health Technology Solutions, Inc. (since June 2011) and as president of Medical Billing Choices, Inc. (since July 2013). From September 2008 through May 2011, Mr. Lagan was a private investor. In 2008, TecEnergy UK Limited (“TEC”), a waste management and alternative energy company in England and Wales, of which Mr. Lagan served as a director, was placed into administration to protect it from bankruptcy. The relevant taxing authorities in the United Kingdom alleged that the directors reduced the debt of TEC to its creditors at the expense of tax liabilities to the taxing authorities. There were no other allegations of wrongdoing, but based on such allegations, the taxing authorities sought to have each of the directors of TEC banned from acting as a director in the United Kingdom for a three-year period. At the time of such action, Mr. Lagan had significant health issues and did not defend himself. As a result, Mr. Lagan was banned in his absence from acting as a director of a United Kingdom company from October 8, 2010 until October 2015 (In the Matter of TecEnergy UK Limited and in the Matter of the Company Directors Disqualifications Act of 1986 between the Secretary of State for Business, Innovation and Skills and Seamus Lagan (Norwich County Court, from 2014 to 2015, UK, Claim No. 0NR00656)). Mr. Lagan graduated from Ballymena Technical College in Ireland in 1989.

Paul R. Billings, M.D., Ph.D., FACP, FACMG, joined the board of directors on April 7, 2014. A Board certified internist and clinical geneticist, Dr. Billings is currently the Chairman of Biological Dynamics, Inc., an innovative cancer testing company in San Diego, California, and Executive Chairman and Co-Founder of PlumCare, a direct to consumer genomics start-up. He is also a member of the board of directors of Trovagene, Inc. (NASDAQ: TROV) since October 2013, and acting Chief Medical Officer (CMO) of Omicia, Inc., and serves on other for-profit and not-for-profit boards including the Council for Responsible Genetics, the country’s oldest independent biotechnology “watchdog” organization. He is a principal in the Bethesda Group, a full service consulting group in the diagnostic sector. In the recent past, Dr. Billings completed significant consultancies at Johnson & Johnson, from 2014 to 2015, and ThermoFisher Scientific (creating and directing the IMPACT Cancer Program) from 2013 to 2015, and was the CMO of Life Technologies Inc. (Lifetech) from 2012 to 2014 and then the CMO (consulting) of the Genetic Sciences Division of ThermoFisher Scientific, both positions aimed at improving patient care through expanding the use of medically relevant genomic technologies in clinical settings. Dr. Billings was formerly a director of Ancestry.com, the Executive Chairman of Signature Genomics Inc., and a Founder of the Cordblood Registry, Inc. Additionally, he was a founder or chief executive officer of several companies involved in genetic and diagnostic medicine including GeneSage Inc., Omicia Inc., and CELLective Dx Corporation, and was senior vice president for corporate development at Laboratory Corporation of America Holdings (NYSE; LH). Dr. Billings has extensive expertise and experience in the areas of genomics and molecular medicine. He has served on the Scientific Advisory Board of the Food and Drug Administration, the Genomic Medicine Advisory Committee at the Department of Veterans Affairs, and as a Director of the Personalized Medicine Coalition. Prior to the appointments at Lifetech and TFS, Dr. Billings was the Director and Chief Scientific Officer of the Genomic Medicine Institute at El Camino Hospital, the largest community hospital in Silicon Valley. He was also a member of the United States Department of Health and Human Services Secretary’s Advisory Committee on Genetics, Health and Society. In addition, Dr. Billings has had a distinguished career as a physician and researcher. He has held academic appointments at Harvard University, U.C. San Francisco, Stanford University and U.C. Berkeley, and has served as a physician at a number of leading medical centers. He is the author of nearly 200 publications and books on experimental and clinical medicine. His work on genetic discrimination was instrumental in the creation and passage of the federal Genetic Information Non-Discrimination Act of 2008. Dr. Billings holds an M.D. from Harvard Medical School and a Ph.D. in immunology from Harvard University.

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Christopher E. Diamantis has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from April 24, 2013 to November 2, 2015. Mr. Diamantis has served, since 1999, as Chairman and Chief Executive Officer of Integrated Financial Settlements, Inc., a structured settlement consulting firm in Tallahassee, Florida. He has also been, since April 2000, a director and managing partner of The Gabor Agency, Inc., a 65-year old Florida-based company specializing in investment and insurance planning for public employees and universities. In addition, since 2007, Mr. Diamantis has been a director and partner in Counsel Financial Services, Inc., a specialty financial firm catering to the needs of the legal community and the largest non-bank lender to law firms in the United States. He is a past member of the Board of Governors of the Florida State University College of Business and past president of the National Structured Settlements Trade Association.

Benjamin Frank has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from April 24, 2013 to November 2, 2015. Mr. Frank is a retired lawyer and businessman, with particular experience in healthcare, foreign trade, retail, business development and government. After practicing as an attorney, from 1962 to 1966, he was a Senior Vice President and member of the Board of Directors of Allied Stores Corporation, which owned department stores and specialty stores, including Jordan Marsh, Brooks Brothers, Ann Taylor and others. He also served, from 1971 to 1987, as a Vice President and Trustee of North Shore University Hospital, currently North Shore University Hospital, Long Island Jewish Hospital System. Mr. Frank was appointed in February 2009 by former Florida Governor Charlie Crist to the Board of the Health Care District of Palm Beach County and he served as Chair of the Board from October 2011 to February 2013.

Michael L. Goldberg has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from August 6, 2015 to November 2, 2015. Mr. Goldberg has been, through Monarch Capital LLC, a consultant of Medytox since August 2015. Mr. Goldberg has been the Managing Director of Monarch Capital LLC since April, 2006. Monarch is a corporate consulting company primarily servicing small to mid-sized public and private companies. As such, he served in a corporate restructuring capacity as a Director, Acting Chief Executive Officer and President of IDO Security, Inc., from July 2006, until May 2013. Mr. Goldberg served as a Director and Chief Executive Officer of Rx Medical Services Corp. (“RXM”), an American Stock Exchange listed company, a position he held from May 1991 through June 2006. RXM was a medical company, which at one time managed and owned rural hospitals, clinical laboratories and MRI/CT centers across the United States. While there he was responsible for in excess of 25 acquisitions across the country. Mr. Goldberg has been involved as a consultant to a number of private and public companies in varying industries, assisting in their formation and capital structures. Mr. Goldberg began his career as an Asper Fellow in the US Attorney’s office in 1974 with the Criminal division of the Department of Justice in Washington, D.C. (Watergate prosecution team) before becoming an Assistant District Attorney in Philadelphia where he rose to the major trial and then homicide division. Mr. Goldberg was also a litigator in Philadelphia where he maintained a private practice before he transitioned into a career in corporate restructuring. Mr. Goldberg has served as a Director of both private and publicly traded companies and has served on audit and compensation committees.

Robert Lee has served as a director of the Company since November 2, 2015 and previously served as a director of Medytox from August 6, 2015 to November 2, 2015. Mr. Lee is currently the Managing Partner of Sheffield Investment Partners, and has served in such capacity since 2010. Prior thereto, from 2008 until 2010, Mr. Lee served as a Managing Director of New Stream Capital, and from 2000 until 2007, Mr. Lee was a Managing Director at CRT Capital Group (“CRT”). Prior to joining CRT, Mr. Lee was a Managing Director of Morgan Stanley Dean Witter from 1984 until 2000. Mr. Lee ran several units of Dean Witter’s Investment Bank including the M&A Group. After the merger of Dean Witter with Morgan Stanley, Mr. Lee was a Managing Director in the M&A group at Morgan Stanley working most closely with the Financial Sponsors. Mr. Lee also serves as a Board member of SL Investment Management, and has served in such capacity since 2011. From 2001 to 2008, Mr. Lee served on the Board of Springs Industries, and from 2008 until 2013, Mr. Lee served on the Board of Springs Window Fashions. Mr. Lee is also on the board of visitors for the Wake Forest School of Business, and previously served as Chairman of such Board. Mr. Lee received his undergraduate degree in economics from Dartmouth College (BA 1976) and attended the University of Chicago Graduate School of Business.

Family Relationships amongst Directors and Executive Officers

There are no family relationships between the executive officers and directors.

Board Committees

The board of directors has an audit committee, a compensation committee and a nominating/corporate governance committee. Each of these committees operates under a charter that has been previously approved by the CollabRx board of directors and will have the composition and responsibilities described below. The board of directors from time to time may establish other committees to facilitate the management of the Company and may change the composition and the responsibilities of the existing committees.

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The table below summarizes the membership of each of the three standing board committees of the Company after the merger.

Director	Audit	Compensation	Nominating/ Corporate Governance
Seamus Lagan
Dr. Paul R. Billings	X	Chairman	X
Christopher E. Diamantis
Benjamin Frank	X	X	Chairman
Michael L. Goldberg
Robert Lee	Chairman	X	X

Audit Committee

The purpose of the audit committee of the Company is to review the Company’s audited financial statements with management, review the performance of the Company’s independent registered public accountants, approve audit fees and fees for the preparation of the Company’s tax returns, review the Company’s accounting policies and internal control procedures and consider and appoint the Company’s independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The audit committee of the Company consists of Robert Lee, Dr. Paul Billings and Benjamin Frank. Each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market. In addition, the board of directors of the Company has determined that Mr. Lee qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market.

Compensation Committee

The purpose of the compensation committee of the Company is to assist the board of directors of the Company in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans. The compensation committee of the Company administers the equity plans of the Company. The compensation committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The compensation committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The compensation committee of the Company consists of Dr. Paul Billings, Benjamin Frank and Robert Lee.

Nominating/Corporate Governance Committee

The purpose of the nominating/corporate governance committee of the Company is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the Company and directors and officers. The nominating/corporate governance committee also assists the board of directors by identifying individuals qualified to become board members, recommending for selection by the board of directors the director nominees to stand for election at the next annual meeting of the Company’s stockholders and recommending to the board director nominees for each committee of the board.

When reviewing related party transactions, the nominating/corporate governance committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefits, or lack thereof, to the Company;

•	opportunity costs of alternate transactions; and

•	the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

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The nominating/corporate governance committee will only approve or ratify a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and stockholders. No related party transactions will be consummated without the approval or ratification of the nominating/corporate governance committee and the disinterested members of the Company board of directors. Any directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The nominating/corporate governance committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The nominating/corporate governance committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The nominating/corporate governance committee of the Company consists of Benjamin Frank, Robert Lee and Dr. Paul Billings.

Risk Management

The board of directors as a whole monitors and considers policies to manage risk as part of its regular activities. The committees of the board focus on and manage specific forms of risk and report their activities to the board of directors. The audit committee is primarily responsible for the identification and review of financial risk. The compensation committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. The nominating/corporate governance committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Director Independence

The board of directors has affirmatively determined that each of Dr. Paul Billings, Benjamin Frank and Robert Lee is an “independent director” as defined under the Listing Rules of The NASDAQ Stock Market. The Listing Rules of The NASDAQ Stock Market provide a list of disqualifying criteria for the independence determination. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or interim chief executive officer, would not be considered independent. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.

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EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual that served as our principal executive officer during our last completed fiscal year; (ii) the Company’s two most highly compensated executive officers other than the principal executive officer at the conclusion of the fiscal year ended December 31, 2015 and (iii) the Company’s two most highly compensated executive officers other than the principal executive officer but for the fact that these persons were not serving as executive officers at the conclusion of the fiscal year ended December 31, 2015 (collectively, the Named Executive Officers).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year		Salary	Bonus	Stock Awards (7)	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (8)	Total

Seamus Lagan
President, CEO, Interim	2015	(1)	$–	$–	$–	$–	–	$–	$371,375	$371,375
CFO and Director	2014		$–	$–	$–	$–	$–	$–	$144,375	$144,375

Thomas R. Mika
Former Chairman,	2015	(2)	$321,923	$150,000	$–	$–	$–	$–	$1,179	$473,102
President, CEO and Acting Chief	2014		$287,419	$–	$230,500	$–	$–	$–	$10,560	$528,479
Financial Officer

Jason P. Adams
Former Chief Financial Officer	2015	(3)	$70,833	$10,000	$–	$–	$–	$–	$1,031	$81,864

Samuel R. Mitchell, Jr.
Former Chief	2015	(4)	$204,343	$20,521	$–	$–	$–	$–	$13,323	$238,187
Operating Officer

Clifford Baron, Ph.D.
Former Vice President	2015	(5)	$207,692	$15,000	$–	$–	$–	$–	$–	$222,692
and Chief Operating	2014		$163,846	$–	$24,950	$–	$–	$–	$5,527	$194,323
Officer

George Lundberg, M.D.
Former Editor in Chief	2015	(6)	$155,769	$–	$–	$–	$–	$–	$–	$155,769
and Chief Medical	2014		$150,000	$–	$8,485	$–	$–	$–	$4,500	$162,985
Officer

(1)	Mr. Lagan was appointed Medytox’s President and Chief Executive Officer on September 15, 2014 and the Company’s President and Chief Executive Officer on November 2, 2015. He was appointed Interim Chief Financial Officer of the Company upon the resignation of Jason Adams effective September 30, 2016. The compensation information presented includes the period from September 15, 2014 to December 31, 2015.
(2)	Effective November 2, 2015, Mr. Mika ceased being the Company’s Chief Executive Officer. The compensation information presented for the fiscal year ended December 31, 2015, includes all compensation for the full year as Mr. Mika remained as the Company’s Chairman until November 3, 2016.
(3)	Mr. Adams became Medytox’s Chief Financial Officer on September 12, 2015 and the Company’s Chief Financial Officer on November 2, 2015. Mr. Adams resigned as Chief Financial Officer of the Company effective September 30, 2016. The Company paid Mr. Adams a one-time relocation bonus of $10,000 in September 2015. The compensation information presented for the fiscal year ended December 31, 2015 includes the period from September 12, 2015 through December 31, 2015.
(4)	Mr. Mitchell was appointed Medytox’s Chief Operating Officer on February 4, 2015 and the Company’s Chief Operating Officer on November 2, 2015. On January 11, 2016, Mr. Mitchell ceased being the Company’s Chief Operating Officer. The compensation information presented for the fiscal year ended December 31, 2015 includes the period of February 4, 2015 through December 31, 2015.
(5)	Dr. Baron was appointed the Company’s Vice President and Chief Operating Officer on March 5, 2014 and ceased occupying that position on November 2, 2015. The compensation information presented includes the period from March 5, 2014 through November 2, 2015.

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(6)	Dr. Lundberg was appointed the Company’s Chief Medical Officer on September 4, 2013 and ceased occupying that position on November 2, 2015. The compensation information presented for the year ended December 31, 2015 includes the period from January 1, 2015 to November 2, 2015.
(7)	This column reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. In determining the grant date fair value, the Company used the closing price of the Company’s common stock on the grant date.

(8)	All other compensation for the year ended December 31, 2015 includes (1) for Mr. Lagan, consulting fees of $359,375 and automobile allowance of $12,000 described below, (2) for Mr. Mika, premiums on excess group term life insurance, (3) for Messrs. Adams and Mitchell, health insurance premiums paid by the Company, and (4) for Drs. Baron and Lundberg, 401(k) matching funds paid by the Company. All other compensation for the year ended December 31, 2014 includes (1) for Mr. Lagan, consulting fees of $144,875 which includes a bonus of $35,000 paid under the consulting agreement with Alcimede LLC, and (2) for Mr. Mika and Drs. Baron and Lundberg, 401(k) matching funds paid by the Company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding outstanding equity awards held by the named executive officers at December 31, 2015:

	Option Awards						Stock Awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable		Equity Incentive Plan Awards: Number of shares underlying unexercised unearned options	Option exercise price $	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $

Seamus Lagan	–	–		–	–	–	–	$–	–	$–

Thomas R. Mika	327	–		–	$230.00	11/15/2016	–	$–	–	$–
	2,073	–		–	$210.00	12/18/2017	–	$–	–	$–
	4,369	–		–	$117.00	11/5/2018	–	$–	–	$–

Jason P. Adams	–	–		–	–	–	–	$–	–	$–

Samuel R. Mitchell, Jr.	–	–		–	–	–	–	$–	–	$–

Clifford Baron, Ph. D.	4,000	–		–	$32.20	03/05/2024	–	$–	–	$–
	1,000	–		–	$7.50	12/08/2024	–	$–	–	$–
	1,500	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	145,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

George Lundberg, M.D.	1,500	–		–	$39.40	07/12/2022	–	$–	–	$–
	500	–		–	$7.50	12/08/2024	–	$–	–	$–
	450	–		–	$19.90	07/03/2024	–	$–	–	$–
	–	60,000	(1)	–	$4.80	11/02/2025	–	$–	–	$–

 ________________________

(1)	These options were granted on November 2, 2015. The options vest with respect to fifty percent (50%) of the total number of shares on the six-month anniversary of the date of grant, and the remaining fifty percent (50%) of the total number of shares on the twelve-month anniversary, subject to the person’s continued status as an employee on each applicable vesting date, such that all shares shall be fully vested on the first anniversary of the date of grant of the option.

Agreements with Named Executive Officers

Seamus Lagan

Medytox and Seamus Lagan entered into a non-exclusive Consulting Agreement on May 25, 2011. Under the agreement, Mr. Lagan rendered management consulting and business advisory services and advised on marketing strategies. Medytox paid Mr. Lagan $15,000 per month. In connection with the consulting agreement, Mr. Lagan received approximately $65,000 in cash and was issued 1,300,000 shares of common stock of Medytox with a value of $13,000. This agreement was in effect through October 3, 2011, when it was replaced by a consulting agreement between Medytox and Alcimede LLC, which is controlled by Mr. Lagan. Under this new agreement, Alcimede agreed to assist Medytox by providing management as may be required by Medytox, assisting with Medytox‘s capital structure and funding, completing acquisitions and funding, and structuring and securing financing. The term of the Alcimede agreement was from October 3, 2011 to December 31, 2013, with automatic renewals for an additional year unless one party delivered notice of nonrenewal. Medytox agreed to pay Alcimede a retainer of $20,000 a month and issued Alcimede options to purchase 200,000 shares of common stock of Medytox, exercisable at $3.00 per share through January 1, 2014, and an additional 200,000 shares of common stock of Medytox exercisable at $6.00 per share through January 1, 2015. Medytox also reimbursed Alcimede’s expenses.

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Medytox and Alcimede entered into a revised Consulting Agreement as of October 1, 2012. This agreement replaced and superseded the prior Alcimede consulting agreement. This new agreement originally was for three years, and is now subject to annual renewals thereafter, unless either party gives notice of non-renewal. The retainer remained at $20,000 a month and Medytox continues to reimburse Alcimede for its expenses. The parties agreed to cancel the options issued pursuant to the prior agreement. Under the new agreement, Alcimede was issued 4,500,000 shares of common stock of Medytox and 1,000 shares of Series B Preferred Stock of Medytox. In addition, Alcimede received options to purchase (i) 1,000,000 shares of common stock of Medytox exercisable at $2.50 per share through December 31, 2017, (ii) 1,000,000 shares of common stock of Medytox exercisable at $5.00 per share through December 31, 2017 and (iii) 1,000,000 shares of common stock of Medytox exercisable at $10.00 a share through December 31, 2022. On June 29, 2015, Alcimede exercised the option to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $2.50 per share (See Related Party Transactions below for additional information). The parties agreed to cancel the remaining options to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $5.00 per share and 1,000,000 shares of common stock at an exercise price of $10.00 per share in connection with the business combination on November 2, 2015. The share amounts and exercise prices in this paragraph are on a pre-split and pre-merger basis.

Effective September 11, 2014 and in conjunction with the appointment of Mr. Lagan as our Chief Executive Officer, such consulting agreement with Alcimede was amended to provide for a monthly retainer of $31,250, and we agreed to provide Mr. Lagan with an automobile.

Thomas R. Mika

The Company previously entered into an at-will employment agreement with Mr. Mika, which was amended and restated as of February 12, 2013. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Mr. Mika’s annual base salary was initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided for an annual target bonus equal to 50% of Mr. Mika’s annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of Mr. Mika’s annual base salary. Effective December 1, 2014, Mr. Mika’s salary was increased to $310,000 annually.

In connection with the merger of the Company with Medytox, Mr. Mika agreed to enter into a new employment agreement with CollabRx, Inc., a newly-formed subsidiary of the Company upon the effectiveness of the merger. Mr. Mika also agreed that the merger would not constitute a change of control or constitute or give rise to good reason under his prior employment agreement. As a result, on November 2, 2015, CollabRx entered into an at-will employment agreement for Mr. Mika to serve as President and Chief Executive Officer of CollabRx. The employment agreement had an initial term of one year and was subject to annual one-year extensions unless either party provided prior written notice of its intention not to renew. Mr. Mika’s annual base salary was set at $310,000, subject to review and potential increase in accordance with Company policy.

The employment agreement provided that in the event Mr. Mika’s employment was terminated by the Company other than for cause (as defined in the employment agreement) or if he resigned for “good reason,” died or becomes disabled, he would receive a payment equal to two times his then-prevailing base salary (or one times his then-prevailing salary if after the initial one-year term), plus $266,667 (if during the initial one-year term), plus 24 months of COBRA payments (or 12 months if after the initial one-year term), all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. If Mr. Mika had any outstanding long-term incentive awards that were not fully vested and, if applicable, exercisable, the Company would cause them to be vested and exercisable immediately prior to the date of termination. Any notice of non-renewal of the term by the Company would constitute a termination of Mr. Mika without cause during a period after the initial one-year term. The employment agreement was not renewed by the Company beyond its initial one year term and, as a result, the employment agreement was terminated on November 2, 2016. Subject to the terms and conditions in the employment agreement, Mr. Mika is eligible to receive an amount equal to his base salary of $310,000 and 12 months of COBRA premiums for Mr. Mika.

Jason P. Adams

Medytox entered into a two-year employment agreement with Jason Adams effective September 9, 2015, pursuant to which he was compensated at the rate of $200,000 per year, and entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Adams was entitled to receive 33,000 stock options under the Company’s option plan on December 31, 2015 and 100,000 stock options under the Company’s option plan on each December 31 thereafter under the Company’s option plan then in effect so long as Mr. Adams remained employed with the Company on December 31st of each calendar year during the term of the employment agreement. The Company and Mr. Adams agreed that he would leave the Company effective September 30, 2016 to pursue other interests. The Company and Mr. Adams entered into an Executive Transition and Separation Agreement and General Release (the “Transition Agreement”) effective October 6, 2016. Under the Transition Agreement, Mr. Adams agreed to assist in the transition of duties and to remain available as a consultant for a period of three months to ensure a complete transition. Mr. Adams will be paid $8,000 per month during that three-month period. He will also receive a grant of 83,333 shares of the Company’s common stock under the 2007 Incentive Award Plan. Mr. Adams’ health insurance was continued through November 30, 2016, including payment of 100% of the premiums for family dependent coverage. In addition, Mr. Adams granted the Company a full and general release.

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Samuel R. Mitchell, Jr.

Medytox entered into a two-year employment agreement with Samuel R. Mitchell, Jr. effective February 4, 2015, pursuant to which he was compensated at the rate of $205,000 per year, and was entitled to participate in any annual bonus plans that may be approved by the Board of Directors. In addition, Mr. Mitchell was entitled to receive 100,000 stock options under the Company’s option plan then in effect so long as Mr. Mitchell remained employed by the Company on December 31st of each calendar year during the term of the employment agreement. Mr. Mitchell’s employment was terminated by the Company effective January 11, 2016.

Clifford Baron, Ph.D.

The Company entered into an at-will employment agreement with Dr. Baron on March 5, 2014. The employment agreement had an initial term of two years and was subject to annual automatic one-year extensions unless either party provided prior notice of its intention not to renew. Under the agreement, Dr. Baron’s annual base salary was initially set at $200,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provided that Dr. Baron was eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program adopted by the Company. This agreement was terminated in connection with the merger with Medytox. Dr. Baron has entered into a new employment agreement with CollabRx, Inc. (“CollabRx”), a wholly-owned subsidiary of the Company.

George Lundberg, M.D.

The Company entered into an at-will employment agreement with Dr. Lundberg on July 12, 2012. Under the agreement, Dr. Lundberg’s annual base salary was initially set at $125,000 per year subject to review and potential increase in accordance with Company policy, taking into account that Dr. Lundberg serves the Company in a capacity which is less than a full-time employee. Dr. Lundberg was made an officer of the Company effective September 2, 2013, and as a result received an increase in his annual base salary to $150,000. This agreement was terminated in connection with the merger with Medytox. Dr. Lundberg has entered into a new employment agreement with CollabRx.

Equity Compensation Plan Information

Medytox Solutions, Inc. 2013 Incentive Compensation Plan

On September 25, 2013, the Medytox board of directors approved and adopted the Medytox Solutions, Inc. 2013 Incentive Compensation Plan (the “Medytox Plan”). The Medytox Plan was approved by the holders of a majority of Medytox’s voting stock on November 22, 2013. The Medytox Plan provided for the grant of shares of common stock, options, performance shares, performance units, restricted stock, stock appreciation rights and other awards. As of the date of this prospectus, options to purchase shares of common stock and restricted shares of common stock have been granted to the Company’s employees and consultants under the Medytox Plan. As a result of the Merger, this plan was cancelled, however any grants issued prior to the cancellation remain in force, as adjusted pursuant to the terms of the Merger.

2007 Incentive Award Plan

In connection with the Merger, the stockholders of the Company approved an amendment to the Company’s 2007 Equity Participation Plan (the “2007 Equity Plan”) to increase the number of shares available for issuance under the 2007 Equity Plan to 50,000,000 shares, and to increase the maximum number of shares any one individual may receive in any calendar year from 100,000 shares to 7,500,000 shares. The amendment became effective with the consummation of the Merger.

Pursuant to the terms of the 2007 Equity Plan, 29,342,794 shares of common stock are currently available for grant. The 2007 Equity Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.  The option exercise price of all stock options granted pursuant to the 2007 Equity Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee’s death.  Awards granted under the 2007 Equity Plan are generally subject to vesting at the discretion of the Compensation Committee. As of December 31, 2015, 49,941,294 shares were available for issuance under the 2007 Equity Plan.

Director Compensation

Non-employee directors receive an annual cash retainer of $40,000 and are granted stock options upon joining the Board of Directors. We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation. On March 23, 2016, the Board of Directors approved a change to its compensation, whereby, in addition to receiving $40,000 annually in cash, non-employee directors would receive 100,000 options to purchase the Company’s common stock on May 2, 2016, and each January 31 thereafter.

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The following table shows amounts earned by each non-employee Director in the fiscal year ended December 31, 2015:

Director (1)	Fees earned or paid in cash	Stock Awards		Option Awards (3)	Non-equity Incentive Plan Compensation	All Other Compensation (2)	Total
Dr. Paul R. Billings	$32,000		$–	$–	$–	$–	$32,000
Christopher E. Diamantis	$6,668		$–	$–	$–	$–	$6,668
Benjamin Frank	$6,668		$–	$–	$–	$–	$6,668
Michael L. Goldberg	$–		$–	$–	$–	$57,500	$57,500
Robert Lee	$–		$–	$–	$–	$–	$–
James Karis	$24,000		$–	$–	$–	$–	$24,000
James M. Krauss	$35,500		$–	$–	$–	$–	$35,500
Carl Muscari	$33,000	$		$–	$–	$–	$33,000

__________

(1)	Messrs. Diamantis, Frank, Goldberg and Lee were appointed directors on November 2, 2015. Messrs. Karis, Krauss and Muscari resigned as directors on November 2, 2015.

(2)	All other compensation includes consulting fees. Medytox and Monarch Capital LLC, of which Mr. Goldberg is the Managing Director, entered into a consulting agreement on August 1, 2015. Under the agreement, Monarch Capital, LLC renders management consulting and business advisory services and advises on strategic alternatives. Monarch Capital LLC is paid at the rate of $240,000 per year under the agreement.

(3)	As of December 31, 2015, the following derivative securities were held by our directors:

a.	Mr. Frank held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.

b.	Mr. Diamantis held 61,444 options to purchase our common stock at $6.11 per share expiring on April 19, 2017.

c.	Dr. Billings held 250 options to purchase our common stock at $10.50 per share expiring on September 25, 2024, 3,250 options to purchase our common stock at $7.50 per share expiring on December 8, 2024, 500 options to purchase our common stock at $19.90 per share expiring on July 3, 2024, and 1,000 options to purchase our common stock at $15.00 per share expiring on August 12, 2024.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Our Nominating/Corporate Governance Committee reviews related party transactions and only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Company’s policy with respect to transactions in which any of its directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by the Nominating/Corporate Governance Committee and a majority of the uninterested, outside members of the board. It is the Company’s policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest. All related party transactions in fiscal years 2013, 2014 and 2015 and up to the latest practicable date before the date of this prospectus were approved in accordance with the Company’s policy.

William Forhan was employed as Medytox’s Chief Executive Officer pursuant to the terms of an employment agreement dated June 1, 2011, as amended as of September 1, 2013. In connection with his voluntary resignation he entered into an agreement, to be effective as of the date of appointment of a new Chief Executive Officer, pursuant to which he received a severance of $500,000, the first installment of $200,000 was paid prior to the effective date of resignation, and the balance was paid in monthly installments through August 31, 2016. In addition, the Agreement provided that Mr. Forhan could participate in any executive bonus plan adopted for calendar year 2014. Mr. Forhan also agreed under the Agreement that any stock options previously issued to him, would remain outstanding, subject to their terms, for no longer than 24 months such that the options would expire no later than August 31, 2016. In addition, the Agreement provided, among other things, for the return and cancellation of 1,241,550 shares of Common Stock owned by Mr. Forhan; for the release by Mr. Forhan of any and all claims he may have had against Medytox and/or its affiliates; and for Mr. Forhan to abide by certain restrictive covenants, including using his best efforts to protect and maintain Medytox’s confidential information.

Alcimede LLC, of which the CEO of the Company is the sole manager, had advanced loans to the Company for the payment of certain operating expenses. The loans were non-interest bearing and were due on demand. Alcimede was paid $372,000 and $364,375 for consulting fees pursuant to a consulting agreement for the years ended December 31, 2015 and 2014, respectively. Alcimede billed the Company $0.3 million for consulting fees for each of the nine months ended September 30, 2016 and 2015. The Company reimbursed Alcimede $450,408 for certain operating expenses and asset purchases paid by Alcimede on the Company’s behalf in the year ended December 31, 2014. On February 3, 2015, the Company borrowed $3,000,000 from Alcimede. The note has an interest rate of 6% and is due on February 2, 2017. On June 29, 2015, Alcimede exercised options granted in October 2012 to purchase one million shares of the Company’s common stock at an exercise price of $2.50 per share. The loan outstanding was reduced in satisfaction of the aggregate exercise price of $2,500,000. In August 2016, a portion of the remaining $500,000 balance was repaid by the Company through the issuance of shares of common stock, and the remaining balance on this loan as of September 30, 2016 was $200,000. On February 27, 2015, the Company borrowed $30,000 from Alcimede. The loan was repaid on April 15, 2015.

Dr. Thomas Mendolia, the former Chief Executive Officer of the Company’s Laboratories and a shareholder, was reimbursed $32,439 and $254,966 for certain operating expenses and asset purchases paid by Dr. Mendolia on the Company’s behalf in the years ended December 31, 2015 and 2014, respectively.

On June 30, 2015, the Company issued 200,000 shares of common stock to SS International Consulting Ltd., of which a former director of the Company is the sole manager.

On August 1, 2015, Medytox entered into a non-exclusive consulting agreement with Monarch Capital LLC (“Monarch”). Michael Goldberg, at the time a director of Medytox and currently a director of the Company, is the Managing Director of Monarch. Under this agreement, Monarch provides business and financial advice. The original term of the agreement was through August 31, 2016, and is subject to automatic renewal for an additional one year unless Medytox provides the consultant with 180 days’ prior written notice of its intent not to renew. The agreement has been renewed for another year. Medytox paid $7,500 at signing and paid $12,500 a month for the first three months, $15,000 a month for the second three months, $17,500 a month for the third three months and $20,000 a month for the fourth three months. Since August 31, 2016, Monarch has been paid at the rate of $240,000 per year under the agreement. Monarch billed the Company $0.2 million for consulting fees pursuant to this agreement for the nine months ended September 30, 2016.

On September 4, 2015, the Company borrowed $500,000 from Christopher Diamantis, a director of the Company. This loan was repaid in the fourth quarter of 2015 with a 10% fee in cash. In the fourth quarter of 2015, the Company borrowed $1,600,000 from Mr. Diamantis which was due, along with $100,000 of interest, on January 7, 2016. These amounts were repaid by the Company in January 2016. During the nine months ended September 30, 2016, the Company received additional short-term advances from Mr. Diamantis aggregating $4.2 million, of which $3.7 million was repaid during the period. In connection with these advances, the Company agreed to pay Mr. Diamantis interest in the amount of $0.4 million.

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On December 31, 2014, the Company borrowed $3,000,000 (the “D&D Debenture) from D&D Funding II, LLC (“D&D”). Christopher Diamantis, a director of the Company, is the manager and 50% owner of D&D. In January 2016, the Company temporarily repaid $3,000,000 of the amounts due under the D&D Debenture. In addition to the principal amount, the Company paid $300,000 in cash for interest for 2015. In March 2016, the Company re-borrowed 100% of the principal amount repaid in January 2016. In April 2016, the Company repaid $2,250,000 of the amount outstanding under the D&D Debenture from proceeds of the accounts receivable transaction discussed below, leaving an outstanding balance on the D&D Debenture of $750,000 as of June 30, 2016, all of which was repaid in July 2016. The D&D Debenture was convertible into the Company’s Common Stock at a 25% discount to the trailing ten-day average closing price at any time prior to the repayment. In the event of conversion, the holder of the D&D Debenture was also entitled to receive a number of warrants to purchase the Company’s common stock equal to the number of shares issued upon conversion with exercise prices equal to the trailing ten-day average price of the common stock.

On March 31, 2016, the Company entered into an agreement to pledge certain of its accounts receivable as collateral against a prepaid forward purchase contract. The receivables had an estimated collectable value of $8,700,000 and had been adjusted down to approximately $4,300,000 on the Company’s balance sheet at March 31, 2016. As of September 30, 2016, the carrying value of these receivables was $0.2 million. The consideration received was $5,000,000. In exchange for the consideration received, the counterparty received the right to: (i) a 20% per annum investment return from the Company on the consideration, with a minimum repayment term of six months and minimum return of $500,000, (ii) all payments recovered from the accounts receivable up to $5,250,000, if paid in full within six months, or $5,500,000, if not paid in full within six months, and (iii) 20% of all payments of the accounts receivable in excess of amounts received in (i) and (ii). On March 31, 2017, to the extent that the counterparty has not been paid $6,000,000, the Company is required to pay the difference. Christopher Diamantis, a director of the Company, guaranteed the Company’s payment obligation of up to $6,000,000. For providing the guarantee, and to the extent that the counterparty receives amounts payable under clause (ii) above exceeding $5,000,000, Mr. Diamantis will be paid a fee by the counterparty equal to the amount by which the amount received under clause (ii) above exceeds $5,000,000 ($250,000 or $500,000, depending on the timing of payment). In addition, the Company agreed to pay Mr. Diamantis $0.5 million in connection with his providing the guarantee. This amount was settled in August 2016 with the issuance of shares of the Company’s common stock and warrants to purchase shares of common stock as discussed below.

During the second quarter of 2016, the Company received a short-term advance from Jason Adams, then the Company’s Chief Financial Officer, in the amount of $50,000, all of which was repaid during the quarter.

On August 5, 2016, the Company exchanged (i) an aggregate of $351,500 of debt and interest payments payable to Alcimede LLC for 1,171,667 shares of common stock; (ii) $500,000 of interest payments payable to Christopher E. Diamantis for 1,111,111 shares of common stock and warrants to purchase 1,111,111 shares of common stock; (iii) an aggregate of $1,152,618.60 of accrued dividends payable to Epizon Ltd., Francisco Roca, III, Steven Sramowicz and Dr. Thomas F. Mendolia for 2,846,076 shares of common stock and warrants to purchase 1,989,977 shares of common stock; (iv) $8,000 of consulting fees payable to Monarch Capital LLC for 26,667 shares of common stock; (v) an aggregate of $95,010 of board of directors fees and expenses payable to Christopher E. Diamantis, Robert Lee and Dr. Paul R. Billings for 305,588 shares of common stock and warrants to purchase 22,227 shares of common stock; and (vi) $25,000 of interest payments payable to Aella Ltd. for 83,334 shares of common stock. On November 15, 2016, the Company exchanged $100,000 of accrued dividends payable to Steven Sramowicz for 222,222 shares of common stock and warrants to purchase 222,222 shares of common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

All of these transactions were completed at arm’s length at values commensurate with those of independent third parties.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of shares of Rennova common stock by Rennova directors, Rennova’s named executive officers, all Rennova directors and executive officers as a group and beneficial owners of more than 5% of Rennova common stock as of November 30, 2016. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein. The address of each of the following (other than Aella Ltd. and Epizon Ltd.) is c/o Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership(1)
Seamus Lagan	6,521,162	(2)	10.8%

Dr. Paul Billings	57,230	(3)	*

Christopher E. Diamantis	3,582,979	(4)	6.2%

Benjamin Frank	261,444	(5)	*

Michael L. Goldberg	633,777	(6)	1.1%

Robert Lee	740,254	(7)	1.3%

Thomas R. Mika	234,492	(8)	*

Jason P. Adams	601,725	(9)	1.1%

Samuel R. Mitchell, Jr.	–		–

Clifford Baron, Ph.D.	80,000	(10)	*

George Lundberg, M.D.	33,450	(11)	*

Aella Ltd.	3,073,493	(12)	5.5%

Epizon Ltd.	3,887,222	(13)	6.9%

Dr. Thomas F. Mendolia	6,517,246	(14)	11.0%

Francisco Roca, III	6,477,246	(15)	11.0%

Steven Sramowicz	6,477,246	(16)	11.1%

All Directors and Executive Officers as a Group (6 persons)	11,796,946	(17)	18.6%

*	Less than one percent.
(1) Based on 56,384,594 shares of common stock issued and outstanding as of November 30, 2016, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the SEC. Beneficial ownership is determined in accordance with SEC rules to generally include shares of common stock subject to options or issuable upon conversion of convertible securities, and such shares are deemed outstanding for computing the percentage of the person holding such options or securities, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes 344,234 shares of common stock and 4,250,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Lagan. Also includes 1,926,928 shares of common stock owned of record by Alcimede LLC, of which Mr. Lagan is the sole manager.
(3) Includes 55,000 stock options to purchase a like number of shares of common stock owned of record by Dr. Billings.
(4) Includes 1,814,864 shares of common stock, 301,444 stock options to purchase a like number of shares of common stock, and 1,466,671 warrants to purchase a like number of shares of common stock, owned of record by Mr. Diamantis.
(5) Consists of 261,444 stock options to purchase a like number of shares of common stock owned of record by Mr. Frank.
(6) Includes 7,110 shares of common stock and 600,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Goldberg. Also includes 26,667 shares of common stock owned of record by Monarch Capital LLC, of which Mr. Goldberg is a principal.
(7) Includes 500,254 shares of common stock and 240,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Lee.

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(8) Mr. Mika has currently exercisable options to purchase 206,769 shares of common stock. Mr. Mika resigned as Chairman and a member of the Board of Directors effective November 3, 2016.
(9) Includes 1,725 shares of common stock and 600,000 stock options to purchase a like number of shares of common stock, owned of record by Mr. Adams. Mr. Adams resigned as Chief Financial Officer effective September 30, 2016.
(10) Dr. Baron has options to purchase 79,000 shares of common stock exercisable within the next 60 days.
(11) Dr. Lundberg has options to purchase 32,450 shares of common stock exercisable within the next 60 days.
(12) All of the outstanding capital stock of Aella Ltd. is owned by The Olive Tree Trust, of which P. Wilhem F. Toothe serves as the trustee. Ms. Sharon L. Hollis is the settlor and Ms. Hollis and her family are the beneficiaries of The Olive Tree Trust. Aella Ltd. owns of record 3,073,493 shares of common stock. The address of Aella Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(13) All of the outstanding capital stock of Epizon Ltd. is owned by The Shanoven Trust, of which P. Wilhelm F. Toothe serves as trustee. Mr. Lagan is the settlor and Mr. Lagan and his family are the beneficiaries of The Shanoven Trust. Epizon Ltd. owns of record 3,887,222 shares of common stock. The address of Epizon Ltd. is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas.
(14) Includes 3,739,847 shares of common stock, 2,040,000 stock options to purchase a like number of shares of common stock, and 737,399 warrants to purchase a like number of shares of common stock, owned of record by Dr. Mendolia.
(15) Includes 3,739,847 shares of common stock, 2,000,000 stock options to purchase a like number of shares of common stock, and 737,399 warrants to purchase a like number of shares of common stock, owned of record by Mr. Roca.
(16) Includes 3,962,069 shares of common stock, 2,000,000 stock options to purchase a like number of shares of common stock, and 737,399 warrants to purchase a like number of shares of common stock owned of record by Mr. Sramowicz.
(17) Includes Messrs. Lagan, Diamantis, Frank, Goldberg and Lee and Dr. Billings. Includes 4,620,057 shares of common stock, 5,707,888 stock options to purchase a like number of shares of common stock, and 1,466,671 warrants to purchase a like number of shares of common stock, owned by Messrs. Lagan, Diamantis, Frank, Goldberg and Lee and Dr. Billings, as described in the above footnotes.

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DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see copies of these documents which are included as exhibits to this registration statement. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of December 7, 2016, 56,384,594 shares of our common stock were outstanding and held by approximately 131 stockholders of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Following the Merger, Medytox is a wholly-owned subsidiary of CollabRx. CollabRx and its consolidated subsidiaries, including the surviving company and its subsidiaries, operate as a combined company under the name Rennova Health, Inc. Upon the Merger, Rennova issued (i) 5,000 shares of Rennova Series B Convertible Preferred Stock (“Series B Preferred Stock”) in exchange for 5,000 shares of Medytox Series B Non-Convertible Preferred Stock, and (ii) 45,000 shares of Rennova Series E Convertible Preferred Stock (“Series E Preferred Stock”) in exchange for 45,000 shares of Medytox Series E Convertible Preferred Stock. Copies of the Certificates of Designations for the Rennova Series B Preferred Stock and Rennova Series E Preferred Stock are incorporated by reference to this prospectus. Subsequent to the Merger, all of the shares of Series B Preferred Stock have been converted into shares of common stock and all of the shares of Series E Preferred Stock have been cancelled. All of the shares of Series C Preferred Stock were exchanged, along with the December 2015 Warrants, for shares of Series G Preferred Stock and new warrants. As a result, no shares of the Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock are currently outstanding.

Rennova Series G Convertible Preferred Stock

The following is a summary of certain terms and provision of our Series G Convertible Preferred Stock (the “Series G Preferred Stock”).

General. Our board of directors has designated up to 14,000 shares of the 5,000,000 authorized shares of preferred stock as Series G Preferred Stock.

Rank. The Series G Preferred Stock ranks on parity to our common stock.

Conversion.  Each share of the Series G Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series G Preferred Stock of $1,000 per share divided by $0.45. Holders of Series G Preferred Stock are prohibited from converting Series G Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

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Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series G Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series G Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series G Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least 75% of the then outstanding shares of Series G Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series G Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends.  Shares of Series G Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series G Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series G Preferred Stock. Shares of Series G Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Negative Covenants.  As long as any shares of Series G Preferred Stock are outstanding, unless the holders of at least 75% of the then outstanding shares of Series G Preferred Stock shall have given prior written consent, Rennova may not, and we shall not permit any of our subsidiaries to, directly or indirectly (a) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents or junior securities (as such terms are defined in the Series G Preferred Stock Certificate of Designation), with certain exceptions, (b) pay cash dividends or distributions on junior securities (which includes our common stock), (c) enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless it is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum), (d) enter into any agreement to effect any issuance by us or any subsidiary of common stock or common stock equivalents (or a combination thereof) involving a variable rate transaction (as defined in the Series G Preferred Stock Certificate of Designation), or (e) enter into any agreements with respect to any of the foregoing.

Shares of Series G Preferred Stock were issued in the Exchange. The full text of the Series G Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series G Preferred Stock Certificate of Designation.

Rennova Series F Convertible Preferred Stock

In connection with the acquisition of Genomas (described above in Recent Developments), 1,750,000 shares of the Company’s newly designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”) will be issued. We expect this acquisition to close prior to December 31, 2016. The following is a summary of certain terms and provisions of our Series F Preferred Stock to be issued upon the closing of the acquisition.

General. Our board of directors has designated up to 1,750,000 shares of the 5,000,000 authorized shares of preferred stock as Series F Preferred Stock.

Rank. The Series F Preferred Stock ranks on parity to our common stock.

Conversion.  Each share of the Series F Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time after the one-year anniversary of the closing date at the option of the holder at a conversion price equal to the greater of $1.95 or the average closing price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of shares of common stock issuable upon the conversion of the Series F Preferred Stock is 897,436. Any shares of Series F Preferred Stock outstanding on the fifth anniversary of the closing will be mandatorily converted into common stock at the applicable conversion price on such date.

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Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series F Preferred Stock will be entitled to receive the same amount that a holder of common stock would receive if the Series F Preferred Stock were fully converted into shares of our common stock at the conversion price (assuming for such purposes that the Series F Preferred Stock is then convertible) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Each share of Series F Preferred Stock shall have one vote, and the holders of the Series F Preferred Stock shall vote together with the holders of our common stock as a single class.

Dividends.   The holders of the Series F Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  At any time, from time to time after the first anniversary of the closing, we have the right to redeem all or any portion of the outstanding Series F Preferred Stock at a price per share equal to $1.95 plus any accrued but unpaid dividends.

Negative Covenants.  As long as any shares of Series F Preferred Stock are outstanding, Rennova may not amend, alter or repeal any provision of our certificate of incorportion, the certificate of designation or our bylaws in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

The full text of the Series F Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series F Preferred Stock Certificate of Designation.

Options

As of September 30, 2016, we had outstanding options to purchase an aggregate of 22,199,174 shares of our common stock, with a weighted average exercise price of $4.25, pursuant to our Stock Plans, named above.

Warrants

As of September 30, 2016, we had outstanding warrants to purchase 35,146,062 shares of common stock at a weighted average exercise price of $0.44 per share which expire through August 2021.

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In general, the outstanding warrants have terms similar to the following.

In the event that the shares underlying the warrants are no longer registered under the Securities Act, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares determined according to the formula set forth in the warrant.

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Upon the consummation of a Fundamental Transaction (as defined in the warrant), the holder of the warrant will have the right to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the warrant without regard to any limitations on exercise contained in the warrant.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

Our bylaws provide that any Director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors shall be elected at the annual meeting of the stockholders and each Director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining Director. The Directors so chosen shall hold office until the next annual election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

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Amendment to Bylaws

The Board may from time to time make, amend, supplement or repeal the Company’s Bylaws by vote of a majority of the Board, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the common stock. In addition to and not in limitation of the foregoing, the Company’s Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “RNVA.” The warrants issued in July 2016 are listed on The NASDAQ Capital Market under the trading symbol “RNVAZ.” The shares of Series H Preferred Stock to be issued by us in this offering will not be listed on The NASDAQ Capital Market or any other market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering shares of Series H Preferred Stock.

The following is a brief summary of certain terms and provisions of the shares of Series H Preferred Stock to be issued in connection with this offering and is subject in all respects to the provisions contained in the Certificate of Designation for the Series H Preferred Stock.

General. Our board of directors has designated up to 19,550 shares of the 5,000,000 authorized shares of preferred stock as Series H Preferred Stock.

Rank. The Series H Preferred Stock ranks on parity to our common stock.

Conversion. Each share of the Series H Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series H Preferred Stock of $1,000 per share divided by $[•]. Holders of Series H Preferred Stock are prohibited from converting Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series H Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series H Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series H Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends.  Shares of Series H Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series H Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series H Preferred Stock. Shares of Series H Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Negative Covenants.  As long as at least [•] shares of Series H Preferred Stock are outstanding, unless the holders of at least a majority of the then outstanding shares of Series H Preferred Stock shall have given prior written consent, Rennova may not, and we shall not permit any of our subsidiaries to, directly or indirectly (a) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents or junior securities (as such terms are defined in the Series H Preferred Stock Certificate of Designation), with certain exceptions, (b) pay cash dividends or distributions on junior securities (which includes our common stock), (c) enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless it is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum), (d) enter into any agreement to effect any issuance by us or any subsidiary of common stock or common stock equivalents (or a combination thereof) involving a variable rate transaction (as defined in the SeriesH Preferred Stock Certificate of Designation), or (e) enter into any agreements with respect to any of the foregoing.

The full text of the Series H Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series H Preferred Stock Certificate of Designation.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and warrants, or the conversion of outstanding preferred stock, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of December 8, 2016, upon the completion of this offering we will have 58,051,261 shares of common stock outstanding, assuming (1) no conversion of the Series H Preferred Stock offered hereby, (2) no exercise of the underwriters’ option to purchase additional securities, (3) no conversion of the Rennova Series G Preferred Stock and (4) no exercise of outstanding options or warrants.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 580,513 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our stockholders who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement before we became subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act is eligible to resell those shares in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

As of September 30, 2016, options to purchase a total of 22,199,174 shares of common stock were outstanding, 16,199,174 of which were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with the underwriters described below, and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.

Lock-Up Agreements

Our directors, executive officers and certain of our significant stockholders have agreed with the underwriters that for a period of 90 days after the date of this prospectus, except with the prior written consent of the representative of the underwriters and subject to specified exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

Equity Plans

Shares of our common stock issued under the Company’s 2007 Equity Participation Plan, as amended, and the Medytox Solutions, Inc. 2013 Incentive Compensation Plan, are available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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UNDERWRITING

Aegis Capital Corp. is acting as the sole book-running manager of the offering and as representative of the underwriters, or the Representative. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the public offering price per share less the underwriting discount set forth on the cover page of this prospectus, the number of shares of Series H Preferred Stock set forth below.

Underwriters	Number of Shares of Series H Preferred Stock
Aegis Capital Corp.	[●]
Total	[●]

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Series H Preferred Stock sold under the underwriting agreement if any of these securities are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses and testing-the-waters communications that may be used in the offering and in any marketing materials used in connection with this offering, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Series H Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series H Preferred Stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the Series H Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $[●] per share of Series H Preferred Stock. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

Total
	Per Share of Series H Preferred Stock		Without Overallotment Exercise		With Overallotment Exercise
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount paid by us	$	[●]	$	[●]	$	[●]
Non-accountable expense allowance paid by us	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]

The expenses of this offering, not including the underwriting discount, are estimated at $[●].

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In addition, we have agreed to reimburse the underwriters at closing for legal and other out-of-pocket accountable expenses incurred by them in connection with the offering including the following. (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the Representative; (d) the fees and expenses of the Representative's legal counsel, not to exceed $75,000; (e) $29,500 for the underwriters' use of lpreo's book-building, prospectus tracking and compliance software for this offering; (f) $20,000 of the Representative's actual accountable road show expenses for the offering; and (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and tombstones, in an amount not to exceed $2,500 in the aggregate.

Overallotment Option

We have granted an option to the underwriters to purchase up to 2,550 additional shares of Series H Preferred Stock at the public offering price, less the underwriting discount, to cover overallotments, if any. The underwriters may exercise this option for 45 days from the date of the underwriting agreement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Series H Preferred Stock proportionate to that underwriter's initial amount reflected in the above table.

Representative’s Warrants

We have agreed to issue to the Representative, or its designees, warrants (the “Representative’s Warrants”), to purchase up to a total of [•] shares of common stock (5% of the shares of Series H Preferred Stock sold in this offering). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering, at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights for the ordinary shares underlying the warrants, including a one-time demand registration rights and unlimited piggyback registration rights. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

No Sales of Similar Securities

All of our executive officers and directors and certain other existing security holders have agreed that they will not, without the prior written consent of the Representative, offer, sell, contract to sell, pledge or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), by such person or any affiliate of such person or any person in privity with such person or any affiliate of such person, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for our common stock, or publicly announce an intention to effect any such transaction, for a period ending on the date that is 90 days after the date of the Underwriting Agreement. The lock-up agreements contain certain exceptions. The lock-up provisions apply to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition; provided, however, that if the person is not one of our officers or directors, the lock-up provision will generally not apply to shares of our common stock acquired in a directed share program instituted in connection with this offering, if any, or in open market transactions after the completion of this offering.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

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In connection with this offering, the underwriters may purchase and sell shares of our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our securities made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Any such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of any such underwriter is not part of this prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the EEA which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares which are the subject of this offering may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c) by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

a) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (a) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (b) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

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Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of this offering, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares and accompanying warrants, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with this offering and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of this offering may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289), or SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

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Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to our shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to our common stock in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding monies lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Akerman LLP, Miami, Florida. Certain legal matters in connection with this offering have been passed upon for the underwriters by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Rennova and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, have been audited by Green & Company, CPAs, independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Rennova Health, Inc. with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on April 19, 2016, as amended on Form 10-K/A, filed with the SEC on April 29, 2016 and Form 10-K/A, filed with the SEC on May 17, 2016;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 17, 2016;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the SEC on August 16, 2016;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed with the SEC on November 14, 2016;

•	Current Reports on Form 8-K, filed with the SEC on February 1, 2016, March 22, 2016, March 29, 2016, April 6, 2016, April 29, 2016, May 17, 2016, June 9, 2016, June 14, 2016, July 12, 2016, July 19, 2016, August 11, 2016, September 2, 2016, September 12, 2016, September 14, 2016, September 21, 2016, October 5, 2016 and November 9, 2016; and

•	Description of the common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-205733) deemed effective by the SEC on September 22, 2015.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Rennova Health, Inc., 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 855-1626. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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17,000 Shares of Series H Convertible Preferred Stock

PROSPECTUS

Aegis Capital Corp

[•], 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and the FINRA Filing Fee.

SEC Registration Fee	$2,408
FINRA Filing Fee	4,475
NASDAQ Listing Fee and Expenses	55,000
Printing and Engraving Fees	50,000
Legal Fees and Expenses	350,000
Accounting Fees and Expenses	100,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	20,000
Total	$586,883

Item 14. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which Rennova's directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of Rennova are covered by insurance policies maintained and held in effect by Rennova against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

Rennova is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

II-1

Certificate of Incorporation Provisions on Exculpation and Indemnification.

Rennova's Certificate of Incorporation, as amended provides that the personal liability of the directors of Rennova is eliminated to the fullest extent permitted by paragraph (7) of Subsection 102 of the DGCL which provides that a director of Rennova shall not be personally liable to either Rennova or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition, the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The Rennova bylaws generally provide that Rennova shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, certain covered persons who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Rennova or, while a director or officer of Rennova, is or was serving at the request of Rennova as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such covered person. The Rennova bylaws further specify that the rights provided in the bylaws shall not be exclusive of any other rights that the covered person may have or thereafter acquire under any statute, provision of the Rennova charter, the Rennova bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

On June 30, 2015, the Company issued 200,000 shares of common stock to SS International Consulting Ltd., of which a former director of the Company is the sole manager, pursuant to a consulting contract. These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On March 8, 2016, the Company issued 13,300 shares of common stock to a consultant for services rendered. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On March 14, 2016, the Company issued 256,666 shares of common stock to its financial adviser in connection with the consummation of the Merger. These securities were not registered under the Securities Act, but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During the three months ended June 30, 2016, the Company issued 43,809 shares of common stock for the cashless exercise of outstanding warrants and issued 50,606 shares of common stock as an adjustment to previously converted preferred stock. The issuance of the shares of common stock was exempt from the registration requirements of the Securities Act in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

On July 11, 2016, the Company entered into Exchange Agreements with the holders of the Series C Preferred Stock and the holders of the Company’s 6,451,613 warrants to purchase shares of common stock issued December 30, 2015 (the “December 2015 Warrants”), to exchange such securities for shares of newly-authorized Series G Convertible Preferred Stock with a stated value of $1,000 per share (the “Series G Preferred Stock”) and new warrants to purchase shares of common stock (the “Exchange”). The Exchange closed on July 19, 2016 in conjunction with the public offering, and the outstanding 8,740 shares of Series C Preferred Stock and the December 2015 Warrants were exchanged for 13,793 shares of Series G Preferred Stock and new warrants to purchase 10,249,517 shares of the Company’s common stock. On July 6, 2016, stockholders representing approximately 74% of the voting power of the Company approved the Exchange. The Exchange was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof based on the representations of the holders. No commission or other remuneration was paid or given directly or indirectly for soliciting the Exchange.

On August 5, 2016, the Company exchanged an aggregate of $2.1 million of indebtedness and other obligations to various related parties for an aggregate of 5,544,441 shares of common stock and warrants to purchase 3,123,313 shares of the Company’s common stock. On November 15, 2016, the Company exchanged $100,000 of accrued dividends payable to Steven Sramowicz for 222,222 shares of common stock and warrants to purchase 222,222 shares of common stock. The warrants issued have an exercise price of $0.45 per share, are immediately exercisable and have a five-year term. The issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

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On September 15, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) whereby the Company sold to the Investors convertible notes in the aggregate principal amount of $440,000 (the "Notes") and issued to the Investors five-year warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock with an exercise price of $0.40 per share (the “September Warrants”). The Notes do not accrue any interest provided that the Company is not in default under the Notes, have a maturity date of March 15, 2017, and are convertible into shares of the Company’s common stock at a conversion price of $0.25 per share. The Company received net proceeds of approximately $394,500 in connection with this transaction. The issuance of the Notes and September Warrants was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 21, 2016, the Company issued an aggregate of 5,733,945 shares of the Company’s common stock in connection with the conversion of all of the outstanding shares of the Company’s Series B Convertible Preferred Stock. The Company received no consideration in connection with such conversion. The issuance of the shares of the Company’s common stock was exempt from the registration requirements of the Securities Act, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 29, 2016, the Company announced that it had entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire the remaining outstanding equity securities of Genomas, Inc. (“Genomas”) that the Company did not already own, representing approximately 85% of the outstanding equity interests in Genomas, for 1,750,000 shares of the Company’s newly designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”). The Company had previously announced that on July 19, 2016 it acquired approximately 15% of the outstanding equity of Genomas from Hartford Healthcare Corporation (“Hartford”), along with approximately $1.5 million of notes payable to Hartford and certain rights to and license participation in technology that is used by Genomas, for $250,000 in cash.

Under the terms of the Purchase Agreement, the Company also agreed to assume approximately $0.8 million of indebtedness and other obligations of Genomas. The closing of this acquisition is subject to, among other things, receipt of regulatory and licensure approvals as well as other customary closing conditions. The Company anticipates that the transaction will close early in the fourth quarter of 2016.

The Series F Preferred Stock has an aggregate stated value of $1,750,000, and is convertible into shares of the Company’s common stock at any time after the one-year anniversary of the closing date at a conversion price per common share equal to the greater of $1.95 or the average closing sales price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of common shares issuable upon the conversion of the Series F Preferred Stock is 897,436. Holders of the Series F Preferred Stock have voting rights together with the holders of the Company’s common stock as a single class, with each share of Series F Preferred Stock having one vote. The issuance of the shares of Series F Preferred Stock will be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On November 7, 2016, the Company issued 250,000 shares of common stock to a consultant for services rendered. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During the three months ended September 30, 2016, the Company issued 4,974 shares of common stock for the cashless exercise of outstanding warrants. These securities were not registered under the Securities Act, but were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)       Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)       Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

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Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on December 9, 2016.

RENNOVA HEALTH, INC.
By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Director, Chief Executive Officer, President and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Seamus Lagan	Director, Chief Executive Officer, President and Interim Chief Financial Officer	December 9, 2016
Seamus Lagan	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

*	Director	December 9, 2016
Dr. Paul Billings

*	Director	December 9, 2016
Christopher Diamantis

	Director	December 9, 2016
Benjamin Frank

*	Director	December 9, 2016
Michael L. Goldberg

*	Director	December 9, 2016
Robert Lee

*By: /s/ Seamus Lagan

Seamus Lagan

Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
2.1		Agreement and Plan of Merger, dated June 29, 2012, by and among Tegal Corporation, CLBR Acquisition Corp., CollabRx, Inc. and CommerceOne, as Stockholders’ Representative (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 5, 2012).
2.2		Agreement and Plan of Merger, dated as of April 15, 2015, by and among Medytox Solutions, Inc., CollabRx, Inc. and CollabRx Merger Sub, Inc. (incorporated by reference to Annex A to the Registrant's joint proxy statement/prospectus that was part of the registration statement on Form S-4 (Reg. No. 333-205733), filed with the SEC on September 18, 2015).(1)
3.1		Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013).
3.2		Restated Bylaws of Tegal Corporation (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the SEC on November 3, 2006).
3.3		Certificate of Amendment to Certificate of Incorporation of CollabRx, Inc., filed November 2, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.4		Certificate of Designation for Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.5		Certificate of Designation for Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Registrant's Current Report on Form 8-K filed with the SEC on November 6, 2015).
3.6		Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc., filed March 9, 2016 (incorporated by reference to Exhibit 3.6 of the Registrant's Annual Report on Form 10-K filed with the SEC on April 19, 2016).
3.7		Certificate of Designation for Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on December 30, 2015).
3.8		Form of Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 5, 2016).
3.9		Certificate of Designation for Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on July 19, 2016).
3.10	*	Form of Certificate of Designation for Series H Convertible Preferred Stock
4.1		Stockholders Agreement, dated July 12, 2012, by and among Tegal Corporation and the stockholders identified therein (incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
4.2		Warrant Agency Agreement, dated as of December 30, 2015, between Rennova Health, Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the SEC on December 30, 2015).
4.3		Shareholder Rights Agreement, dated as of April 13, 2011, by and between Tegal Corporation and Registrar and Transfer Company (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 8-A filed with the SEC on April 14, 2011).
4.4		Amendment to Shareholder Rights Agreement, dated April 15, 2015, by and between CollabRx, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
4.5		Medytox Solutions, Inc. Senior Secured, Convertible, Redeemable Debenture, effective September 11, 2015 (incorporated by reference to Exhibit 4.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
4.6		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form S-1 (File No. 333-208157) filed with the SEC on December 7, 2015).
4.7	*	Specimen Series H Preferred Stock Certificate.
4.8		Form of Warrant in connection with the Exchange Agreement (a form of the Exchange Agreement is attached hereto as Exhibit 10.115) (incorporated by reference to Exhibit 4.8 to the Registrant's Registration Statement on Form S-1 (File No. 333-211515) filed with the SEC on July 12, 2016).
4.9		Warrant Agency Agreement, dated as of July 19, 2016, between Rennova Health Inc. and Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed with the SEC on July 19, 2016).
4.10		Form of Warrant in connection with the Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.118 of the Registrant's Current Report on Form 8-K filed with the SEC on September 21, 2016).
4.11	*	Form of Underwriter’s Warrant.
5.1	*	Opinion of Akerman LLP, counsel to the Registrant, with respect to the legality of the securities being registered.
10.1	**	Fifth Amended and Restated Stock Option Plan for Outside Directors (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006).
10.2	**	Eighth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 14, 2006).

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Exhibit Number		Description
10.3	**	2007 Incentive Award Plan (incorporated by reference to Appendix A to the Registrant's definitive proxy statement on Schedule 14A, filed with the SEC on July 29, 2007).
10.4	**	Second Amended and Restated Employee Qualified Stock Purchase Plan (incorporated by reference to Appendix C to the Registrant's revised definitive proxy statement on Schedule 14A filed with the SEC on July 29, 2004).
10.5		Form of Stock Option Agreement for Employees from the 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on December 21, 2007).
10.6	**	Form of Non-Qualified Stock Option Agreement for Employees from the Eighth Amended and Restated 1998 Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2004).
10.7	**	Form of Restricted Stock Unit Award Agreement from the Eighth Amended and Restated 1998 Equity Participation (incorporated by reference to Exhibit 10.5.4 to the Registrant's Current Report on Form 8-K filed with the SEC on July 11, 2005).
10.8	**	Restricted Stock Unit Award Agreement between Tegal Corporation and Tom Mika, dated July 5, 2005, (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed with the SEC on July 11, 2005).
10.9	**	Restricted Stock Unit Awards between Tegal Corporation and each of Thomas Mika and Christine Hergenrother, each dated October 7, 2010 (incorporated by reference to Form 8-K filed with the SEC on October 8, 2010).
10.10		Warrant issued to se2quel Partners LLC dated January 14, 2011 (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.11		Warrant issued to se2quel Management GmbH dated January 14, 2011 (incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K filed with the SEC on January 21, 2011).
10.12		Warrant Transfer Agreement and replacement Warrants issued dated March 31, 2012 (incorporated by reference to Exhibit 99.5 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 14, 2012).
10.13		Warrant Transfer Agreement issued dated March 31, 2013 (incorporated by reference to Exhibit 10.13 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.14	**	Employment Agreement, dated June 29, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on July 5, 2012).
10.15		Agreement Not to Compete, dated July 12, 2012, by and between Tegal Corporation and Jay M. Tenenbaum (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.16		Promissory Note issued by Tegal Corporation on July 12, 2012 to Jay M. Tenenbaum (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.17		Promissory Note issued by Tegal Corporation on July 12, 2012 to CommerceNet (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.18	**	Restricted Stock Unit Award Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.19		Indemnity Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K filed with the SEC on July 18, 2012).
10.20	**	Amendment No. 1 to Employment Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on December 7, 2012).
10.21	**	Amendment No. 1 to Restricted Stock Unit Award Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on December 7, 2012).
10.22	**	Employment Agreement, dated February 12, 2013, by and among CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on February 12, 2013).
10.23	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Smruti Vidwans (incorporated by reference to Exhibit 10.23 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.24	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Michelle Turski (incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.25	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Lisandra West (incorporated by reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.26	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Gavin Gordon (incorporated by reference to Exhibit 10.26 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).

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Exhibit Number		Description
10.27	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and John Randy Gobbel (incorporated by reference to Exhibit 10.27 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.28	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and George Lundberg (incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.29	**	Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Jeff Shrager (incorporated by reference to Exhibit 10.29 to the Registrant's Annual Report on Form 10-K filed with the SEC on June 27, 2013).
10.30		Loan and Security Agreement, dated January 16, 2015, between CollabRx, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on January 22, 2015).
10.31		Agreement, dated January 16, 2015, between CollabRx, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on January 22, 2015).
10.32		Parent Support Agreement, dated April 15, 2015, between Medytox Solutions, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.33		Form of Company Support Agreement, dated April 15, 2015, between CollabRx, Inc. and certain Medytox Solutions, Inc. stockholders identified therein (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.34		Stockholders Agreement, dated April 15, 2015, among CollabRx, Inc., Thomas R. Mika and certain Medytox Solutions, Inc. stockholders identified therein (incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.35		Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.36		Agreement regarding Termination of Employment, dated April 15, 2015, among CollabRx, Inc., Medytox Solutions, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.37		Form of Employment Agreement among New Sub, CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.38		Form of Employment Agreement among New Sub, CollabRx, Inc. and Clifford Baron (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K filed with the SEC on April 17, 2015).
10.39		Agreement, dated August 22, 2011, among Trident Laboratories, Inc., its shareholders and Medytox Institute of Laboratory Medicine, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on November 4, 2011).
10.40		Agreement, dated August 22, 2011, among Medical Billing Choices, Inc., its shareholders and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on November 4, 2011).
10.41		Promissory Note, dated as of December 6, 2011, issued by Medytox Solutions, Inc. to Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.42		Convertible Promissory Note, dated as of December 6, 2011, issued by Medytox Solutions, Inc. to Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.43		Security Agreement, dated as of December 6, 2011, among Medytox Solutions, Inc., Medytox Management Solutions Corp., Medytox Institute of Laboratory Medicine, Inc. and Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on December 12, 2011).
10.44		Membership Interest Purchase Agreement, dated as of February 16, 2012, between Marylu Villasenor Hall and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on February 17, 2012).
10.45		Secured Promissory Note, dated February 16, 2012, issued by Medytox Diagnostics, Inc. to Marylu Villasenor Hall (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on February 17, 2012).
10.46		Senior Secured Revolving Credit Facility Agreement, dated as of April 30, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.47		Revolving Promissory Note, dated April 30, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).

II-9

Exhibit Number	Description
10.48	Guaranty Agreement, dated as of April 30, 2012, by Medytox Medical Marketing & Sales, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.49	Guaranty Agreement, dated as of April 30, 2012, by Medytox Diagnostics, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.50	Guaranty Agreement, dated as of April 30, 2012, by PB Laboratories, LLC in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.51	Security Agreement, dated as of April 30, 2012, between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.52	Security Agreement, dated as of April 30, 2012, between Medytox Medical Marketing & Sales, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.7 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.53	Security Agreement, dated as of April 30, 2012, between Medytox Diagnostics, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.8 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.54	Security Agreement, dated as of April 30, 2012, between PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.9 to Medytox's Current Report on Form 8-K/A filed with the SEC on May 21, 2012).
10.55	Amendment No. 1 to Senior Secured Revolving Credit Facility, dated as of July 31, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.56	Amended and Restated Revolving Promissory Note, dated July 31, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.57	Amendment to Convertible Promissory Note, dated as of July 27, 2012, between Medytox Solutions, Inc. and Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.58	Amendment to Security Agreement, dated as of July 27, 2012, among Medytox Solutions, Inc., Medytox Medical Management Solutions Corp. and Medytox Institute of Laboratory Medicine, Inc. in favor of Valley View Drive Associates, LLC (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on August 15, 2012).
10.59	Membership Interest Purchase Agreement, dated as of October 31, 2012, between Medytox Diagnostics, Inc. and Marylu Villasenor Hall (incorporated by reference to Exhibit 10.10 to Medytox's Quarterly Report on Form 10-Q/A filed with the SEC on November 21, 2012).
10.60	Secured Promissory Note, dated October 31, 2012, issued by Medytox Diagnostics, Inc. to Marylu Villasenor Hall (incorporated by reference to Exhibit 10.11 to Medytox's Quarterly Report on Form 10-Q/A filed with the SEC on November 21, 2012).
10.61	Amendment No. 2 to Senior Secured Revolving Credit Facility Agreement, dated as of October 31, 2012, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 17, 2012).
10.62	Amended and Restated Revolving Promissory Note, dated October 31, 2012, issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 17, 2012).
10.63	Stock Purchase Agreement, dated as of December 7, 2012, between Luisa G. Suarez and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.64	Stock Purchase Agreement, dated as of December 7, 2012, between Balbino Suarez and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).

II-10

Exhibit Number		Description
10.65		Secured Promissory Note, dated December 7, 2012, issued by Medytox Diagnostics, Inc. to Balbino Suarez (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.66		Guarantee of Medytox Solutions, Inc., dated December 7, 2012, of Secured Promissory Note issued to Balbino Suarez (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on December 19, 2012).
10.67		Option Agreement, dated as of December 31, 2012, between Joseph Fahoome and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on January 15, 2013).
10.68		Option Agreement, dated as of December 31, 2012, between Robert Kuechenberg and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on January 15, 2013).
10.69		Amendment No. 3 to Senior Secured Revolving Credit Facility Agreement, dated as of February 28, 2013, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC, Biohealth Medical Laboratory, Inc., Advantage Reference Labs, Inc., and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.70		Amended and Restated Revolving Promissory Note, dated February 28, 2013, by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.71		Guaranty Agreement, dated as of January 22, 2013, by Biohealth Medical Laboratory, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.72		Security Agreement, dated as of January 22, 2013, between Biohealth Medical Laboratory, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.73		Guaranty Agreement, dated as of February 28, 2013, by Advantage Reference Labs, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.74		Security Agreement, dated as of February 28, 2013, between Advantage Reference Labs, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K filed with the SEC on March 15, 2013).
10.75		Consulting Agreement, dated May 25, 2011, between Seamus Lagan and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.37 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.76		Consulting Agreement, dated October 3, 2011, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.38 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.77		Consulting Agreement, dated as of October 1, 2012, between Alcimede LLC and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.39 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.78	**	Employment Agreement, dated as of October 1, 2012, between Medytox Solutions, Inc. and Dr. Thomas F. Mendolia (incorporated by reference to Exhibit 10.45 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.79		Stock Purchase Agreement, dated as of January 1, 2013, among Bill White, Jackson R. Ellis and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.46 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.80		Secured Promissory Note, dated January 1, 2013, issued by Medytox Diagnostics, Inc. to Bill White (incorporated by reference to Exhibit 10.47 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.81		Secured Promissory Note, dated January 1, 2013, issued by Medytox Diagnostics, Inc. to Jackson R. Ellis (incorporated by reference to Exhibit 10.48 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.82		Promissory Note, dated March 13, 2013, issued by Alethea Laboratories, Inc. to Summit Diagnostics, LLC (incorporated by reference to Exhibit 10.49 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.83		Membership Interest Purchase Agreement, dated as of January 14, 2013, as amended, among Reginald Samuels, Ralph Perricelli and Medytox Diagnostics, Inc. (incorporated by reference to Exhibit 10.50 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.84		Convertible Debenture, dated April 4, 2013, issued by Medytox Solutions, Inc. to Reginald Samuels (incorporated by reference to Exhibit 10.51 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.85		Convertible Debenture, dated April 4, 2013, issued by Medytox Solutions, Inc. to Ralph Perricelli (incorporated by reference to Exhibit 10.52 to Medytox's Annual Report on Form 10-K filed with the SEC on April 16, 2013).
10.86		Option Agreement, effective as of April 19, 2013, between Christopher E. Diamantis and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on April 26, 2013).

II-11

Exhibit Number		Description
10.87		Option Agreement, effective as of April 19, 2013, between Benjamin Frank and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on April 26, 2013).
10.88		Amendment No. 4 to Senior Secured Revolving Credit Facility Agreement, dated as of June 30, 2013, among Medytox Solutions, Inc., Medytox Medical Marketing & Sales, Inc., Medytox Diagnostics, Inc., PB Laboratories, LLC, Biohealth Medical Laboratory, Inc., Advantage Reference Labs, Inc., International Technologies, LLC, Alethea Laboratories, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.89		Fourth Amended and Restated Revolving Promissory Note, dated June 30, 2013 (effective date July 15, 2013), issued by Medytox Solutions, Inc. to TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.90		Guaranty Agreement, dated as of July 15, 2013, by International Technologies, LLC in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.91		Security Agreement, dated as of July 15, 2013, between International Technologies, LLC and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.4 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.92		Guaranty Agreement, dated as of July 15, 2013, by Alethea Laboratories, Inc. in favor of TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.5 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.93		Security Agreement, dated as of July 15, 2013, between Alethea Laboratories, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.6 to Medytox's Current Report on Form 8-K filed with the SEC on July 24, 2013).
10.94		Amendment, dated July 12, 2013, to the Agreement, dated August 22, 2011, among Medical Billing Choices, Inc., its shareholders and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.53 to Medytox's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013).
10.95	**	Form of Medytox Solutions, Inc. 2013 Incentive Compensation Plan Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on March 19, 2014).
10.96		Stock Purchase Agreement, dated as of March 18, 2014, by and among Clinlab, Inc., Daniel Stewart, James A. Wilson, Medytox Information Technology, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.65 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.97		Form of Purchase Option Agreement between Medytox Solutions, Inc., and each holder of Series B Preferred Stock (incorporated by reference to Exhibit 10.66 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.98		Consulting Agreement, dated March 15, 2014, between Medytox Solutions, Inc. and SS International Consulting, Ltd. (incorporated by reference to Exhibit 10.67 to Medytox's Annual Report on Form 10-K filed with the SEC on March 31, 2014).
10.99		Stock Purchase Agreement, dated as of August 26, 2014, by and among Epinex Diagnostics Laboratories, Inc., Epinex Diagnostics, Inc., Medytox Diagnostics, Inc. and Medytox Solutions, Inc. (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on August 28, 2014).
10.100	**	Agreement for the Retirement as CEO and Release of Any and All Claims by and between Medytox Solutions, Inc. and William G. Forhan, dated August 26, 2014, effective as of September 11, 2014 (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.101		Amendment to Consulting Agreement, by and between Medytox Solutions, Inc. and Alcimede LLC, dated as of September 11, 2014 (incorporated by reference to Exhibit 10.2 to Medytox's Current Report on Form 8-K filed with the SEC on September 12, 2014).
10.102	**	Employment Agreement by and between Medytox Solutions, Inc. and Samuel R. Mitchell, dated as of February 4, 2015 (incorporated by reference to Exhibit 10.1 to Medytox's Current Report on Form 8-K filed with the SEC on February 18, 2015).
10.103	**	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8 (Reg. No. 333-175388) filed with the SEC on July 7, 2011).
10.104		Amendment to Consulting Agreement, by and between SS International Consulting Ltd. and Medytox Solutions, Inc., dated as of June 30, 2015 (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.105	**	Employment Agreement, dated as of September 9, 2015, between Medytox Solutions, Inc. and Jason P. Adams (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.106	**	Amendment to Employment Agreement, dated as of June 16, 2015, between Medytox Solutions, Inc. and Sharon Hollis (incorporated by reference to Exhibit 10.3 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.107		Securities Purchase Agreement, effective September 11, 2015, by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.1 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).

II-12

Exhibit Number		Description
10.108		Form of Guaranty Agreement (incorporated by reference to Exhibit 10.2 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.109		Security Agreement, effective September 11, 2015 by and between Medytox Solutions, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to Exhibit 10.3 to Medytox's Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.110		Form of Security Agreement (incorporated by reference to Exhibit 10.4 to Medytox’s Current Report on Form 8-K filed with the SEC on September 18, 2015).
10.111		Medytox Solutions, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 4.1 to Medytox's Registration Statement on Form S-8 (File No. 333-193047) filed with the SEC on December 23, 2013).
10.112	**	Amendment to the Tegal Corporation 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-8 (File No. 333-210909) filed with the SEC on April 25, 2016).
10.113		Consulting Agreement, dated August 1, 2015, between Medytox Solutions, Inc. and Monarch Capital, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 17, 2016).
10.114		Prepaid Forward Purchase Agreement, dated as of March 31, 2016, among Rennova Health, Inc. and the parties thereto (incorporated by reference to Exhibit 10.114 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 16, 2016).
10.115		Form of Exchange Agreement, dated July 11, 2016 (incorporated by reference to Exhibit 10.115 of the Registrant's Registration Statement on Form S-1 (File No. 3303-211515) filed with the SEC on July 12, 2016).
10.116		Securities Purchase Agreement, dated as of September 15, 2016 (incorporated by reference to Exhibit 10.116 of the Registrant's Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.117		Form of Note in connection with the Securities Purchase Agreement (incorporated by reference to Exhibit 10.117 of the Registrant's Current Report on Form 8-K filed with the SEC on September 21, 2016).
10.118		Stock Purchase Agreement, dated as of September 29, 2016, by and among Genomas, Inc., the Sellers set forth in Schedule D thereto, Medytox Diagnostics, Inc. and Rennova Health, Inc. (incorporated by reference to Exhibit 10.119 of the Registrant's Current Report on Form 8-K filed with the SEC on October 5, 2016).
10.119	**	Executive Transition and Separation Agreement and General Release, dated September 28, 2016, between Rennova Health, Inc. and Jason Adams (incorporated by reference to Exhibit 10.120 of the Registrant's Current Report on Form 8-K filed with the SEC on October 5, 2016).
21.1		List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-211515 filed with the SEC on July 11, 2016).
23.1		Consent of Independent Registered Public Accounting Firm – Green & Company, CPAs.
23.2	*	Consent of Akerman LLP (included in Exhibit 5.1).
24.1		Power of Attorney for Rennova Health, Inc. (included on signature page of registration statement filed on November 8, 2016).
101.INS		XBRL Instance Document.(2)
101.SCH		XBRL Taxonomy Extension Schema Document.(2)
101.CAL		XBRL Taxonomy Extension Calculation Linkbase Document.(2)
101.DEF		XBRL Taxonomy Extension Definition Linkbase Document.(2)
101.LAB		XBRL Taxonomy Extension Label Linkbase Document.(2)
101.PRE		XBRL Taxonomy Extension Presentation Linkbase Document.(2)

(1)	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Rennova Health, Inc. will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.
(2)	Filed as exhibits to the Company's Form 10-K/A for the year ended December 31, 2015, and Form 10-Q for the quarter ended September 30, 2016, filed on May 17, 2016 and November 14, 2016, respectively, with corresponding exhibit numbers, and incorporated herein by reference.
*	To be filed by amendment.
**	Management contract for compensatory plan or arrangement.

II-13